   As filed with the Securities and Exchange Commission on December 21, 1999
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              OPUS360 CORPORATION
               (Exact name of registrant as specified in charter)

           Delaware                        7389                    13-4023714
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                          733 Third Avenue,17th Floor
                            New York, New York 10017
                                 (212) 301-2280
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                                Ari B. Horowitz
                Chairman, Chief Executive Officer and President
                              Opus360 Corporation
                          733 Third Avenue, 17th Floor
                            New York, New York 10017
                                 (212) 301-2280
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                         ------------------------------

                                WITH COPIES TO:

        John J. Suydam, Esq.                   Mark L. Mandel, Esq.
  O'Sullivan Graev & Karabell, LLP            Morrison & Foerster LLP
        30 Rockefeller Plaza                1290 Avenue of the Americas
      New York, New York 10112               New York, New York 10104
           (212) 408-2400                         (212) 468-8000

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                 Title of Each Class                    Proposed Maximum Aggregate      Amount of
            of Securities to be Registered                 Offering Price(1)(2)      Registration Fee
Common stock, $0.001 par value........................          $65,000,000               $17,160

(1) Includes shares that the Underwriters have the option to purchase from the Company solely to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.
                            ------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER   , 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                                         SHARES
                                  COMMON STOCK

    Opus360 Corporation is offering       shares of its common stock. Of the
shares being offered, we are offering       shares to the public generally and
      shares at the initial public offering price to stockholders of Safeguard Scientifics, Inc., one of our principal stockholders, that owned at least 100 shares of common stock of Safeguard as of December 16, 1999. Safeguard or its designees will purchase any shares of common stock that are not purchased by Safeguard stockholders under the Safeguard Subscription Program. Safeguard is an underwriter with respect to the shares offered to the stockholders of Safeguard. Safeguard is not an underwriter with respect to any other shares offered and is not included in the term underwriter as used elsewhere in this prospectus.

    This is our initial public offering, and no public market currently exists for our shares. We will apply to have our shares approved for quotation on the Nasdaq National Market under the symbol "OPUS." We anticipate that the initial
public offering price will be between $         and $         per share.

                            ------------------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 9.

                             ---------------------

                                                              Per Share      Total
                                                              ---------      -----
Underwritten Public Offering:
    Public Offering Price...................................  $            $
    Underwriting Discounts and Commissions..................  $            $
    Proceeds to Opus360.....................................  $            $
Safeguard Subscription Program:
    Public Offering Price...................................  $            $
    Management Fee..........................................  $            $
    Proceeds to Opus360.....................................  $            $
Aggregate Offering Proceeds:................................               $

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Opus360 has granted the underwriters a 30-day option to purchase up to an
additional             shares of common stock to cover over-allotments.

                            ------------------------

ROBERTSON STEPHENS
                BEAR, STEARNS & CO. INC.
                                 J.P. MORGAN & CO.
                                                  E*OFFERING

                            ------------------------

               The date of this prospectus is             , 2000.

                                   [graphics]

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise indicates, references in this prospectus to "Opus360," "we," "us," and "our" refer to Opus360 Corporation and its wholly owned subsidiary, The Churchill Benefit Corporation.

    Until             , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               TABLE OF CONTENTS

                                                                Page
                                                              --------
Summary.....................................................      3
Risk Factors................................................      9
Cautionary Note Regarding Forward Looking Statements; Market
  Data......................................................     23
Use of Proceeds.............................................     24
Dividend Policy.............................................     24
Capitalization..............................................     25
Dilution....................................................     27
Unaudited Pro Forma Condensed Statements of Operations......     28
Selected Financial Data.....................................     30
Management's Discussions and Analysis of Financial Condition
  and Results of Operations.................................     31
Business....................................................     40
Management..................................................     53
Certain Transactions........................................     61
Principal Stockholders......................................     63
Description of Capital Stock................................     65
Shares Eligible for Future Sale.............................     69
Underwriting................................................     71
Legal Matters...............................................     75
Experts.....................................................     75
Where You Can Find More Information.........................     75
Index to Financial Statements...............................    F-1

                            ------------------------

    FREEAGENT.COM, OPUS XCHANGE, OPUSRM, FREEAGENT E.OFFICE, E.PORTFOLIO and our logo are our trademarks or service marks. All other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS," BEFORE INVESTING IN OUR COMMON STOCK.

                              Opus360 Corporation

Our Business

    Opus360 provides a leading integrated web-based solution for putting people and projects together across the labor supply chain. We are one of the pioneers in the use of business-to-business electronic commerce solutions to streamline the procurement and management of professional resources. We have developed an efficient exchange that uses advanced technologies to enable corporations, professional services firms, staffing vendors and other buyers of project-based talent to identify and procure free agents, such as independent professionals, consultants and other knowledge workers with technology, creative, strategic consulting and other expertise. Our exchange also enables free agents to identify and bid for projects, either alone or as part of a team. As of December 16, 1999, over 34,000 free agents were registered with our FREEAGENT.COM service and over 680 organizations had listed project-based assignments. Through co-branding relationships with our strategic partners, we expect that over 1,000,000 additional knowledge workers will be part of our database and eligible to be matched to projects through FREEAGENT.COM by June 30, 2000.

Market Opportunity

    The rapid growth of the Internet economy has fueled demand for knowledge workers with technology, creative, strategic consulting and other expertise which are typically insufficient in organizations. In response, organizations are increasingly relying on external knowledge workers on a project-by-project basis to rapidly implement their e-commerce strategies. International Data Corporation estimates that U.S. corporate spending on outsourcing services will grow from $51 billion in 1998 to $81 billion in 2003. According to the Gartner Group, by 2004, 60% of enterprises will use externally sourced workers to fulfill more than 50% of their information technology-related needs. We estimate that there are currently more than 24 million free agents in the United States, including knowledge workers and other types of project-based and temporary labor. These free agents represent a market with substantial buying power.

Our Solution

    Our integrated web-based solution is designed to optimize the procurement and management of knowledge workers across the labor supply chain. Our solution is comprised of three principal services:

SERVING THE FREE AGENT COMMUNITY. FREEAGENT.COM is a comprehensive vertical portal site that enables free agents to more efficiently access project opportunities and cost effectively manage their independent careers by offering:

    - an Internet community where they can create E.PORTFOLIOS to market themselves to potential clients, search a database of project opportunities and interact with other free agents to share knowledge and form project teams;

    - FREEAGENT E.OFFICE services, available to participating free agents for a monthly fee, that include a broad range of back office and administrative services, such as project invoicing and expense reporting, and corporate-level benefits, such as group health insurance, a 401(k) plan and Opus360 stock options; and

    - a marketplace where we sell corporate products and services to free agents to help them manage their independent businesses.

MATCHING BUYERS WITH PROJECT-BASED TALENT. OPUS XCHANGE is a web-based platform that serves as the hub for our integrated solution. It is designed to enable buyers of project-based talent to seamlessly procure knowledge workers in an exchange-based environment by:

    - using rule-based intelligent search technologies to match individual knowledge workers or teams of knowledge workers with buyers of project-based talent according to their skills, expertise and availability; and

    - streamlining the procurement process by automating the requisition, approval and engagement processes.

    We expect to release an enhanced version of OPUS XCHANGE during the first half of 2000, which will provide more advanced vendor management and performance tracking, and enhanced matching capabilities for buyers of project-based talent by:

    - capturing key performance information in an easily searchable database to help buyers of project-based talent evaluate the efficiency, cost-competitiveness, and quality of their suppliers of project-based talent.

MANAGING LABOR RESOURCES. OPUSRM is a labor resource management service designed to centralize resource and project information and seamlessly integrate with OPUS XCHANGE to enable corporations, staffing vendors, professional service organizations and other buyers of project-based talent to more efficiently manage their internal and external knowledge workers by:

    - increasing labor resource utilization across an organization's entire range of projects, industries, geographic regions and personnel groups in order to reduce downtime costs and improve profitability; and

    - delivering project and resource-related information online, with detailed reporting on project finances and labor resource utilization in order to eliminate the need for labor-intensive, manually generated project and financial reports.

    We introduced FREEAGENT.COM on July 4, 1999 and OPUS XCHANGE on
September 6, 1999, and expect to release OPUSRM during the first half of 2000.

Our Strategy

    Our goal is to be the premier solution for putting people and projects together across the labor supply chain by:

    - building FREEAGENT.COM into the largest free agent community through an aggressive marketing campaign and strategic alliances;

    - attracting large buyers of project-based talent to OPUS XCHANGE through our direct sales force and strategic partners;

    - capturing pertinent data on knowledge workers and organizations to make the labor procurement process more efficient by establishing skills standards for project-based talent and service benchmarks for staffing vendors;

    - attracting clients for our OPUSRM labor resource management service by marketing it as part of an integrated solution to our OPUS XCHANGE users; and

    - pursuing strategic acquisitions and investments in complementary businesses, products and technologies to further enhance our product and service offerings.

Our History

    We were incorporated in Delaware in August 1998 as Enterspect Corporation. We changed our name to Opus360 Corporation in March 1999. Until May 27, 1999, we focused on the development of our strategy and services and the formation of strategic alliances with channel partners. On May 27, 1999, we acquired all of the outstanding stock of The Churchill Benefit Corporation in exchange for shares of our common stock. Since the acquisition, Churchill has been doing business as FREEAGENT.COM and its employee benefit services, which historically had been provided offline, have been integrated into our FREEAGENT E.OFFICE services. For the nine months ended September 30, 1999, our revenues were approximately $0.2 million and consisted solely of the fees charged for our FREEAGENT E.OFFICE services.

Corporate Information

    Our principal executive offices are located at 733 Third Avenue, 17th Floor, New York, New York 10017, and our telephone number is (212) 301-2280. Our websites are WWW.OPUS360.COM and WWW.FREEAGENT.COM. Information contained on our websites does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by Opus360...........  shares

Common stock to be outstanding after this
  offering................................  shares

Use of proceeds...........................  General purposes, including working capital, capital expenditures, expanding our sales and marketing staff,
                                            marketing our brands and potential acquisitions of
                                            technologies, products or businesses which may be
                                            complementary to our business. See "Use of Proceeds."

Proposed Nasdaq National Market symbol....  OPUS

    The number of shares of our common stock outstanding after this offering is based on our shares of common stock outstanding as of November 30, 1999, after giving effect to:

    - the issuance of 189,570 shares of our common stock to CAREERPATH.COM for advertising and other services to be provided under our agreement and to an affiliate of J.P. Morgan & Co., Incorporated, one of the representatives of the underwriters, for consulting services; and

    - the assumed issuance of 300,000 shares of our common stock upon the exercise of certain warrants owned by Greenhill & Co., LLC, which acts as a financial advisor to us, which terminate upon consummation of this offering at an exercise price of $4.61 per share.

    The common stock to be outstanding after this offering excludes:

    - additional shares of our common stock to be issued to the former stockholder of Churchill as described under "Unaudited Pro Forma Condensed Statements of Operations;"

    - 3,610,300 shares of our common stock issuable at a weighted average exercise price of $1.44 per share upon the exercise of stock options outstanding at November 30, 1999, 810,342 shares of which (including shares of our common stock issuable upon the exercise of options which automatically vest upon the consummation of this offering) are currently exercisable;

    - 489,700 shares of our common stock reserved at November 30, 1999 for future grant under our stock option plan;

    - 720,365 shares of our common stock issuable at a weighted average exercise price of $1.29 per share upon the exercise of warrants outstanding at November 30, 1999, all of which are currently exercisable;

    - shares of our common stock issuable upon the exercise of additional warrants that will be issued to a provider of advertising services on a monthly basis prior to the consummation of this offering, the number of warrants to be issued each month to be based upon the fair market value of our common stock on the date of issuance of the warrants;

    - 300,000 shares of our common stock issuable to Greenhill & Co., LLC upon the exercise of a warrant to be issued upon the completion of a specified number or aggregate value of acquisitions having an exercise price per share equal to the fair market value of our common stock on the date of issuance of the warrants; and

    - an additional 300,000 shares of common stock issuable upon the exercise of an additional warrant to be issued to Greenhill upon the completion of a specified number or aggregate value of acquisitions, and having an exercise price equal to the fair market value of our common stock on the Nasdaq National Market on the date of issuance of the additional warrant.

    In addition, except as otherwise indicated, we have presented information in this prospectus based on the following assumptions:

    - the mandatory conversion of all outstanding shares of our preferred stock into 16,960,727 shares of our common stock on the closing of this offering;

    - the underwriters do not exercise their over-allotment option; and

    - all of the shares offered in the Safeguard Subscription Program are purchased by stockholders of Safeguard.

                         SAFEGUARD SUBSCRIPTION PROGRAM

    As a part of this offering, we are offering shares of our common stock to stockholders of Safeguard that owned at least 100 shares of Safeguard common stock on December 16, 1999 in the Safeguard Subscription Program. The program is described in greater detail in the section of this prospectus entitled "Underwriting--Safeguard Subscription Program."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The following table presents our summary historical and pro forma financial information with respect to Opus360. The pro forma data gives effect to the May 27, 1999 acquisition of Churchill, as if the acquisition had occurred on January 1, 1998. You should read the information set forth below in conjunction with "Unaudited Pro Forma Condensed Statements of Operations," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Opus360 and Churchill and the notes to those financial statements included elsewhere in this prospectus.

                                                      Period from August 17,
                                                         1998 (inception)
                                                       through December 31,       Nine Months Ended
                                                               1998              September 30, 1999
                                                      -----------------------   ---------------------
                                                        Actual     Pro Forma     Actual     Pro Forma
                                                      ----------   ----------   ---------   ---------
                                                           (in thousands, except per share data)
Statement of Operations Data:
Total revenues......................................    $    --      $   799    $     241   $     540
Gross profit........................................         --          731           43         313
Total operating expenses............................      1,041        2,569       12,816      13,805
Loss from operations................................     (1,041)      (1,839)     (12,773)    (13,492)
Net loss............................................    $(1,035)     $(1,830)   $ (12,495)  $ (13,214)
Basic and diluted net loss per share................    $ (0.17)     $ (0.27)   $   (1.89)  $   (1.90)
Weighted average number of shares used in
  calculating basic and diluted net loss per
  share.............................................      6,080        6,711(1)     6,626       6,963(1)
Pro forma basic and diluted net loss per share(2)...    $ (0.10)     $ (0.16)   $   (0.53)  $   (0.55)
  Pro forma weighted average number of shares used
    in calculating basic and diluted net loss per
    share(2)........................................     10,716       11,347(1)    23,587      23,924(1)

------------------------

(1) Reflects the issuance of shares of our common stock in the Churchill acquisition as if the shares were outstanding for the entire period presented.

(2) Reflects the automatic conversion of our outstanding preferred stock into our common stock on a share-for-share basis on the consummation of this offering.

    The following table presents our consolidated balance sheet data as of September 30, 1999: on an actual basis; on a pro forma basis to give effect to the mandatory conversion of all outstanding shares of our preferred stock into shares of common stock on the closing of this offering; and on a pro forma as
adjusted basis to give effect to the sale of       shares of common stock that
we are offering under this prospectus at an assumed initial public offering
price of $      per share, after deducting underwriting discounts and
commissions and estimated offering expenses payable by us.

                                                                   As of September 30, 1999
                                                              ----------------------------------
                                                                                      Pro Forma
                                                               Actual    Pro Forma   As Adjusted
                                                              --------   ---------   -----------
                                                                        (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities............  $40,720     $40,720      $
Working capital.............................................   37,601      37,601
Total assets................................................   46,847      46,847
Temporary equity(1).........................................    1,225       1,225
Convertible preferred stock.................................       17          --
Total stockholders' equity..................................  $39,237     $39,237      $

------------------------

(1) Reflects amounts paid to the former owner of Churchill, subject to put rights which were subsequently rescinded in December 1999. Amounts will be reclassed to permanent equity in December 1999.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

       Risks Related to Our Financial Condition and to Our Business Model

Our limited operating history, particularly in light of our recent inception, makes it difficult for you to evaluate our business and to predict our future success.

    We were founded in August 1998, and our limited operating history will make it difficult to forecast our future operating results. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a new business, many of which are beyond our control. The uncertainty of our future performance and the uncertainties of our operating in a new and expanding market increases the risk that the value of your investment in our common stock will decline.

We have never been profitable, and we expect that our losses will continue for the foreseeable future.

    We have incurred net losses and have never been profitable. We expect to incur net losses for the foreseeable future and may never become profitable. We incurred net losses of $1.0 million for the period from August 17, 1998 (our inception) to December 31, 1998 and $12.5 million for the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of $13.5 million. Our operating and net losses have increased for each of the fiscal quarters of our operating history and we expect that this trend will continue.

    We expect to substantially increase our sales and marketing, service and product development and general and administrative expenses. As a result, we will need to generate significant additional revenues to achieve and maintain profitability in the future. Although our revenues have grown in recent quarters, we cannot be certain that this growth will continue or that we will achieve profitability. If our revenues fail to grow at the rates that we anticipate and we fail to adjust our operating expense levels accordingly, or if our operating expenses increase without a commensurate increase in our revenues, our operating and net losses will increase further. If we do become profitable in any period, we cannot be certain that we will sustain or increase profitability on a quarterly or an annual basis.

Our operating results may vary from quarter to quarter in future periods and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or to decline.

    Our operating results in any future quarter may be below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall. Our operating results in any quarter will be harmed if our revenues for that quarter fall below our expectations and we are not able to quickly reduce our operating expenses in response. Our operating expenses, which include sales and marketing, service and product development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. As a result, our ability to rapidly adjust these expenses is limited.

Our business model is unproven, and we may not become profitable if we are unable to adapt it to changes in our market.

    If we are unable to anticipate changes in the market for labor procurement and management solutions, or if our business model is not successful, we may not be able to expand our business or successfully compete with other companies. Our current business model depends upon the Internet to enable us to build and deliver a comprehensive labor procurement and management solution. However, the market for these kinds of Internet-based solutions is at an early stage of development and we may be unable to implement our business plan fully or obtain broad acceptance of our products and services either by organizations or by free agents. Our revenue model and profit potential are also unproven. We may be required to further adapt our business model in response to additional changes in the market for these solutions, or if our current business model is not successful.

If we are unable to obtain additional financing, we may not be able to continue or expand our operations.

    Since our inception, our operating activities have used more cash than they have generated. Because we will continue to need substantial amounts of working capital to fund the growth of our business, we expect to experience significant negative operating cash flows for the foreseeable future. We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced products or services, to respond to competitive pressures or to acquire complementary businesses, products or technologies. If we raise additional funds through the issuance of equity securities or convertible debt securities, you may experience substantial dilution of your percentage ownership of our company. In addition, these securities may have powers, preferences and rights that are preferential to the holders of our common stock and may limit our ability to pay dividends on our common stock. We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms or not available at all, we may be unable to successfully promote our products and services, fund our expansion, develop or enhance our products or services, respond to competitive pressures or take advantage of acquisition opportunities.

                 Risks Related to Our Markets and Our Strategy

Our revenues will not grow if the Internet does not become a proven recruitment and project search medium.

    If we are unable to compete with traditional methods for recruiting free agent talent and searching for and securing project assignments, our revenues will not increase. The future of our business is dependent on the acceptance by knowledge workers and buyers of project-based talent of the Internet as an effective means to procure labor and to search for and transact project-based work assignments. To date, only a small percentage of U.S. businesses engage in any recruiting activities online. The online recruitment and project-based work search market is new and is rapidly evolving, and we do not yet know how effective online recruiting and project searching will be compared to traditional recruitment and project search methods. The adoption of online recruiting and project searching, particularly among organizations and knowledge workers who have historically relied upon traditional recruiting and project searching methods, requires the acceptance of a new way of conducting business, exchanging information, advertising and searching for project-based work. Many potential buyers of project-based talent have little or no experience using the Internet for recruiting, and only a limited number of the free agents who are currently searching for project assignments have experience using the Internet in connection with their searches. As a result, we may not be able to effectively compete with traditional recruiting and project-based work search methods.

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We will not be able to execute our business model if use of the Internet does not continue to grow.

    If use of the Internet does not continue to grow, we may not be able to meet our business objectives or expand our operations. Use of the Internet may be inhibited by any of the following factors:

    - the Internet infrastructure may be unable to support the demands placed on it, or its performance and reliability may decline as usage grows;

    - websites may be unable to provide adequate security and authentication of confidential information contained in transmissions over the Internet; or

    - the Internet industry may be unable to adequately respond to privacy concerns of potential users.

We will not be able to fully implement our solution if we do not successfully launch OPUSRM and release our enhanced version of OPUS XCHANGE on a commercial basis.

    Our business model contemplates that our existing FREEAGENT.COM website will be integrated with OPUS XCHANGE and OPUSRM services. However, we have not yet introduced our OPUSRM service, or released our enhanced version of OPUS XCHANGE, on a commercial basis, and may not succeed in doing so. If we are unable to offer these services on a widespread basis, or if we encounter delays in doing so, our service offerings may be less attractive to potential customers, which will reduce our revenues and prospects for growth.

We will not be able to maintain or increase the number of free agents who purchase our FREEAGENT E.OFFICE services if our vendors do not provide the back-office administrative services that these free agents require.

    We rely on a single vendor, Automatic Data Processing, to provide payroll processing services, including the preparation of IRS Form W-2s and other tax forms, for our FREEAGENT E.OFFICE employees. We also rely on vendors to deliver the 401(k) plan and the group health, life insurance and disability insurance coverage that we offer to free agents through our FREEAGENT E.OFFICE services program. If our current or future vendors fail to perform, or fail to deliver, these back-office administrative services for our FREEAGENT E.OFFICE employees in a professional, reliable and timely manner or fail to improve their services for these free agents in accordance with market requirements from time to time, we will not be able to maintain or increase the number of free agents who purchase our FREEAGENT E.OFFICE services, which will impair our ability to increase our revenues. Our standard agreement with free agents who purchase our FREEAGENT E.OFFICE services is generally subject to termination by us or the free agent at any time upon 30 days' prior written notice provided conditions are met. A significant number of terminations could substantially reduce our revenues.

Our revenues will not increase if we do not successfully develop awareness of our brand names.

    If we fail to successfully promote and maintain our FREEAGENT.COM, OPUS XCHANGE or OPUSRM brand names, fail to generate a corresponding increase in revenues as a result of our branding efforts, or encounter legal obstacles in connection with our continued use of our brand names, our revenues will not increase and our prospects for growth will be diminished. We believe that continuing to build awareness of each of our brand names is critical to achieving widespread acceptance of our services. We believe that brand recognition will become a key differentiating factor among providers of project-based talent procurement and management solutions as competition in the market for these solutions increases. We will be unable to maintain and build brand awareness if we do not succeed in our marketing efforts, provide high quality services and increase the number of buyers and sellers of project-based talent using our services.

Our revenues will not increase and we will not become profitable if we do not increase the number of transactions that are effected through the OPUS XCHANGE marketplace.

    We expect to release an enhanced version of our OPUS XCHANGE service on a commercial basis during the first half of 2000. Once this enhanced version is released, if we are unable to increase the volume of transactions between buyers and sellers of project-based talent in the OPUS XCHANGE marketplace, our revenues may not increase. Our business model assumes that a growing percentage of our future revenues will be based upon project assignment transactions and project listing fees paid by organizations that procure project-based talent through the OPUS XCHANGE marketplace, and we anticipate that these revenues will generate higher gross margins than our sole historical source of revenues, the fees paid by free agents who purchase our FREEAGENT E.OFFICE services. Accordingly, our future revenues and improvement in our gross profit margin will depend to a large extent on the number of listings and project assignments that are originated by buyers and sellers of project-based talent in the OPUS XCHANGE marketplace.

    Our ability to increase transaction volume in the OPUS XCHANGE marketplace depends in large part on our ability to build a critical mass of buyers and sellers of project-based talent. If we are unable to increase the number of free agents who participate in the OPUS XCHANGE marketplace through FREEAGENT.COM and to attract more buyers of project-based talent to the OPUS XCHANGE marketplace, our services will not be perceived to provide an effective market for project-based talent, and demand for our services will decrease. To attract and maintain free agents, we must build a critical mass of organizations that seek to obtain the services of free agents for specific projects. Similarly, organizations requiring project-based talent must perceive value in participating in our OPUS XCHANGE marketplace, which, in part, will depend on the number of free agents who participate in the marketplace. These free agents must possess a sufficient variety of skills in order to render their services attractive. To date, we have not charged organizations to list project assignments in our OPUS XCHANGE marketplace, or charged organizations that procure free agents to complete a project, and our plans to charge for these services, commencing in the first quarter of 2000, may limit the number of organizations that are willing to list their assignments.

Our efforts to attract buyers and sellers of project-based talent to the OPUS XCHANGE marketplace may not be successful if they are not properly supported by our channel partners.

    If we are unable to establish additional strategic alliances with channel partners, our ability to enhance the demand for and supply of project-based talent in our OPUS XCHANGE marketplace will be diminished. Our existing agreement with CAREERPATH.COM may limit our ability to enter into agreements with new channel partners. In addition, our channel partners may not successfully direct buyers and sellers of project-based talent to our OPUS XCHANGE marketplace. If our channel partners fail to successfully support our efforts to direct suppliers and users of project-based talent to our OPUS XCHANGE marketplace, or if the extent of this incoming traffic to our OPUS XCHANGE marketplace is less than anticipated, our revenues will not increase.

Our OPUSRM service may not be accepted by customers.

    Before making any commitment to use our OPUSRM service, potential users will likely consider a wide range of issues, including service benefits, integration, interoperability with legacy systems, scalability, functionality and reliability. Prospective users will generally need to change established project-based talent procurement practices and operate their businesses in new ways. Because our OPUSRM service represents a new, Internet-based approach for most organizations to manage and allocate their project-based talent resources, those persons responsible for the use or approval of our OPUSRM service within these organizations will be addressing these issues for the first time. If our OPUSRM service is not attractive to our potential customers revenues from this service will not increase. In addition, if systems integrators fail to adopt and support OPUSRM as a labor resource management tool, our ability to reach our target customers in this market may be diminished.

Our lengthy sales cycle for OPUSRM could delay the growth of our revenues and increase our expenditures.

    Our OPUSRM service is a new and commercially untried labor resource management tool, and will not be commercially introduced until the first half of 2000. We may face significant delays in the acceptance of OPUSRM. We will not be able to recognize any revenues during the period in which a potential customer evaluates whether or not to use OPUSRM, and this period may be substantial. The decision of a customer to use our OPUSRM service may be expensive, time consuming and complex and may require an organization to make a significant commitment of resources. As a result, we will have to expend valuable time and resources to educate interested persons at all levels in these organizations on the use and benefits of the service. Our expenditure of substantial time and resources to persuade customers to use our OPUSRM service or an unexpectedly long sales and implementation cycle for our OPUSRM service will have a negative impact on the timing of our revenues. Since we have not yet launched our OPUSRM service, we cannot predict how long the average sales and implementation cycle will be, and we may be unable to adapt our business model accordingly if the average cycle is longer than expected.

If we are unable to hire and retain highly skilled personnel, we will not be able to grow and to compete effectively.

    The loss or departure of any of our officers or key employees could impair our ability to implement our business model and could lower our revenues. Our future success depends to a significant extent on the continued service of the members of our management team, in particular, Ari B. Horowitz, our Chairman, Chief Executive Officer and President. Our future success will also depend to a significant extent on our ability to attract and retain senior management, experienced sales and marketing personnel, software developers, qualified engineers and other highly skilled personnel. Competition for these highly skilled employees is intense, particularly in the Internet industry. We may experience difficulty from time to time in hiring the personnel necessary to support the growth of our business.

If we are unable to successfully introduce new or enhanced services, products or features, our sales may decline.

    We may not be able to increase our sales if we are unable to develop and introduce new or enhanced services or products, or if these services or products do not achieve market acceptance. In addition, in order to remain competitive, we believe that we must continually improve the responsiveness, functionality and features of our existing services and products. However, we may not succeed in developing or introducing features, functions, services or products that buyers of project-based talent or free agents find attractive. We expect to introduce enhanced services, products and features in order to respond to:

    - rapidly changing technology in online project-based talent procurement and management;

    - evolving industry standards, including both formal and de facto standards, relating to online labor procurement and management;

    - developments and changes relating to the Internet;

    - competing services and products that offer increased functionality; and

    - changes in the requirements of buyers of project-based talent and free agents.

If any new or enhanced service, product or feature that we introduce is not favorably received, the public's perception and the reputation of our brands could suffer irreparable damage.

If we cannot compete successfully, our revenues will decrease and we may never become profitable.

    Due to competition, we may experience reduced use of our services and lower margins on our services and products. If we are unable to compete effectively with current or future competitors, our revenues will decrease and we will be unable to grow our business.

    The market for project-based talent procurement and management solutions is intensely competitive and highly fragmented. Our three primary services compete with a combination of online and offline companies that provide competing solutions, including traditional companies providing benefits and services to independent professionals, traditional and online recruiting and job-posting services, and developers of enterprise resource planning solutions.

    Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than we do. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their businesses or to offer more comprehensive solutions.

If we fail to manage our growth, our revenues may not increase and we may incur additional losses.

    Since we have only been in business a short time, our expansion has placed, and will continue to place, significant strains on our infrastructure, management, internal controls and financial systems. Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the growth of our business, we will need to hire, train and retain appropriate personnel to manage our operations. We will also need to improve our financial and management controls, reporting systems and operating systems. We may encounter difficulties in developing and implementing these new systems. Our management has limited experience managing a business of our size and no experience managing a public company. If we are unable to manage our growth effectively and maintain the quality of our products and services, our business may suffer.

Any acquisitions of technologies, products or businesses that we make may not be successful, may cause us to incur substantial additional costs, and may require us to incur indebtedness or to issue debt or equity securities on terms that may not be attractive.

    We may acquire technologies, products or businesses that are complementary to our business. We have only limited experience in integrating an acquisition into our business. The process of integration may produce unforeseen operating difficulties and expenditures and may divert management attention away from the ongoing development of our business. We may never achieve the benefits that we might anticipate from a future acquisition. If we make future acquisitions, we may issue shares of our capital stock that dilute other stockholders, incur debt, assume significant liabilities or create additional expenses related to amortizing goodwill and other intangible assets, any of which might reduce our reported earnings and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that restrict our business or that impose on us costs that reduce our net income.

        Risks Related to Our Technology Infrastructure and the Internet

We may experience reduced visitor traffic, reduced revenue and harm to our reputation if any system failures result in unexpected network interruptions.

    Any system failure that we may experience, including network, software or hardware failures, that causes an interruption in the delivery of our products and services or a decrease in responsiveness of our services could result in reduced use of our services and damage to our reputation and brands. Our servers and software must be able to accommodate a high volume of traffic by organizations and free agents to OPUS XCHANGE and FREEAGENT.COM. We have experienced system interruptions in the past, and we believe that these interruptions will occur from time to time in the future, particularly as traffic to our site increases. We may not be able to expand and adapt our network infrastructure at a pace that will be commensurate with the additional traffic increases. We do not currently maintain business interruption insurance and our other insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our service.

Our services may contain defects or errors that could damage our reputation.

    The services that we have developed and that we currently plan to introduce are complex and must meet the stringent technical requirements of our customers. We must develop our services quickly to keep pace with the rapidly changing industry in which we operate. The services that are as complex as ours are likely to contain undetected errors or defects, especially when first introduced or when new versions are released. In addition, our services may not properly operate when integrated with the systems of our customers.

    While we continually test our services for errors and work with customers through our customer support services to identify and correct bugs, errors in our services may be found in the future. Testing for errors is complicated in part because it is difficult to simulate or anticipate the computing environments in which our customers use our services. Our services may not be free from errors or defects even after they have been tested, which could result in the rejection of our services and damage to our reputation, as well as lost revenue, diverted development resources, and increased support costs.

Breaches of our network security could increase our costs and damage our reputation.

    Our FREEAGENT.COM service contains FREEAGENT E.OFFICE and E.PORTFOLIO data for many of the free agents in our FREEAGENT.COM community. In addition, following their release, our OPUSRM and enhanced OPUS XCHANGE services will contain resource and project information for organizations. As a result, we may become liable to any of those free agents or organizations that experience losses due to any security failures in our services. Unauthorized persons that penetrate our network security could misappropriate proprietary information or cause interruptions in our services. Misappropriation of proprietary information or interruptions of our services could result in reduced traffic to our FREEAGENT.COM website and reduce demand for our OPUS XCHANGE or OPUSRM services. As a result, we may be required to expend capital and resources to protect against or to alleviate security breaches, which could reduce our profitability.

Computer viruses could disrupt our systems, which could reduce demand for our services and damage our reputation.

    Computer viruses may cause disruptions of our services and the loss of information saved on our servers by free agents and organizations that seek project-based talent. These viruses could reduce demand for our services, and damage our reputation in the markets in which we compete. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability for any damages incurred by third parties.

We may become subject to burdensome government regulations and legal uncertainties affecting the Internet which could increase our expenses or limit the scope of our operations.

    Legal uncertainties and new regulations relating to the use of the Internet could increase our costs of doing business, prevent us from delivering our products and services over the Internet or slow the growth of our business. To date, governmental regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment relating to the Internet is uncertain and may change. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues which include:

    - user privacy;

    - civil rights and employment claims;

    - consumer protection;

    - libel and defamation;

    - copyright, trademark and patent infringement;

    - pricing controls;

    - characteristics and quality of products and services;

    - sales and other taxes; and

    - other claims based on the nature and content of Internet materials.

    In addition, any imposition of state sales and use taxes imposed on the products and services sold over the Internet may decrease demand for products and services that we sell over the Internet. The U.S. Congress has passed legislation which limits until October 21, 2001 the ability of states to impose any new taxes on Internet-based transactions. If Congress does not renew this legislation, any subsequent imposition of state taxes on Internet-based transactions could limit the demand for our services or increase our expenses.

Our year 2000 compliance efforts may involve significant time and expense, and uncorrected or undetected problems could prevent us from operating or impose substantial costs upon our business.

    The risks posed by year 2000 issues, which arise because computer systems and software products may be unable to distinguish between twentieth century dates and twenty-first century dates, could harm our business in a number of significant ways. Both before and after January 1, 2000, computer systems and software used by many companies in a wide variety of industries will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. If we experience disruptions as a result of the year 2000 problem, our revenue could decline and we may incur significant costs to correct any problems. Although we believe that our products, services and technology, which were generally developed after the year 2000 issues became widely known to the public, are year 2000 compliant, our systems and technology could be impaired or cease to operate due to year 2000 problems. We may face claims based on year 2000 issues arising from the integration of multiple products, including ours, within an overall system. Our customers may also cease or delay the purchase and installation of new complex systems, such as our enhanced version of OPUS XCHANGE, as well as OPUSRM, as a result of their own internal year 2000 testing.

    Our products and services are integrated with the systems of other organizations, that use our software to procure project-based talent and to interact with the free agent community over the networks of Internet service providers. If their software processes information erroneously, or fails to deliver information or to otherwise operate, as a result of their failure to process information relating to year 2000 issues, our services will not be properly delivered. If this occurs, our products may become less attractive to potential customers.

  Risks Related to Intellectual Property Matters and to Intellectual Property
                                     Rights

Defending against intellectual property infringement claims, including an existing claim relating to our use of the service mark FREE AGENT, could be time consuming and expensive, and any liabilities imposed on us for infringing on the intellectual property rights of others could require us to pay significant damages or disrupt our business.

    Successful intellectual property infringement claims against us could result in monetary liability or a material disruption in our operations. We cannot be certain that our services, products, content, technology and brand names do not or will not infringe upon valid patents, copyrights or other intellectual property rights held by others. We expect that the number of infringement claims will increase as more participants enter our markets. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. In the event of a successful infringement suit against us, we could be liable for substantial damages and be required to pay substantial royalties for our use of third party intellectual property or be prohibited from using third party intellectual property in our products or services. Any of these outcomes could reduce our revenues and prospects for growth.

    In July 1999, we received a letter from counsel to the San Jose Mercury News alleging that our use of the service mark FREE AGENT and our registration of the domain name WWW.FREEAGENT.COM with Network Solutions, Inc. infringed upon the Mercury News' federal registration of the mark FREE AGENT for a computerized online matching service and violated Network Solutions' Domain Name Dispute Policy. The letter requested that we cease all use of the mark FREE AGENT for online job searching services and transfer the domain name WWW.FREEAGENT.COM to the Mercury News. We believe we have valid defenses to the claims. However, in the event we are not able to resolve this issue with the Mercury News and it decides to bring an infringement claim against us, or to initiate an arbitration proceeding against us with Network Solutions under Network Solutions' Domain Name Dispute Policy, we would likely incur significant expense in defending against the claim or in connection with arbitration proceedings. In addition, if a claim of infringement is made and we are not successful in defending against the claim, we could be liable for substantial damages. We could also be required to cease use of the FREE AGENT mark and transfer our WWW.FREEAGENT.COM domain name to the Mercury News. We have expended, and will continue to spend, substantial amounts in order to promote the FREEAGENT.COM brand name, the benefits of which would be lost if we could no longer use that mark. In addition, we would need to incur substantial new expenses to promote a new brand name. Until such time as free agents and buyers of project-based talent became aware of any new brand name and website, our transaction volume could be substantially limited.

We may be unable to obtain U.S. trademark registration for our brands or to protect our other proprietary intellectual property rights.

    If we fail to obtain federal trademark or service mark registrations for our marks and any related derivative marks, our promotion of these marks as our brands could be disrupted. If we are unable to secure the rights to use these marks and related derivative marks, a key element of our strategy of promoting these marks as brands in our target markets could be disrupted. To date, we have filed intent to use applications for several of our service marks, including OPUS360, OPUS FREEAGENT, FREEAGENT.COM, FREEAGENT, OPUS XCHANGE and FREEAGENT XCHANGE, but we have not filed applications for OPUSRM, FREEAGENT E.OFFICE or E.PORTFOLIO. Adverse outcomes to our applications for these marks, any failure to register our marks, or any related litigation, should it occur, could result in our being limited or prohibited from using our marks and related derivative marks in the future.

If we fail to protect our patents, copyrights or other intellectual property rights, other parties could appropriate our proprietary properties, including our technology.

    The unauthorized reproduction or other misappropriation of our intellectual property, including our technology, could enable third parties to benefit from our intellectual property without paying us. If this were to occur, our revenues would be reduced, and our competitors may be able to compete with us more effectively. The steps we have taken to protect our proprietary rights in our intellectual property may not be adequate to deter misappropriation of their use. We may not be able to detect unauthorized use of our intellectual property or take appropriate steps to enforce our intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. The proceedings also could involve a high degree of risk that we will not succeed in protecting our rights to the technology that we develop.

We may not be able to access third party technology which we depend upon to conduct our business and as a result we could experience delays in the development and introduction of new services or enhancements of existing services.

    If we lose the ability to access third party technology which we use, are unable to gain access to additional products or are unable to integrate new technology with our existing systems, we could experience delays in our development and introduction of new services and related products or enhancements until equivalent or replacement technology can be accessed, if available, or developed internally, if feasible. If we experience these delays, our revenues could be substantially reduced. We license technology that is incorporated into our services and related products from third parties, including Microsoft Corporation, for database technology. In light of the rapidly evolving nature of Internet technology, we may increasingly need to rely on technology licensed to us by other vendors. Technology from our current or other vendors may not continue to be available to us on commercially reasonable terms, or at all.

We may be liable for substantial payments as a result of information retrieved from or transmitted over the Internet.

    We may be sued for defamation, civil rights infringement, negligence, copyright or trademark infringement, personal injury, product liability or other legal claims relating to information that is published or made available on FREEAGENT.COM and the other sites linked to it. These types of claims have been brought, sometimes successfully, against other online services in the past. We could also be sued for the content that is accessible from FREEAGENT.COM and through links to other Internet sites or through content and materials that may be posted by members in chat rooms or on bulletin boards. We also offer e-mail services, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or interruptions or delays in email service. Our insurance does not specifically provide for coverage of these types of claims and therefore may not adequately protect us if we are required to make these types of payments. In addition, we could incur significant costs in investigating and defending these types of claims, even if we ultimately are not liable.

 Risks Related to Regulatory Compliance and Adverse Regulatory Interpretations

We may be subject to the unfavorable interpretation of government regulations.

    As an employer, we are subject to all federal, state and local statutes and regulations governing our relationships with our employees and affecting businesses generally. In addition, by entering into employment agreements with free agents, FREEAGENT.COM is affected by specifically applicable licensing and other regulatory requirements and by uncertainty in the application of numerous federal and state laws relating to labor, tax and employment matters. These laws include the U.S. Family Medical Leave Act, the Fair Labor Standards Act and the Americans With Disabilities Act, as well as state laws relating to workers compensation, unemployment benefits, minimum wages and medical and pregnancy issues. Many of these laws do not specifically address the obligations and responsibilities of non-traditional employers such as us. Because we expect to be subject to some or all of these laws in each state in which we have employees, our expenses to comply with these laws may be substantial. Interpretive issues concerning these types of relationships have arisen and remain unsettled.

    Uncertainties arising under state law include the compliance requirements to which FREEAGENT.COM is subject under state employee leasing, employment agency or temporary employment laws, as well as under other state laws. FREEAGENT.COM has attributes that could be seen as potentially triggering compliance requirements under some of these laws. Some states regulate employee leasing companies, employment agencies and temporary staffing companies, while most states focus on only one or two of these types of businesses. State statutory and regulatory definitions and requirements concerning these types of businesses are occasionally similar, but generally all of them differ in several important respects. If we are governed by any of these statutes or regulations, we may be subject to licensing requirements and financial oversight. The length of time for us to obtain any regulatory approval required to begin or continue operations could vary from state to state, and there can be no assurance that we will be able to satisfy the licensing requirements or other applicable regulations of any particular state in which we have already begun to operate or intend to operate, that we will be able to provide the full range of FREEAGENT E.OFFICE services currently offered or that we will be able to operate profitably within the regulatory environment of any state in which we do decide to obtain regulatory approval. We expect to incur substantial expenses in order to comply with these laws and could be subject to substantial penalties for failing to comply with these laws.

Uncertainties in the application of federal tax and employee benefits laws to our business could limit our ability to provide benefits that will attract free agents.

    Uncertainties arising under the Internal Revenue Code of 1986, as amended, and ERISA include the qualified tax status and favorable tax status of some of the benefit plans that we provide. For example, the IRS could determine that free agents who purchase our FREEAGENT E.OFFICE services are not our employees under the provisions of the Code and ERISA relating to employee benefit plans such as the 401(k) plan we offer. If the IRS made such a determination, neither free agents who pay for our FREEAGENT E.OFFICE services nor we would be permitted to make tax deferred contributions to our 401(k) plan. Similarly, the IRS or other taxing authorities could determine that free agents who purchase our FREEAGENT E.OFFICE services are not our employees under federal, state or local laws and regulations providing for the favorable tax treatment of payments made for group health, disability and life insurance benefits provided as part of our FREEAGENT E.OFFICE services or for purposes of receiving incentive stock options under our stock option plan. If an adverse determination was made as to the employee status of free agents who purchase our FREEAGENT E.OFFICE services under one or more of these federal, state or local laws and regulations, our FREEAGENT E.OFFICE services would become less attractive to our registered free agents since we would no longer be able to provide those valuable corporate-style benefits as part of our FREEAGENT E.OFFICE services. As a result, it is likely that our revenues would be adversely affected and our ability to attract free agents to FREEAGENT.COM would likely be harmed.

    In contrast to our method of reporting for purposes of generally accepted accounting principles under which we only report as revenues the fees received from free agents who purchase our FREEAGENT E.OFFICE services, for tax purposes we will report as revenues the gross billings we receive from organizations for the services rendered by these free agents. Upon receipt of the gross billings from these organizations, we pay or reimburse the free agents' project-related expenses, pay the premiums for the free agents' health, disability and life insurance, make the free agents' desired 401(k) contributions and withhold any required federal, state and local taxes. We then remit the remaining funds to the free agent as wages and salaries, treating the free agents' project-related expenses, the premiums for health, disability and life insurance and 401(k) contributions as deductible expenses for tax purposes. In the event free agents who purchase our FREEAGENT E.OFFICE services are held not to be our employees under applicable laws and regulations as described above, we could be liable to the IRS or other taxing authorities for improper reporting of their wages and salaries, because the amounts deducted for their health, disability and life insurance and 401(k) contributions would not be properly deductible for tax purposes. In addition, whether or not the free agent is treated as our employee, we could also be liable to the IRS or other taxing authorities if amounts treated as deductible project-related reimburseable expenses are not properly deductible for tax purposes. Under these circumstances, we could also be subject to suit by the free agent. Furthermore, in the event the free agents who purchase our FREEAGENT E.OFFICE services are held to be employees of an organization using their services, the qualified plans of these organizations may be adversely affected. In such event, we could be subject to suit by these organizations. While we believe that we have a reasonable basis for concluding that free agents who purchase our FREEAGENT E.OFFICE services are our employees under applicable laws and regulations, the application of these laws and regulations to our business is uncertain and there can be no assurance as to the ultimate resolution of these issues.

We may be subject to employment-related claims relating to our FREEAGENT E.OFFICE employees or the organizations that use their services.

    We may be subject to claims relating to the actions of free agents who purchase our FREEAGENT E.OFFICE services, including possible claims of discrimination and harassment, violations of non-competition agreements, theft of property from organizations for whom projects are performed, misuse of proprietary information from organizations, other criminal actions or torts and other claims. These claims may allege that we do not adequately supervise these free agents in a manner sufficient to ensure that these types of events do not occur. The project-related conduct of free agents who purchase our FREEAGENT E.OFFICE services may result in negative publicity, injunctive relief and the payment by us of money damages or fines. Although we historically have not had any significant problems in this area, there can be no assurance that we will not experience these problems in the future.

    As the employer of the free agents who purchase our FREEAGENT E.OFFICE services, we may be subject to a wide variety of employment-related claims, such as claims for injuries, wrongful death, harassment, discrimination, wage and hour violations and other matters. In addition, a number of legal issues remain unresolved with respect to arrangements among businesses of the type such as ours, free agents and the buyers of project-based talent, including questions concerning ultimate liability for violations of employment and discrimination laws. As a result of our status as employer, we may be subject to liability under various governmental regulations for violations of these regulations even if we do not participate in the violations. We carry liability insurance, but there can be no assurance that any of our insurance policies will be sufficient to cover any judgments, settlements or costs relating to any claims, suits or complaints or that sufficient insurance will be available to us in the future on satisfactory terms, if at all. If insurance is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints we may incur substantial losses.

                         Risks Related to this Offering

Our common stock has no prior trading market, is likely to be highly volatile and you may not be able to resell it at or above the initial public offering price.

    Before this offering there has not been a public market for our common stock. There may not be sufficient investor interest in our common stock after the closing of this offering to cause the development of an active trading market for our shares with significant liquidity. The stock market has experienced significant price and volume fluctuations and the market prices of securities of Internet-related companies have been highly volatile. Any trading market which does develop for shares of our common stock is likely to be also highly volatile and investors may not be able to sell their shares of common stock at or above the initial public offering price. The market price of our common stock after this offering may vary significantly from the initial offering price in response to a number of factors, some of which are beyond our control, including the following:

    - changes in financial estimates or investment recommendations by securities analysts relating to our stock;

    - changes in market valuations of Internet companies generally or in companies in a similar line of business;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of a major client or strategic partner;

    - additions or departures of key personnel; and

    - fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology sector.

    In the past, after periods of volatility in the market price of securities which are publicly traded, securities class action litigation has often been instituted against the company issuing the securities. After this offering, this type of litigation could also be instituted against us and could result in substantial costs to us and a diversion of our management's attention and resources.

Shares eligible for public sale after this offering may depress our stock price and impair our ability to raise funds in new stock offerings.

    The market price of our common stock could fall as a result of sales of a large number of shares of our common stock in the market after this offering or as a result of the perception that these sales could occur. These factors also could make it more difficult for us to sell equity securities in the future at a time and price which we deem appropriate.

    There will be             shares of common stock outstanding immediately
after this offering. All the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, except for shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining shares and the shares subject to outstanding options and warrants will be "restricted securities" as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144, Rule 701 or another exemption under the Securities Act. In addition, persons holding an aggregate of 23,924,196 shares of these restricted securities after the offering will have registration rights that could allow those holders to sell all of their shares freely through a registration statement filed under the Securities Act. In connection with this offering, holders of shares of restricted securities have agreed not to sell their shares without the prior written consent of FleetBoston Robertson Stephens Inc. for a period of 180 days from the effective date of the registration statement of which this prospectus is a part.

    After this offering, we will have 4,100,000 shares of common stock reserved for issuance under our stock option plan, of which options to purchase 3,572,483 shares are currently outstanding. Following this offering, we intend to file a registration statement on Form S-8 to register these shares which will permit substantial additional sales of shares of our common stock in the future.

Our officers and directors will have significant influence over all matters requiring the approval of stockholders.

    We anticipate that the executive officers, directors and entities affiliated
with them will control approximately   % of our outstanding common stock
following the completion of this offering or       % if the underwriters
exercise their overallotment option in full. These stockholders, if they act together, may be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company and might affect the market price of the common stock.

Our management may use the proceeds of this offering in ways with which you may disagree.

    Our management will have broad discretion with respect to the expenditure of the net proceeds of this offering, including the discretion to use the proceeds in ways with which stockholders may disagree. Because the proceeds are not required to be allocated to any specific investment or transaction, you cannot determine the value or propriety of our management's application of the proceeds. As a result, you will be relying on the judgment of our management regarding the application of the proceeds of this offering.

You will suffer immediate and substantial dilution.

    If you buy shares of common stock in this offering, you will incur immediate and substantial dilution in your investment, since you will pay more for your shares of common stock than the amounts paid by the existing stockholders for their shares or by the persons or entities that may acquire shares by exercising options or warrants that were granted before this offering. Based on an assumed initial public offering price of $
per share, purchasers of common stock in this offering will experience immediate
and substantial deduction of approximately $               per share in the net
tangible book value of the common stock. In addition, in the past, we issued options and warrants to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options or warrants are ultimately exercised, your investment will be further diluted.

Provisions of our charter and bylaws may delay or prevent transactions that are in your best interests.

    Upon consummation of this offering, our restated certificate of incorporation and restated bylaws will contain provisions which may have the effect of deterring takeovers or delaying or preventing changes in control of our company, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may limit your ability to approve other transactions that you may believe are in your best interests. For example, our restated certificate of incorporation and restated bylaws will state that any action that can be taken by stockholders must be done at an annual or special meeting and may not be done by written consent, and require reasonable advance notice by a stockholder of a stockholder proposal or director nomination. Only the chairman of the board, the chief executive officer, the president or the board of directors may call a special meeting of the stockholders. The restated certificate of incorporation and restated bylaws will also provide for a classified board of directors with staggered three year terms, and generally will provide that, subject to any rights of holders of preferred stock that we may create, to elect additional directors under specified circumstances, a member of the board of directors may be removed only for cause and only by the vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of stock enabled to vote generally in the election of directors, voting together as a single class. In addition, the board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us.

       CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET DATA

    This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as in this prospectus generally. We generally use words such as "believes," "intends," "expects," "anticipates," "plans," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements for many reasons, including the risks described under "Risk Factors" and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations. Neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

    This prospectus contains market data, including projections, related to business-to-business e-commerce, the markets for our services, Internet usage in general and estimates regarding their size and growth. This market data has been included in industry reports published by organizations such as International Data Corporation, Forrester Research, Inc. or the Gartner Group. These industry publications generally indicate that they have derived this data from sources believed to be reliable, but do not guarantee the accuracy and completeness of this data. While we believe those industry publications to be reliable, we have not independently verified this data or any of the assumptions on which the projections included in this data are based. These assumptions include increased worldwide business use of the Internet and the absence of any failure of the Internet. If any of these assumptions is incorrect, actual results may differ from the projections based on those assumptions and these markets may not grow at the rates projected by such data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business and the market price of our common stock.

                                USE OF PROCEEDS

    We estimate the net proceeds to be received by us from the sale of the shares of common stock offered by us in this offering will be $
      million, assuming an initial public offering price of $           per
share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate the net proceeds to be received by us will be
$           million.

    We expect to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures, expanding our sales and marketing staff, marketing our brands and potential acquisitions of technologies, products or businesses which may be complementary to our business. Pending any use, we intend to invest the net proceeds from this offering in interest-bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. Government.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividend in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal and regulatory restrictions on the payment of dividends and other factors that our board of directors deems relevant.

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 1999:

    - on an actual basis;

    - on a pro forma basis to reflect the mandatory conversion of all outstanding shares of our preferred stock into 16,960,727 shares of our common stock on the closing of this offering; and

    - on a pro forma as adjusted basis to reflect the sale of the shares of our common stock offered by us in this offering, at an
      assumed initial public offering price of $    per share, after deducting
      underwriting discounts and commissions and estimated offering expenses payable by us.

    You should read the information set forth below in conjunction with the consolidated and pro forma financial statements and the notes thereto appearing elsewhere in this prospectus. Upon consummation of this offering, our authorized preferred stock will consist of 25,000,000 shares, which may be issued in classes or series from time to time.

                                                                As of September 30, 1999
                                                       ------------------------------------------
                                                                                      Pro Forma
                                                          Actual       Pro Forma     As Adjusted
                                                       ------------   ------------   ------------
Temporary equity (1).................................  $      1,225   $      1,225
Series A convertible preferred stock, $0.001 par
  value, 8,400,000 Shares authorized, 8,284,000
  shares issued and outstanding, actual; none issued
  and outstanding, pro forma and pro forma as
  adjusted...........................................         8,284
Series B convertible preferred stock, $0.001 par
  value, 8,700,000 shares authorized, 8,676,727
  shares issued and outstanding, none issued and
  outstanding, pro forma and pro forma as adjusted...         8,677
Common stock, $0.001 par value, 45,000,000 shares
  authorized; 6,963,469,       and       shares
  issued and outstanding, actual, pro forma and pro
  forma as adjusted..................................         6,963         23,924
Additional paid-in capital...........................    57,038,834     57,038,834
Stock subscription receivable........................      (269,000)      (269,000)
Deferred compensation................................    (4,024,247)    (4,024,247)
Accumulated deficit..................................   (13,529,747)   (13,529,747)
Accumulated other comprehensive loss.................        (3,052)        (3,052)
                                                       ------------   ------------   ------------
    Total stockholders' equity.......................  $ 39,236,712   $ 39,236,712   $
                                                       ============   ============   ============

(1) Reflects amounts paid to the former owner of Churchill, subject to put rights which were subsequently rescinded in December 1999. Amounts will be reclassed to permanent equity in December 1999.

The above table excludes:

    - the issuance of 189,570 shares of common stock to CAREERPATH.COM for advertising and other services to be provided under our agreement and to an affiliate of J.P. Morgan & Co. Incorporated, one of the representatives of the underwriters, for consulting services;

    - additional shares of our common stock to be issued to the former stockholders of Churchill as described under "Unaudited Pro Forma Condensed Statements of Operations";

    - 3,610,300 shares of common stock issuable at a weighted average exercise price of $1.44 per share upon the exercise of stock options outstanding at November 30, 1999, 810,342 shares of which are currently exercisable (including shares of common stock issuable upon the exercise of options that automatically vest upon the consummation of this offering);

    - 489,700 shares of common stock reserved at November 30, 1999 for future grant under our stock option plan;

    - 720,365 shares of common stock issuable at a weighted average exercise price of $1.29 per share upon the exercise of warrants outstanding at November 30, 1999, all of which are currently exercisable;

    - shares of our common stock issuable upon the exercise of additional warrants that will be issued to a provider of advertising services on a monthly basis prior to the consummation of this offering, the number of warrants to be issued each month to be based upon the fair market value of our common stock on the date of issuance of the warrants;

    - the assumed issuance of 300,000 shares of common stock upon the exercise of certain warrants owned by Greenhill & Co., LLC, which acts as a financial advisor to us, which terminate upon consummation of this offering at an exercise price of $4.61 per share;

    - 300,000 shares of common stock issuable to Greenhill upon the exercise of a warrant to be issued upon the completion of a specified number or aggregate value of acquisitions having an exercise price per share equal to the fair market value of our common stock on the date of issuance of the warrant; and

    - an additional 300,000 shares of common stock issuable upon the exercise of an additional warrant to be issued to Greenhill upon the completion of a specified number or aggregate value of acquisitions and having an exercise price equal to the fair market value of our common stock on the Nasdaq National Market on the date of issuance of the additional warrant.

                                    DILUTION

    Our pro forma net tangible book value as of September 30, 1999 was $37.4 million, or $1.58 per common share, after giving effect to the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering. Pro forma net tangible book value per common share represents the difference between our total tangible assets and our total liabilities, divided by the total number of shares of common stock outstanding (pro forma to reflect the conversion of our preferred stock referred to above).

    After giving effect to the sale by us of the          shares of common stock
offered in this offering at an assumed initial public offering price of $    per
share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of
September 30, 1999 would have been $    million, or $    per common share. This
represents an immediate increase in pro forma net tangible book value of $
per common share to existing stockholders and an immediate dilution of $    per
common share to the new investors. Dilution is determined by subtracting the pro forma net tangible book value per common share after the offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates this per share dilution:

Assumed initial public offering price.......................              $
    Pro forma net tangible book value per common share as of
      September 30, 1999....................................   $
    Pro forma increase per common share attributable to new
      investors.............................................
                                                               ------
Pro forma net tangible book value per common share after
  this
  offering..................................................
                                                                          ------
Pro forma dilution per share to new investors...............              $
                                                                          ======

    The following table summarizes, as of September 30, 1999, on a pro forma basis to reflect the adjustments described above, the differences between our existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors at
the assumed initial public offering price of $           per share, before
deducting underwriting discounts and commissions and estimated offering expenses payable by us:

                                 Shares Purchased     Total Consideration
                                -------------------   -------------------   Average Price
                                 Number    Percent     Amount    Percent      Per Share
                                --------   --------   --------   --------   -------------
Existing stockholders.........                    %   $                %       $
New investors.................
                                -------     ------    --------    -----        ------
    Total.....................               100.0%   $           100.0%       $
                                =======     ======    ========    =====        ======

    The foregoing discussion and tables do not reflect issuances of common stock after September 30, 1999, shares of our common stock issuable upon the exercise of options and warrants outstanding as of September 30, 1999 and shares of our common stock issuable upon the exercise of options and warrants issued subsequent to September 30, 1999 as described under "Capitalization."

    To the extent outstanding options or warrants are exercised or new shares are issued, new investors will suffer further dilution. This offering will benefit our existing stockholders by creating a public market for our common stock. Upon consummation of this offering, the unrealized appreciation in the
value of the common stock held by existing stockholders will be $     million ($
  million assuming exercise of all outstanding options and warrants), assuming
an initial public offering price of $     per share.

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

    The following unaudited pro forma condensed statements of operations for the period from August 17, 1998 (inception) to December 31, 1998 and for the nine months ended September 30, 1999 give effect to our acquisition of Churchill as if the transaction had occurred on January 1, 1998. On May 27, 1999, we acquired all of the outstanding common stock of Churchill in exchange for 630,983 shares of our common stock with a fair market value of approximately $2.77 per share, or $1.75 million, subject to the issuance of additional shares upon an earnout as described below. Amounts included for Churchill in the unaudited pro forma condensed statement of operations for the nine months ended September 30, 1999 represent the pre-acquisition period of January 1, 1999 to May 26, 1999. The acquisition of Churchill has been accounted for using the purchase method. We have allocated the purchase price to Churchill's historical assets and liabilities based on their carrying values, as these carrying values are estimated to approximate the fair market value of the assets acquired and liabilities assumed. The goodwill of $2.1 million created as a result of the Churchill acquisition is being amortized over three years from the acquisition date. See Note 2 of Notes to Consolidated Financial Statements.

    The unaudited pro forma condensed statements of operations do not purport to be indicative of what our actual results of operations would have been had the acquisition of Churchill actually been completed on January 1, 1998, nor does it purport to be indicative of the results of operations or financial condition that we may achieve in the future.

    The former owner of Churchill is potentially entitled to an additional 270,421 shares of our common stock, which have been placed in escrow, and, commencing on November 27, 2000, $850,000 of our common stock based on the fair market value of our common stock on that date. The shares held in escrow and the shares issuable on November 27, 2000 vest ratably over three years from the date of the agreement based on the continuous employment of the seller and a key employee and are subject to downward adjustment based on a targeted number of free agents purchasing our FREE AGENT E.OFFICE services one year from the date of the acquisition agreement. As of September 30, 1999, we cannot determine if the former owner of Churchill will be entitled to any of the shares held in escrow or to be issued on November 27, 2000.

    After determination of the number of shares owed to the former owner of Churchill, we will charge to compensation expense that portion of the shares held in escrow and to be issued on November 27, 2000 which have been earned based on the fair market value of our common stock on that date. We will then amortize to compensation expense the unvested portion of these shares over the remaining vesting period.

    The unaudited pro forma condensed statements of operations should be read in conjunction with our consolidated financial statements, the consolidated financial statements of Churchill and the notes to those financial statements included elsewhere in this prospectus.

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                                                        Year Ended December 31, 1998
                                        ------------------------------------------------------------
                                                       The Churchill
                                          Opus360         Benefit
                                        Corporation     Corporation    Adjustments       Pro Forma
                                        ------------   -------------   -----------      ------------
Net revenues..........................  $         --    $   798,813    $                $    798,813
Cost of revenues......................            --         68,171             --            68,171
                                        ------------    -----------    -----------      ------------
Gross profit..........................            --        730,642             --           730,642
Total operating expenses..............     1,040,520        523,662      1,005,000 (1)     2,569,182
                                        ------------    -----------    -----------      ------------
(Loss) income from operations.........    (1,040,520)       206,980     (1,005,000)(1)    (1,838,540)
Net (loss) income.....................  $ (1,034,722)   $   209,524    $(1,005,000)     $ (1,830,198)
                                        ============    ===========    ===========      ============
Basic and diluted net loss per
  share...............................  $      (0.17)                                   $      (0.27)(2)
                                        ============                                    ============
Weighted average number of shares used
  in calculating basic and diluted net
  loss per share......................     6,080,232                                       6,711,215 (2)
                                        ============                                    ============

                                                     Nine Months Ended September 30, 1999
                                         ------------------------------------------------------------
                                                        The Churchill
                                           Opus360         Benefit
                                         Corporation     Corporation    Adjustments       Pro Forma
                                         ------------   -------------   -----------      ------------
Net revenues...........................  $    241,269    $   298,868    $       --       $    540,137
Cost of revenues.......................       198,012         29,250            --            227,262
                                         ------------    -----------    ----------       ------------
Gross profit...........................        43,257        269,618            --            312,875
Total operating expenses...............    12,816,251        468,829       520,000 (3)     13,805,080
                                         ------------    -----------    ----------       ------------
(Loss) income from operations..........   (12,772,994)      (199,211)     (520,000)(3)    (13,492,205)
Net (loss) income......................  $(12,495,025)   $  (198,711)   $ (520,000)      $(13,213,736)
                                         ============    ===========    ==========       ============
Historical basic and diluted net loss
  per share............................  $      (1.89)                                   $      (1.90)(2)
                                         ============                                    ============
Weighted average number of shares used
  in calculating historical basic and
  diluted net loss per share...........     6,626,019                                       6,963,468 (2)
                                         ============                                    ============

------------------------

(1) For the year ended December 31, 1998, the adjustments to pro forma operating expenses include $705,000 of goodwill amortized during the period and $300,000 of additional payroll expenses related to new employment contracts entered into with the former owner and a key employee of Churchill.

(2) Pro forma basic and diluted historical net loss per share uses the historical weighted-average amounts for us adjusted by the impact of the shares of our common stock issued in connection with the Churchill acquisition, as if such shares were outstanding for all periods presented.

(3) For the nine months ended September 30, 1999, the adjustments to pro forma operating expenses include $295,000 of additional goodwill amortized during the period and $225,000 of additional payroll expenses related to new employment contracts entered into with the former owner and a key employee of Churchill.

                            SELECTED FINANCIAL DATA

    The selected balance sheet data as of December 31,1998 and the selected statement of operations data for the period from August 17, 1998 (our inception) through December 31, 1998 are derived from our audited financial statements, which have been audited by KPMG LLP, included elsewhere in this prospectus. The selected consolidated balance sheet data as of September 30, 1999 and the selected consolidated statement of operations data for the nine months ended September 30, 1999 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the full fiscal year.

    You should read the data set forth below in conjunction with "Unaudited Pro Forma Condensed Statements of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus.

                                                      Period from August 17,
                                                               1998
                                                      (our inception) through         Nine Months Ended
                                                         December 31,1998             September 30, 1999
                                                      -----------------------         ------------------
                                                                   (except per share data)
Statement of Operations Data:
Revenues............................................        $        --                   $    241,269
Cost of revenues....................................                 --                        198,012
                                                            -----------                   ------------
Gross profit........................................                 --                         43,257
Operating expenses:
  Sales and marketing...............................             80,389                      3,750,776
  Product development...............................            551,736                      4,298,845
  General and administrative........................            406,840                      3,740,040
  Depreciation and amortization.....................              1,555                        309,679
  Amortization of equity-based compensation.........                 --                        716,911
                                                            -----------                   ------------
    Total operating expenses........................          1,040,520                     12,816,251
                                                            -----------                   ------------
  Loss from operations..............................         (1,040,520)                   (12,772,994)
Other income, net...................................              5,798                        277,969
                                                            -----------                   ------------
  Net loss..........................................        $(1,034,722)                  $(12,495,025)
                                                            ===========                   ============
Basic and diluted net loss per share:...............        $     (0.17)                  $      (1.89)
                                                            ===========                   ============
Weighted average number of shares used in
  calculating basic and diluted net loss per
  share(1)..........................................          6,080,232                      6,626,019
                                                            ===========                   ============
Pro forma basic and diluted net loss per share......        $     (0.10)                  $      (0.53)
                                                            ===========                   ============
Pro forma weighted average number of shares used in
  calculating basic and diluted net loss per
  share(1)..........................................         10,716,232                     23,586,746
                                                            ===========                   ============

------------------------

(1) Reflects the automatic conversion of our outstanding preferred stock on a share-for-share basis on the consummation of this offering.

                                                                  As of                 As of
                                                              Dec. 31, 1998         Sept. 30, 1999
                                                              -------------         --------------
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities............   $5,817,926            $40,720,179
Working capital.............................................    5,199,471             37,601,712
Total assets................................................    5,886,785             46,846,702
Temporary equity (1)........................................           --              1,225,000
Convertible preferred stock.................................        4,636                 16,961
Total stockholders' equity..................................   $5,253,898            $39,236,712

------------------------

(1) Reflects amounts paid to the former owner of Churchill, subject to put rights which were subsequently rescinded in December 1999. Amounts will be reclassed to permanent equity in December 1999.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS AND INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

Overview

    We provide a leading integrated web-based business-to-business solution for putting people and projects together across the labor supply chain. Our e-commerce solution streamlines the procurement and management of professional resources, by using advanced technologies to enable buyers of project-based talent to identify and procure knowledge workers. Our solution is comprised of three integrated services:

    - FREEAGENT.COM: a comprehensive vertical portal site and community that enables free agents to more efficiently and cost effectively manage their independent careers by offering them access to multiple project opportunities, our FREEAGENT E.OFFICE and E.PORTFOLIO services and a marketplace of corporate products and services.

    - OPUS XCHANGE: a web-based platform that serves as the hub for our integrated solution and is designed to enable corporations, professional service firms, staffing vendors and other buyers of project-based talent to seamlessly procure knowledge workers in an exchange-based environment by using rule-based intelligent search technologies to match people with projects and by automating the requisition, approval and engagement processes.

    - OPUSRM: a labor resource management service designed to centralize resource and project information and enable organizations to more efficiently manage their professional resources.

    We were founded in August 1998 and have a limited operating history. During the period from August 1998 through May 1999, we did not have any revenues and our activities consisted primarily of the development and testing of our Internet-based solutions, capital raising activities and building our corporate infrastructure. We launched our FREEAGENT.COM website in July 1999. We purchased the worldwide rights to some of the intellectual property underlying the OPUSRM technology from USWeb Corporation in September 1998 for common stock. We expect the general release of OPUSRM, currently in the beta development stage, to occur in the first half of 2000. We launched OPUS XCHANGE in September 1999. We expect to release the enhanced version of OPUS XCHANGE, currently in the beta development stage, in the first half of 2000.

    In May 1999, we acquired all of the outstanding stock of Churchill in exchange for shares of our common stock. Churchill's employee benefit services, which had historically been provided offline to approximately 190 contract technology professionals, have been integrated into our FREEAGENT E.OFFICE services. On a pro forma basis, as if we acquired Churchill on January 1, 1998, our revenues for the period from our inception on August 17, 1998 to December 31, 1998 and for the nine months ended September 30, 1999, would have been $0.8 million and $0.5 million, respectively, and our net losses for these periods would have been $1.8 million and $13.2 million, respectively. See "Unaudited Pro Forma Condensed Statements of Operations" included elsewhere in this prospectus. The former owner of Churchill is potentially entitled to an additional 270,421 shares of our common stock, which have been placed in escrow, and, commencing on November 27, 2000, $850,000 of our common stock based on the fair market value of our stock on that date. The shares held in escrow and the shares to be issued on November 27, 2000 vest ratably over 3 years from the date of the agreement based on the continuous employment of the seller and a key employee and are subject to downward adjustment based on a targeted number of free agents purchasing our FREEAGENT E.OFFICE services one year from the date of the acquisition agreement. As of September 30, 1999, we cannot determine if the former owner of Churchill will be entitled to any of the shares held in escrow or to be issued on November 27, 2000. After determination of the number of shares owed to the former owner of Churchill, we will charge to compensation expense that portion of the shares held in escrow and to be issued on November 27, 2000 that have been earned based on the fair market value of our common stock on that date. We will then amortize to compensation expense the unvested portion of these shares over the remaining vesting period.

    Our limited operating history makes an evaluation of our future prospects very difficult. We will encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. We have incurred substantial losses since inception to develop our products and brands and anticipate that these losses will continue into the future. Our accumulated deficit at September 30, 1999 was $13.5 million. For financial reporting purposes, our reportable operating segments are as follows:

    - Application and Procurement Services--which represents the business of OPUSRM and OPUS XCHANGE; and

    - FreeAgent Services--which represents the services and products we offer to free agents through FREEAGENT.COM.

    The table below presents information about our reportable segments:

                                                       Application and
                                                         Procurement      FreeAgent
                                                          Services        Services        Total
                                                       ---------------   -----------   ------------
Nine months ended September 30, 1999:
  Revenues...........................................    $        --     $   241,269   $    241,269
  Gross profit (loss)................................        (92,985)        136,242         43,257
  Net loss before equity-based compensation
  charges............................................     (9,687,518)     (2,090,596)   (11,778,114)
  Total assets.......................................     44,566,781       2,214,220     46,846,702
Period from August 17, 1998 (inception) to December
  31, 1998:
  Revenues...........................................    $        --     $        --   $         --
  Gross profit.......................................             --              --             --
  Net income (loss)..................................     (1,034,722)             --     (1,034,722)
  Total assets.......................................      5,832,358              --      5,832,358

    Our revenues during our short operating history have been solely derived from the fees paid by free agents who purchase our FREEAGENT E.OFFICE services. Free agents who purchase our FREEAGENT E.OFFICE services are our contractual employees for federal income tax purposes for whom we prepare IRS Form W-2s. We enter into contracts with organizations for the projects to be performed by our FREEAGENT E.OFFICE employees, process invoices on their behalf and, upon our receipt of amounts due from the contracting organizations for the services rendered by our FREEAGENT E.OFFICE employees, remit these amounts to them after deducting the initial and monthly fees and payroll taxes and directing a portion of these amounts to their health insurance and 401(k) plan, as instructed by the free agent.

Classification and Recognition of Revenues

    We classify and recognize our revenues within our operating segments as follows:

    FREEAGENT E.OFFICE revenues consist of an initial sign-up fee and monthly fees paid by free agents who purchase our FREEAGENT E.OFFICE services. We recognize the initial sign-up fee over the period of the free agent's initial contract term.

    FREEAGENT business services revenues will consist of commission-based and fee-based services and products provided through FREEAGENT.COM by our business partners. Registered users of FREEAGENT.COM, whether or not purchasing our FREEAGENT E.OFFICE services, may procure various business services provided at a discount by these business partners. These commission-based services will consist of a variety of support services, including training, equipment leasing, health benefits, and products geared toward helping free agents establish and manage their careers. We will be paid a commission based on the purchase price for each service used by, or product purchased by, each registered free agent. Business service revenues that are transaction-based will be recognized as revenues when the transaction is consummated. Business service revenues that are subscription-based will be recognized as revenues over the related subscription term.

    FREEAGENT.COM advertising revenues, consisting of banner advertising revenues sold on a monthly or extended-term basis, will be recognized as revenue over the period in which the ads are displayed.

    OPUS XCHANGE project listing revenues will consist of fees that are paid by organizations that list projects on OPUS XCHANGE. An organization may either pay a fixed fee for each specific project listed or a quarterly fee for unlimited listings during that quarter. These fees will be recognized as revenues over the applicable period for which the project is listed. To date, project listings have been offered to organizations without charge. These fees will be charged to organizations listing their projects on OPUS XCHANGE commencing during the first quarter of 2000.

    OPUS XCHANGE project placement revenues will consist of a transaction-based fee (either variable or fixed), paid when an organization that has listed a project on OPUS XCHANGE procures the services of a registered free agent to perform services for the project. These fees to be paid by the contracting organization will generally be recognized as revenue either when a free agent is engaged for a project or over the term of the contract with the buyer. To date, we have not charged organizations for project placements. These fees will be charged to organizations that transact with a registered free agent commencing during the first quarter of 2000.

    OPUSRM integration revenues will consist of fees paid for the integration, installation and customization of OPUSRM and will be recognized as the specific services are performed.

    OPUSRM service revenues will consist of subscription fees paid by clients for each managed employee resource, or "seat," within their internal OPUSRM database, and will be recognized as revenues over the subscription term. Unlike traditional software pricing models, which employ one-time license fees and annual maintenance and upgrade fees, our OPUSRM solution will be marketed as a subscription-based service where users are charged on a quarterly basis. We anticipate that during the first several years of our sales efforts, we will offer OPUSRM at a discounted price in order to increase our client base and the number of seats.

Classification of Cost of Revenues and Operating Expenses

    We classify our cost of revenues and operating expenses within our operating segments as follows:

    COST OF REVENUES. Cost of revenues included in our FREEAGENT.COM services segment include salaries paid to staff that help administer our FREEAGENT E.OFFICE services and other costs associated with operating FREEAGENT.COM, including certain technical personnel, equipment leasing costs, telecommunications charges and depreciation. We expect cost of revenues for FREEAGENT.COM services to increase as a percentage of revenues in the near term as we continue to build our staff and technology resources capable of sustaining our anticipated growth.

    Cost of revenues associated with operating our Application and Procurement Services includes the costs of providing integration services to OPUSRM customers as well as other costs associated with operating OPUS XCHANGE, including certain technical personnel, equipment leasing costs, telecommunications charges and depreciation.

    We expect the cost of revenues to increase in subsequent quarters as we continue to add staff and infrastructure to support the growth of our integrated services.

    SALES AND MARKETING EXPENSE. Sales and marketing expense consists primarily of agency fees, production fees, marketing and advertising for FREEAGENT.COM, salaries and benefits paid to our sales and marketing staff, sales commissions, public relations expenses, trade shows and conferences, and consulting fees. Changes in the timing and magnitude of marketing initiatives for FREEAGENT.COM will continue to cause fluctuations in sales and marketing expense as a percentage of revenues. We intend to aggressively market FREEAGENT.COM to increase our brand awareness and ultimately attract more registered free agents, free agents who post their E.PORTFOLIOS on FREEAGENT.COM and free agents who purchase FREEAGENT E.OFFICE services. Consequently, we expect to increase our sales and marketing expenses in future periods as we increase our advertising efforts and add staff to our sales and marketing departments.

    PRODUCT DEVELOPMENT EXPENSE. Product development expense consists primarily of costs associated with the compensation of internal and external personnel used to develop OPUS XCHANGE and OPUSRM, and the continuing efforts of our development staff to enhance the content, features and functionality of FREEAGENT.COM, OPUS XCHANGE and OPUSRM. We expect these costs to increase through 2000 as we add staff and consultants to our development team.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense consists primarily of lease expenses for our office facilities, compensation and benefits for administrative and executive staff, general office expenses, fees for professional services, recruiting and relocation expenses. We expect these costs to increase in future quarters as we continue to add administrative personnel and implement our strategy of attracting and retaining high-quality professionals. Another significant component of general and administrative costs has been the cost of leasing additional space to support our growth. We expect general and administrative expenses to increase in future periods to support our expanded operations and the added expenses of being a public company.

Results of Operations

    We have a short operating history and have incurred substantial losses since our inception. From the date of our inception in August 1998 through December 31, 1998, we incurred net losses of approximately $1.0 million. For the nine months ended September 30, 1999, we incurred net losses of approximately $12.5 million. As of September 30, 1999, we had an accumulated deficit of approximately $13.5 million. Our net losses and resulting accumulated deficit are primarily due to the costs we incurred to develop our products and services and to expand our sales and marketing programs.

    We intend to devote significant resources to advertising and brand-marketing programs designed to attract free agents to FREEAGENT.COM and promote our OPUS XCHANGE and OPUSRM services. We anticipate increasing advertising spending in the future. This will result in sales and marketing expenses increasing as a percentage of total revenues. We also expect to increase our internal staff, particularly in the areas of sales and marketing and product development.

    As a result of our expansion plans and our expectation that operating expenses will increase significantly in the next several years, especially in the areas of sales and marketing and brand promotion, we expect to incur additional losses from operations for the foreseeable future. To the extent these increases in our operating expenses precede and are not followed by commensurate increases in revenues, or if we are unable to adjust operating expense levels accordingly, our operating losses may exceed our expectations for those periods. We cannot be sure that we will ever achieve or sustain profitability.

    The following table presents our quarterly operating results for the three quarters ended September 30, 1999.

                                                    Three Months Ended                    Nine Months Ended
                                    ---------------------------------------------------   ------------------
                                    March 31, 1999   June 30, 1999   September 30, 1999   September 30, 1999
                                    --------------   -------------   ------------------   ------------------
Revenues..........................   $        --      $    64,598        $   176,671          $    241,269
Cost of revenues..................            --            9,111            188,901               198,012
                                     -----------      -----------        -----------          ------------
                                                           55,487            (12,230)               43,257
Operating expenses excluding
  deferred compensation...........     1,976,341        3,720,502          6,402,497            12,099,340
                                     -----------      -----------        -----------          ------------
Net loss from operations before
  deferred compensation...........   $(1,976,341)     $(3,665,015)       $(6,414,727)         $(12,056,083)

REVENUES

    For the nine months ended September 30, 1999 our revenues were $0.2 million and consisted solely of the initial sign-up fees and monthly fees paid by our FREEAGENT E.OFFICE employees. At December 16, 1999, we had over 34,000 registered users of FREEAGENT.COM, of whom 260 were FREEAGENT E.OFFICE employees, most of whom joined us through our May 1999 acquisition of Churchill.

COST OF REVENUES

    Cost of revenues for the nine months ended September 30, 1999 were $0.2 million.

OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses of $3.8 million for the nine months ended September 30, 1999 consisted primarily of marketing and advertising expenses for FREEAGENT.COM, salaries and benefits paid to our sales and marketing staff and consulting fees. During this period, we added sales and marketing staff and commenced an advertising campaign to coincide with the launch of FREEAGENT.COM in an effort to increase our brand awareness and develop business relations. Sales and marketing expense included non-cash charges of $0.1 million related to the fair market value of warrants issued as consideration for advertising services provided by a third party. See Note 9 of Notes to Consolidated Financial Statements included elsewhere in this prospectus. The advertising services will continue to be paid through the issuance of additional warrants having an exercise price of $0.01 per share through the consummation of this offering. As a result, we will continue to have additional non-cash charges through that time. For the period from our date of inception in August 1998 to December 31, 1998, sales and marketing expenses were $0.1 million.

    PRODUCT DEVELOPMENT. Product development expenses of $4.3 million for the nine months ended September 30, 1999 consisted primarily of salaries and consulting fees paid to our development engineers. Product development during this period related to the development of FREEAGENT.COM and the development of our OPUS XCHANGE and OPUSRM services. Product and development expense included non-cash charges of approximately $0.1 million related to the fair market value of warrants issued as consideration for product and development services provided by a third party. Product development expenses of $0.6 million for the period from the date of our inception in August 1998 to December 31, 1998 related to our initial OPUSRM development.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses of $3.7 million for the nine months ended September 30, 1999 consisted primarily of salaries and benefits, general office expenses, rent and utilities, recruiting fees and professional fees. General and administrative expense included non-cash charges of $0.5 million related to the fair market value of warrants issued as consideration for financial and advisory services provided by a shareholder. See Note 9 of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $0.3 million for the nine months ended September 30, 1999 consisted primarily of amortization of goodwill associated with the Churchill acquisition and depreciation of equipment.

    AMORTIZATION OF EQUITY-BASED COMPENSATION. The amortization of equity-based compensation for the nine months ended September 30, 1999 was $0.7 million and consisted of deferred compensation expense for options to purchase common stock granted to employees, directors and non-employees having exercise prices below the fair market value of our common stock at the date of grant, for accounting purposes based upon subsequent valuation events. See Note 9 of Notes to Consolidated Financial Statements included elsewhere in this prospectus. Excluding deferred compensation with respect to additional options granted to employees and directors after September 30, 1999, we expect to recognize deferred compensation expense in future periods as follows:

                                                                 Deferred
                         Period                            Compensation Expense
---------------------------------------------------------  --------------------
Quarter ending December 31, 1999.........................        $237,770
Year ending December 31, 2000............................         951,081
Year ending December 31, 2001............................         951,081
Year ending December 31, 2002............................         951,081
Year ending December 31, 2003............................         323,535

    In connection with the grant of 115,125 stock options in 1999 to non-employees, we recorded deferred compensation expense of approximately
$0.6 million for the nine months ended September 30, 1999. We will amortize deferred compensation for those options issued to non-employees and will record compensation expense for the fair market value of the options at each interim vesting date over which the options vest. The amount recognized as expense during the nine months ended September 30, 1999 relating to non-employee options amounted to less than $0.1 million. We cannot presently determine the amount of future compensation expense we may record related to options issued to non-employees as these amounts are subject to adjustment based on the fair market value of the underlying options at each vesting date.

    OTHER INCOME. Interest income of $0.3 million for the nine months ended September 30, 1999 consisted primarily of interest income from short-term investments. We have invested our cash in corporate debt securities and U.S. government agency securities.

    INCOME TAX EXPENSE. We have not recorded a provision for income tax expense as we have incurred substantial losses in every fiscal period since our inception. At September 30, 1999, we had a net operating loss carryforward of $11.1 million which gives rise to substantially all of our $5.1 million net deferred tax asset. We have recorded a valuation allowance in the amount of $5.1 million to fully eliminate the deferred tax asset as management believes sufficient uncertainty exists regarding the realization of the deferred tax asset. We have not yet analyzed, under certain complex tax rules, whether there will be limitations placed on the use of our net operating loss carryforward to offset future income, if any. Such limitations may occur as a result of this offering.

Liquidity and Capital Resources

    We have funded our operations primarily through the sale of our equity securities, through which we have raised net proceeds of approximately
$53.4 million through September 30, 1999. Between December 1998 and April 1999, we raised in a private placement approximately $11 million from the sale of our Series A preferred stock. We also issued 568,000 warrants to purchase common stock as part of the issuance of the Series A preferred stock. During September and October 1999, in another private placement, we raised $40 million from the sale of our Series B preferred stock. We have obtained a $1 million line of credit from Silicon Valley Bank, of which $650,000 is used to guarantee a letter of credit for collateral against our leasehold interest obligation. In August 1999, we entered into an additional $1,500,000 equipment facility with Silicon Valley Bank. In connection with these credit arrangements, we issued warrants to purchase an aggregate of 31,000 shares of our common stock. The facilities contain various financial and non-financial covenants and amounts borrowed under the facilities are collateralized by our current assets. At September 30, 1999, we were in compliance with all of these covenants. At September 30, 1999, our cash and short-term investments totaled $40.7 million.

    Cash used in operating activities for the nine months ended September 30, 1999 totaled $7.2 million primarily due to our net loss of $12.5 million, adjusted for various non-cash charges including non-cash compensation and depreciation and amortization, and changes in operating assets and liabilities including changes in our accounts receivable, accounts payable and accrued expenses. Cash used in operating activities totaled $0.3 million for the period from our date of inception in August 1998 to December 31, 1999. Because we will continue to need substantial amounts of working capital to fund the growth of our business, we expect to experience significant negative operating cash flows for the foreseeable future.

    Cash used in investment activities for the nine months ended September 30, 1999 totaled $38.0 million. We used $37.2 million derived from our financing activities to acquire short-term investments. Cash used in investing activities for the period from our inception in August 1998 to December 31, 1998 was less than $0.1 million. We will be moving into our principal offices during the first quarter of 2000 and will spend approximately $3.5 million in capital expenditures as part of the design and development of the new facilities. In addition, during 2000, we also expect to spend approximately an additional
$3.5 million in capital expenditures.

    Net cash provided by financing activities for the nine months ended September 30, 1999 was $42.9 million. The cash from financing activities resulted primarily from the sale of our Series B preferred stock and additional shares of our Series A preferred stock. Cash flow provided by financing activities for the period from our inception in August 1998 to December 31, 1998 totaled $6.2 million and consisted of proceeds from the initial sale of our Series A preferred stock and sales of our common stock. All shares of the Series A preferred stock and Series B preferred stock will automatically convert into common stock on a one-for-one basis upon consummation of this offering.

    We currently anticipate that the net proceeds from this offering, together with our current cash and marketable securities and available borrowings under our bank facilities, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in future periods through public or private financings, or other arrangements to fund our operations and potential acquisitions, if any. We cannot assure you that any such financings or other arrangements will be available in amounts or on terms acceptable to us or at all and any such financings or arrangements could place operating or other restrictions on us. Our inability to raise capital when needed could seriously harm the growth of our business and results of operations. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders would be reduced. Furthermore, these equity securities could have rights, preferences or privileges senior to our common stock.

Year 2000 Compliance

    Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. These systems and software products will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with these year 2000 requirements or risk system failure or miscalculations which could cause disruptions of normal business activities.

    We designed all of our products to be year 2000 compliant when configured and used in accordance with the related documentation, provided that the underlying operating system of the host machine and any other software used with or in the host machine or our products are year 2000 compliant. We have defined year 2000 compliant as the ability to:

    - correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

    - function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century;

    - respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner;

    - store and provide output of date information in ways that are unambiguous as to century if the date elements in interfaces and data storage specify the century; and

    - recognize year 2000 as a leap year.

    We have been informed by our material software component vendors and our Internet service providers that the products and services we use are, or will be, year 2000 compliant. We purchased or developed our systems within the past two years, and believe that we do not have legacy systems that have been historically identified to have year 2000 issues. We have applied vendor patches for relevant software to bring them into compliance with vendor-defined year 2000 standards. We are not currently aware of any remaining material operational issues or costs associated with preparing our internal information technology for the year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.

    Despite testing by us and current and potential customers, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenues, diversion of development resources, damage to our reputation, increased service and warranty costs, or liability to our customers. Moreover, the failure to adequately address year 2000 compliance issues in our technology and our IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

    We have funded our year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material.

    We do not currently have any information concerning the year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve year 2000 compliance. If our customers are not year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for or delay purchases of our products and services. There is a risk that orders for our products will be reduced or delayed as information technology departments within companies reallocate their capital expenditures to resolve year 2000 problems. In addition, year 2000 compliance issues also could cause a significant number of companies, including our current customers, to reevaluate their current system needs and, as a result, consider switching to other systems and suppliers. In addition, these customers may not be able to utilize the systems necessary to access our products and services.

    In addition, governmental agencies, utility companies, Internet service providers, third party service providers and others outside our control may not be year 2000 compliant. The failure by such entities to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our products and services to our customers, decrease the use of the Internet or prevent users from accessing the websites of companies with whom we have entered into business alliances.

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
    Based on our assessment completed to date, we believe that the reasonably likely worst case scenario with respect to year 2000 issues could be:

    - portions of FREEAGENT.COM may be down while programmers fix our systems or the systems of Internet service providers or other third parties;

    - temporary data loss could occur while back-up copies of data are retrieved from tape;

    - lengthy outages could occur while programmers work to repair or restore corrupted or missing database files;

    - our internal corporate, billing and accounting system may be down while programmers fix our system;

    - the inability of our customers to use our products and services;

    - claims from our customers asserting liability, including liability for breach of warranties related to the failure of our products and services to function properly, and any resulting settlements or judgments; and

    - our inability to manage our own business.

    Although these events could have an adverse effect on our business in the short term, we do not believe that year 2000 issues will materially and adversely affect our business, results of operations or financial condition over the long term.

    We have also prepared a contingency plan, which includes the availability of Year 2000 compliant software on our servers and the availability of trained information services support staff to respond to unforeseen desktop failures. We have redundant servers for a variety of our operating systems to minimize potential outages of server operations. Regular backups will be supplemented and relocated offsite to ensure our ability to reconstruct any failed systems quickly. Secondary servers throughout our operations will maintain our connections to the Internet.

Recent Accounting Pronouncements

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." We have adopted SOP 98-1 which requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We are required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 did not have a material effect on our financial condition or results of operations.

    In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Cost of Start-Up Activities". SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. We implemented SOP 98-5 on January 1, 1999.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning June 15, 2000. The statement is not expected to affect us because we currently do not engage or plan to engage in derivative instruments or hedging activities.

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
                                    BUSINESS

Overview

    Opus360 provides a leading integrated web-based solution for putting people and projects together across the labor supply chain. Our business-to-business exchange uses advanced technologies to enable corporations, professional service firms, staffing vendors and other buyers of project-based talent to identify and procure knowledge workers with technology, creative, strategic consulting and other expertise. Our strategy is to build the largest community of free agents by providing them with access to multiple project opportunities and by offering them corporate-style benefits and services creating a marketplace that will attract large buyers of project-based talent. We believe organizations will use our labor resource management services, which seamlessly integrate with our exchange, in order to more efficiently manage their highly skilled internal and external professional resources.

    Our solution consists of three integrated services:

    - SERVING THE FREE AGENT COMMUNITY. FREEAGENT.COM is a comprehensive vertical portal site and community that enables free agents to more efficiently and cost effectively manage their independent careers by offering them access to multiple project opportunities, our FREEAGENT E.OFFICE and E.PORTFOLIO services and a marketplace of corporate products and services.

    - MATCHING BUYERS WITH PROJECT-BASED TALENT. OPUS XCHANGE is a web-based platform designed to enable corporations, professional service firms, staffing vendors and other buyers of project-based talent to seamlessly procure knowledge workers in an exchange-based environment by using rule-based intelligent search technologies to match people with projects and by automating the requisition, approval and engagement processes.

    - MANAGING LABOR RESOURCES. OPUSRM is a labor resource management service designed to centralize resource and project information and enable organizations to more efficiently manage their professional resources.

    We introduced FREEAGENT.COM on July 4, 1999 and OPUS XCHANGE on
September 6, 1999. During the first half of 2000, we expect to release OPUSRM and our enhanced version of OPUS XCHANGE, which will have more advanced vendor management and performance tracking and enhanced matching capabilities.

Industry Background

GROWTH OF THE INTERNET AND BUSINESS-TO-BUSINESS E-COMMERCE

    The Internet has grown rapidly in recent years. International Data Corporation estimates that at the end of 1998 the Internet had over 142 million users worldwide, of which approximately 63 million were in the U.S., and that by 2003 the number of users worldwide will grow to approximately 502 million, of which approximately 177 million will be in the U.S. The widespread adoption of the Internet as a communications platform has created a foundation for business-to-business electronic commerce that will enable organizations to streamline complex processes, lower costs and improve productivity. According to Forrester Research, business-to-business electronic commerce is expected to grow from $43 billion in 1998 to $1.3 trillion in 2003. Organizations are increasingly using Internet technologies to improve traditional operations such as customer service, supply chain management, employee recruiting and training, and communications.

RAPIDLY INCREASING DEMAND FOR QUALIFIED KNOWLEDGE WORKERS

    Faced with an increasingly competitive environment, organizations are refocusing on their core competencies and recognizing their increasing need to use external resources. The rapid growth of e-commerce has fueled the demand for knowledge workers with skills, including strategic consulting, creative design and systems engineering. In response, many organizations outsource, on a project-by-project basis, different aspects of the development, design and maintenance of their e-commerce strategies and applications to qualified independent knowledge workers to capitalize on their accumulated strategic, creative and

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
technical expertise. International Data Corporation estimates that U.S. corporate spending on outsourcing services will grow from $51 billion in 1998 to $81 billion in 2003. According to the Gartner Group, by 2004, 60% of enterprises will use externally sourced workers to fulfill more than 50% of their IT-related activities.

ORGANIZATIONS REQUIRE EFFICIENT RESOURCE MANAGEMENT ACROSS THE LABOR SUPPLY
  CHAIN

    Faced with shorter deadlines, increased demand for services and rapid technological change within their complex enterprises, organizations must attract, recruit, retain and effectively use and manage their resources across the labor supply chain, including internal employees, knowledge workers from professional service firms or staffing vendors and free agents. Historically, organizations typically employed decentralized systems, or combined manually implemented, ad hoc procedures, to gather data and manage projects and procure, allocate and deploy skilled labor resources. These systems generally have had only limited ability to report real time project-related information or capture data for post-project performance analysis. Managing knowledge workers across the labor supply chain on multiple projects has been, and continues to be, a resource intensive and error prone process, resulting in increased costs, inefficient utilization and decreased profits.

INEFFICIENT MARKETPLACE FOR PROCURING KNOWLEDGE WORKERS

    As organizations and knowledge workers increasingly embrace more flexible work arrangements made possible by advances in technology and telecommunications, a community of independent professionals, consultants and other free agents that desire to work outside of the corporate environment has emerged. To hire both full-time and project-based labor, organizations have typically relied on the highly fragmented professional recruiting and staffing industries, which, in the U.S., consists of over 7,000 companies. The primary obstacle impeding an organization's ability to reach the marketplace for knowledge workers has been the lack of an efficient platform to connect them with knowledge workers from numerous professional service firms, staffing vendors and the free agent community. Because of the Internet's ability to centralize information and disseminate it widely, a growing number of organizations are turning to it as a platform for improving their labor procurement processes. According to Forrester, of the 6 million businesses in the U.S., only 15,000 currently procure labor online, with this number forecasted to rise to 124,000 by 2003. We believe a more efficient marketplace for connecting organizations with knowledge workers will lead to an increase in the number of organizations that procure labor online.

LARGE MARKET OF UNDERSERVED FREE AGENTS

    While free agents, which we currently estimate to number more than 24 million people, enjoy the freedom of selecting the organizations they work for, they typically lack a community in which to interact and share knowledge. In addition, many free agents do not readily have access to benefits, services and products comparable to those available in a traditional corporate setting. Free agents require:

    - COMMUNITY, CONTENT, INFORMATION SHARING AND NETWORKING. Free agents require in-depth and up-to-date content and information, such as reference and training materials, business and legal forms and other industry data, to improve their skills and maintain their businesses. Members of the free agent community who are unaffiliated with organizations also require a forum to share information, discuss common issues and form project teams.

    - CORPORATE-LEVEL BENEFITS AND BACK-OFFICE SERVICES. The ability of free agents to participate in group-oriented benefits and achieve volume discounts on corporate products and services is limited by their unaffiliated status and lack of access to readily available information. Free agents also lack convenient, fully automated back-office administrative services to allow them to focus their time and energy on projects. The more than 24 million estimated free agents who work in the U.S. represent a market with substantial buying power.

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
The Opus360 Solution

    We provide a leading integrated web-based solution for putting people and projects together across the labor supply chain. Our business-to-business, e-commerce platform enables corporations, professional services firms, staffing vendors and other buyers of project-based talent to identify and procure free agents with the necessary expertise. Our exchange also enables free agents to search for and secure project assignments. Our comprehensive solution consists of the following services:

SERVING THE FREE AGENT COMMUNITY

    FREEAGENT.COM is a comprehensive vertical portal site that provides free agents with access to multiple project opportunities and enables them to more effectively market themselves using E.PORTFOLIOS describing their skills, experiences, references and other professional information. Free agents can interact with each other, receive industry-related content and form teams to apply for and execute complex project assignments. Through FREEAGENT.COM, free agents can also elect to receive corporate-style benefits and administrative services to assist them in managing their professional careers. FREEAGENT.COM is one of the first online communities to provide a comprehensive array of products and services to the free agent community and to aggregate valuable corporate-style benefits such as group health insurance, liability insurance, a 401(k) plan and Opus360 stock options.

    As of December 16, 1999, we had over 34,000 registered free agents, over 11,000 E.PORTFOLIOS and 4,876 projects posted on FREEAGENT.COM

MATCHING BUYERS WITH PROJECT-BASED TALENT

    OPUS XCHANGE provides a web-based, business-to-business marketplace that serves as the hub for our integrated solution. It is designed to enable corporations, staffing vendors, professional service organizations and other buyers of project-based talent to identify and procure knowledge workers from all sources in the labor supply chain. We believe that OPUS XCHANGE will create an efficient labor procurement process to match organizations and knowledge workers according to project requirements and knowledge workers' specific skills, qualifications and experience. OPUS XCHANGE is designed to perform complex, customized searches to identify for the buyer suitable knowledge worker candidates based on their specific skills, experience and availability from any source in the labor supply chain and facilitate the transaction between them for a project by automating the requisition, approval and engagement processes. Using OPUS XCHANGE, free agents are able to perform searches for projects to procure work assignments that match their specific qualifications and preferences. OPUS XCHANGE also will assist organizations by capturing data each time the service is used on time efficiency, cost competitiveness, performance and quality control on the external vendors and free agents. We believe access to this data will be an attractive offering for organizations, encouraging repeat usage of OPUS XCHANGE and will eventually help establish performance metrics to identify the prevailing billing rates for project-based services. We expect to release an enhanced version of OPUS XCHANGE in the first half of 2000 that will have more advanced vendor management and matching capabilities.

MANAGING KNOWLEDGE WORKERS

    OPUSRM is a labor resource management service that is designed to centralize resource and project information, permitting organizations to manage their professional resources more efficiently in a project-driven environment. OPUSRM is designed to realize efficiencies in all project phases, including budgeting, forecasting, resource allocation, information capture, real-time project accounting, knowledge sharing, vendor integration and post-transaction analysis. OPUSRM can either be run as an e-service through strategic hosting partners or be installed and integrated with an organization's legacy systems. OPUSRM is designed to seamlessly integrate with OPUS XCHANGE and our FREEAGENT.COM community, enabling organizations to procure, manage and track the project performance of external resources in the same manner as full-time employees. We expect to launch OPUSRM in the first half of 2000.

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
Our Strategy

    Our goal is to be the premier integrated web-based solution for putting people and projects together by providing the leading services to assist buyers of project-based talent in the procurement and management of their highly-skilled professional resources. The key components of this strategy include:

BUILD A LARGE COMMUNITY OF FREE AGENT TALENT

    We believe it is critical to build a large community of free agents. We will also seek to enter into additional strategic alliances, with companies such as staffing vendors, that will provide us with access to a larger base of free agent talent. We intend to attract and enhance the retention of free agents by continuing to sell products and services that will enable them to efficiently operate their businesses and expand their knowledge in their particular areas of expertise.

ATTRACT LARGE BUYERS OF PROJECT-BASED TALENT

    We intend to rapidly increase the volume of transactions in OPUS XCHANGE by providing an efficient marketplace, establishing a large pool of free agents and aggressively marketing our services to large buyers of project-based talent. We believe that creating an easy-to-use open marketplace based on XML standards that allows buyers and sellers of project-based talent to interact seamlessly will increase the flow of projects and free agents to the OPUS XCHANGE marketplace. We expect that our direct sales and marketing efforts to attract large buyers of project-based talent will be augmented by the sales and marketing efforts of channel partners who have relationships with these organizations.

CAPTURE IMPORTANT DATA ON KNOWLEDGE WORKERS AND ORGANIZATIONS

    Our technology is designed to capture and manage performance information about vendors during the procurement process, as well as performance information about the knowledge worker after completion of the project. Vendor performance information will enable organizations to analyze the timeliness of vendor response, appropriateness of knowledge worker candidates provided by the vendor and cost competitiveness of the vendor service. We expect to develop and maintain an extensive database of knowledge worker and vendor information through relationships with internal, vendor, client and free agent sources. Each time a knowledge worker completes a project, we will attempt to gather information about the individual's skills and expertise and the client's evaluation of the individual's project performance. This data will enable us to provide organizations with information that they cannot easily produce themselves or obtain from other sources, including performance metrics and the prevailing billing rates for specific project expertise. We believe the availability of vendor and knowledge worker data will encourage organizations to procure talent through our OPUS XCHANGE marketplace on a recurring basis and provide a useful tool for staffing vendors to improve their performance.

DEVELOP AND STRENGTHEN CLIENT RELATIONSHIPS FOR OPUSRM

    We target our sales and marketing for OPUSRM, which we expect to release during the first half of 2000, to resource-intensive, project-focused service organizations, such as IT and web consulting firms, internal IT departments of Fortune 1000 companies, IT staffing firms and other service firms. We believe these project-focused organizations are well-positioned to benefit from our labor resource management service to increase the efficiency of their labor resource management and employee utilization. We also intend to provide additional consulting and support services to these organizations and believe that this on-going relationship will enable us to sell new services as they are developed. We believe that organizations using OPUS XCHANGE to procure project-based talent will find OPUSRM attractive because it seamlessly integrates their internal and external labor resources procurement and management.

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
CONTINUE TO ENHANCE FUNCTIONALITY OF SERVICES

    We intend to provide the best available services and tools to empower free agents and buyers of project-based talent to more effectively manage the labor procurement process. We will continue to develop enhancements to our services to improve our user interfaces, searching capabilities and workflow and collaboration tools. During the first half of 2000, we plan to release our enhanced version of OPUS XCHANGE, which will provide more advanced vendor management and performance tracking, and enhanced matching capabilities for buyers of project-based talent by capturing key performance information in an easily searchable database to help organizations evaluate the efficiency, cost-competitiveness, and quality of their suppliers of project talent. We will continue to invest capital to create a first-class client service organization by working with clients and developing further enhancements that address their specific needs.

PURSUE STRATEGIC ACQUISITIONS

    From time to time, we evaluate acquisition and investment opportunities in complementary businesses, products and technologies. We intend to explore opportunities which may accelerate our growth, attract buyers of project-based talent, increase free agent talent pool, add new content and advertisers, enhance our product and services, develop new technologies or assist us in penetrating new markets.

Products and Services

FREEAGENT.COM

    FREEAGENT.COM is a comprehensive portal site designed to aggregate a large pool of free agent talent and enable free agents to more efficiently access project opportunities and manage their careers. FREEAGENT.COM offers a broad range of services to meet the needs of the free agent community, including back-office administrative services, corporate-style benefits, project assignments, commercial and professional products and services, community, content, information sharing and networking. As of December 16, 1999, over 34,000 free agents were registered users of FREEAGENT.COM. Through co-branding relationships with our strategic alliance partners, we expect that by June 30, 2000 more than 1,000,000 additional knowledge workers will be part of our database and eligible to be matched to projects through FREEAGENT.COM. FREEAGENT.COM currently includes the services described below.

    E.PORTFOLIOS AND PROJECT OPPORTUNITIES. FREEAGENT.COM enables free agents to create E.PORTFOLIOS to market themselves to organizations seeking project-based talent. The typical E.PORTFOLIO includes the free agent's background, skills, work, project and educational histories, professional references and any other information which the free agent chooses to include to better market their services. As organizations list projects on OPUS XCHANGE, our rule-based intelligent searching technologies match their project requirements with suitable free agents based on the skills and experience described in their E.PORTFOLIOS. In addition, by browsing E.PORTFOLIOS on our system, free agents can locate and team with other free agents who have complementary skills to collectively bid for projects. Over time, we expect to incorporate additional functionality into our E.PORTFOLIO service, such as video interviewing capabilities. As of December 16, 1999, over 11,000 of our registered free agents had created E.PORTFOLIOS on FREEAGENT.COM.

    COMMUNITY, CONTENT, INFORMATION SHARING AND NETWORKING. FREEAGENT.COM provides a forum where free agents can exchange ideas with professionals who share common skills and interests or perform complementary services. Free agents can access content targeted to them through journals, case studies, daily and weekly challenges, expert advice, Q&A columns, user reviews and success stories. FREEAGENT.COM enables free agents to participate in online discussions, training and interactive seminars. Through our strategic alliances, we expect to provide individual sites within FREEAGENT.COM which will contain industry-specific content designed for specific segments of our free agent community, such as the IT, creative and strategic consulting segments. We will also provide free agents with professional networking opportunities by offering them access to specialized databases of knowledge workers, where they can find potential mentors and contacts across a range of professions, backgrounds and interests. In addition, we also expect to facilitate the

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
organization of free agents into project teams, by providing them with web pages on FREEAGENT.COM where they can manage critical project information and documents and hold interactive work sessions.

    FREEAGENT E.OFFICE SERVICES. FREEAGENT.COM offers free agents a broad range of back-office administrative services and corporate-level benefits designed exclusively for them, which we call FREEAGENT E.OFFICE services. These services and benefits consist of project invoicing, billing and collections, payroll tax withholding, project expense reimbursement, general liability insurance, group health insurance, a 401(k) plan and Opus360 stock options.

    Free agents typically do not readily have access to these services and benefits on terms that are comparable to those offered in a traditional corporate setting. Our FREEAGENT E.OFFICE services offer, on a pre-tax basis, project expense reimbursement and group medical, dental and life insurance coverage at premiums priced to reflect the collective purchasing power of the free agents who buy coverage, as well as the right to participate in a 401(k) plan with a variety of investment funds. We also offer participating free agents the opportunity to receive Opus360 stock options. As of December 16, 1999, approximately 260 of our registered free agents had elected to receive our FREEAGENT E.OFFICE services.

    Free agents who purchase our FREEAGENT E.OFFICE services can choose between two different membership plans, the terms of which differ based on whether the free agent desires to receive group healthcare insurance and be eligible to participate in our 401(k) plan. We expect to offer additional plans in the future. Free agents who purchase our FREEAGENT E.OFFICE services are our employees, for whom we withhold payroll taxes and provide IRS Form W-2s.

    We believe that our FREEAGENT E.OFFICE services are especially valuable to free agents who must expend substantial amounts of time managing their projects, must purchase expensive general liability, errors and omissions or other insurance to satisfy clients, and must spend significant amounts of time searching for cost-effective health benefits and pension plans. In addition, many organizations require IRS Form W-2 hourly contracts, which our FREEAGENT E.OFFICE services provide. The benefits provided by our FREEAGENT E.OFFICE services are fully portable, enabling free agents to work on whatever projects they choose with the knowledge and security that their benefits will remain in place.

    BUSINESS PRODUCTS AND SERVICES. FREEAGENT.COM is also an online marketplace where free agents can buy commercial and professional products and services which they can use for their businesses. We expect that as the FREEAGENT.COM community continues to grow, we will be able to take greater advantage of the purchasing power of this community to obtain volume price discounts from product and service vendors that desire to participate in this marketplace.

OPUS XCHANGE

    OPUS XCHANGE is a web-based platform that serves as the hub for our integrated solution. It is designed to enable corporations, professional service firms, staffing vendors and other buyers of project-based talent to identify and procure knowledge workers that satisfy their specific resource requirements. We expect that OPUS XCHANGE will enable buyers of project-based talent to significantly reduce candidate search and procurement costs by automating the requisition, approval and engagement processes. OPUS XCHANGE also enables free agents and staffing firms to search for, and bid on, project opportunities. We believe that OPUS XCHANGE will benefit both buyers of project-based talent and free agents by creating a more efficient labor procurement marketplace where transactions can occur between corporations, professional services firms, staffing vendors and free agents.

    OPUS XCHANGE is designed to automate the following steps of the project labor procurement process:

    - the completion of an online requisition for a knowledge worker;

    - the evaluation of qualified candidates for a project;

    - the negotiation of project labor rates;

    - the scheduling of candidate interviews;

    - the completion of project time and expense reports;

    - the completion of online evaluation forms; and

    - the online presentation of project invoices and integration with internal accounting systems.

    OPUS XCHANGE is designed to be accessed and used as a stand alone application or it can be used as an integrated solution together with OPUSRM AND FREEAGENT.COM. To facilitate transactions in the OPUS XCHANGE marketplace, we are implementing open XML standards that will enable corporations, professional service firms, staffing vendors and other buyers and providers of project-based talent to connect their legacy systems to OPUS XCHANGE.

    We expect to release an enhanced version of OPUS XCHANGE during the first half of 2000 that will incorporate more advanced matching capabilities and the TCQ(2) vendor management tracking system. TCQ(2) is an internally developed performance tracking system that evaluates the service of vendors and free agents based on time, cost, quality and quantity. The enhanced version of OPUS XCHANGE will capture TCQ(2) data and develop performance metrics for all transactions conducted through the OPUS XCHANGE marketplace.

    TCQ(2) data will be supplied to buyers of project-based talent to enable them to make better sourcing decisions, such as evaluating competing bids by professional services firms or free agents for projects or project deliverables. This data will also be offered to staffing vendors and sellers of project-based talent in a generalized form to establish benchmarks to enable them to compare themselves to peers and to improve project performance.

OPUSRM

    OPUSRM provides organizations with a labor resource management tool designed to centralize resource and project information to enable organizations to more efficiently manage complex projects, increase utilization rates, streamline project schedules, coordinate project data, predict resource shortages and surpluses and provide access to performance results. OPUSRM is designed to optimize core business processes by:

    - assigning the most-qualified professionals to a particular project by matching project requirements with individual skills, expertise, work preferences and availability;

    - monitoring internal and external labor resource utilization organization-wide, across projects, industries, geographic regions and personnel groups, to decrease downtime costs and improve profitability;

    - delivering real-time project and resource related information online, with detailed reporting on project finances and labor utilization, to eliminate the need for labor-intensive, manually generated project and financial reports;

    - disseminating project information on a timely basis to project field managers for analysis that previously was available only after the completion of a project through a review of multiple accounting reports;

    - capturing post-transaction project data, documentation, e-mail and reports in an indexed and searchable information database, which can be used to evaluate the attainment of project objectives and to determine potential sources of efficiency when designing and implementing future projects; and

    - analyzing the performance of organizations and their employees in the design, staffing and implementation of projects on a continuous basis, through the use of a customized database of specific performance criteria.

    OPUSRM's flexible Internet architecture makes it customizable to the specific requirements of organizations without substantial additional cost or lengthy implementation cycles. OPUSRM is designed to manage internal labor resources and, through seamless integration with OPUS XCHANGE, can also manage

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
externally procured resources as if they were employees. OPUSRM can be integrated with existing systems and can incorporate information feeds such as news and company data. Through web browsers, our OPUSRM service will permit user access through the Internet from remote hosting facilities located anywhere in the world, enabling organizations and free agents to interface and work as teams on assigned projects using a common platform.

    We believe customers will increasingly use software services and e-services applications instead of using traditional client-server systems, which are often difficult to learn and costly to maintain. We intend to form strategic relationships with complementary systems integrators, web integrators, and web consulting firms to create a valuable support and implementation organization for OPUSRM.

Customer and Business Alliances

    As of December 16, 1999, approximately 220 organizations had procured free agents through our OPUS XCHANGE platform. These organizations include large and medium-sized companies that operate across a broad range of industries, including computer software, computer hardware, finance, telecommunications and aerospace. Some of the organizations that have procured our FREEAGENT E.OFFICE employees include:

TSR Consulting Company                         Design Strategy
Lucent Technologies                            Pfizer Incorporated
NEC Corporation                                Computer Horizons Corporation
Transaction Information Systems                Information Technology Partners

    We have entered into an agreement with CAREERPATH.COM, a leading recruiting solutions company that provides career counseling and job placement services over the Internet, to jointly develop a co-branded web site featuring content and services geared toward free agents. The co-branded site will allow CAREERPATH.COM's base of employers to list projects and will fully integrate FREEAGENT.COM services that will allow users to locate and transact projects, create an E.PORTFOLIO, purchase business-related products and purchase all of our FREEAGENT E.OFFICE services.

    In December 1999, we entered into an agreement with J.P. Morgan & Co., one of the representatives of the underwriters, to use OPUS XCHANGE to procure its project-based resource requirements and to participate actively in the continued development of the enhanced version of OPUS XCHANGE.

Sales and Marketing

    We sell our integrated services through our direct sales organization and strategic alliances. As of December 15, 1999, our direct sales force consisted of 10 sales professionals located primarily in New York. We plan to expand our direct sales force in the near future, with regional sales managers to be located in Chicago, Atlanta, San Francisco, Toronto and other major metropolitan areas. We have commenced an aggressive marketing campaign which includes print, radio and online advertising to build our existing base of registered free agents and to further promote FREEAGENT.COM.

    For our OPUSRM service, which we expect to release during the first half of 2000, we typically target our direct sales efforts at senior executives and chief technology officers within large professional service companies, Fortune 500 IT departments, large IT staffing firms and the service divisions of large software/ hardware organizations that require assistance in managing a workforce of varying skills and staffing projects across a wide corporate enterprise. We work with prospective clients to analyze how OPUSRM can best be integrated into existing management systems. We intend to use these larger clients to develop a sales channel into mid-market firms.

Technology

    We have developed our technology with a focus on the particular needs of our different services and customers, balancing flexibility, scalability, reliability, redundancy, extensibility, maintainability, reusability, speed of development, availability of skill-sets and training. We generally have used standard tools and languages.

    We have developed fully Internet-centric applications that are designed for high-level performance and reliability. We believe that these Internet-centric applications lower an organization's total cost of ownership because they are relatively easy to use and maintain and to integrate into an existing intranet framework. The training required for the use of these applications is minimal, so that organizations are more likely to use these applications, and upgrades of these applications are simple to implement across organizations. We believe that these Internet-centric applications also are generally well-suited for the application service provider model, which simplifies the installation, upgrade and maintenance process for these applications.

    All of our systems are based on the Microsoft Internet applications framework. To ensure reliability and scalability, we provide some of these services on an application server, as well as a web server. All of our systems use the Microsoft SQL Server relational database.

    The core of our OPUSRM service is written in the Java language and does not use any Microsoft specific functionality. We believe that this will facilitate our transition in the future to an open standards based system that uses the Enterprise Java Beans (EJB) framework and to Unix-based systems, including Linux. We expect to make this transition to provide greater scalability on an as required basis, as well as to meet the requirements of specific customers. FREEAGENT.COM is built on Microsoft Active Server Pages using Javascript, VBscript and VB and Java components. OPUS XCHANGE is also built with the same Microsoft technologies. We reuse selected code and algorithms across all of our services, with the goal of increasing reuse as our systems continue in their life cycles.

    Our development team employs object-oriented analysis and design principles in order to guide the development of software code. Our methodology allows us to exploit the capabilities of object-oriented programming languages like Java to build reusable components and designs. This methodology helps to reduce the risks inherent in developing complex systems and also helps us design our solutions to meet the varied needs of our customers.

    Our application services incorporate components that we have acquired from third parties, such as PRT Group and USWeb Corporation. In December 1998, we purchased from PRT the worldwide rights for a vendor management application, as well as a prototype of OPUS XCHANGE. PRT designed the vendor management application in the course of its consulting services for The Chase Manhattan Bank and J.P. Morgan & Company to assist these companies in their vendor reorganizations. This application was then used by PRT to design an early prototype of OPUS XCHANGE for use by the Prudential Insurance Company of America. Our design concepts for OPUS XCHANGE are based on this early prototype. In 1998, we purchased from USWeb the worldwide rights to the original release of our OPUSRM solution, which was developed first at Gray Peak Technologies and, following USWeb's acquisition of Gray Peak, later at USWeb. The original release of OPUSRM manages the daily operations of the USWeb/CKS Networks Group.

Competition

    The market for each of our integrated services is intensely competitive and rapidly changing and competition is expected to intensify in the future. Our competitors vary in size and in the scope and breadth of the products and services that they offer. In addition, because there are relatively low barriers to entry in some of the markets in which we offer solutions, we expect further competition from established and emerging companies, as these markets continue to evolve.

    Our FREEAGENT.COM service competes with traditional offline companies that offer back office, administrative and benefit services to independent professionals, and new web-based companies, like Niku and Guru.com, that have created Internet communities with content, products and services geared toward independent professionals.

    Our OPUS XCHANGE service competes with traditional recruiting, search and placement firms such as headhunters, including those that implement online services, and online "job board" solutions, like

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
Monster.com and large Internet information hubs, or portals, that provide online job search services for project-based talent. We may experience competition from potential customers, such as professional services firms and IT consulting companies, if they are able to develop their own search solutions for project-based talent internally. We may experience additional competition if online providers of recruiting services relating to full-time employment enter the market for project-based labor.

    Our OPUSRM service will compete with companies offering traditional enterprise resource planning solutions, particularly those that adopt resource management solutions and implement web-based technologies, including companies such as Niku and Evolve, which provide competitive project labor management solutions, and business application software vendors that may broaden their software offerings by internally developing, acquiring or partnering with independent developers of project labor management software.

    Many of our competitors have longer operating histories, larger customer bases, wider brand recognition and greater financial, technical, marketing and other resources than we do. Our current and potential competitors may make strategic acquisitions or develop cooperative relationships, in addition to the ones they have established, in order to expand their business or offer more comprehensive solutions than we do. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We believe that companies in our target market compete primarily on the basis of breadth and functionality of services, and the extent of their relationships with both organizations that procure project-based talent and individuals who are available for projects. We believe we distinguish ourselves from our competitors by offering a full complement of solutions geared toward the procurement and management of project-based talent. However, if we are not able to compete successfully against current and future competitors, our business could be materially adversely affected.

Intellectual Property

    We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws. We seek to avoid disclosure of our trade secrets by implementing procedures, including but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source codes. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot assure you that any of our proprietary rights with respect to our products and services will be viable or of value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

    We presently have one U.S. patent application pending for the "OPUS360 Knowledge Worker Network" which describes the processes and technology involved in implementing an Internet-based supply chain solution for matching people and projects. It is possible that the patent that we have applied for, if issued, or patents we may apply for in the future, if any, may be successfully challenged or that no patent will be issued. It is also possible that we may not develop proprietary products, including technologies that are patentable, that any patent issued to us may not provide us with any competitive advantages or that the patents of others will seriously harm our ability to do business. We have filed applications with the U.S. Patent and Trademark Office for service marks that include OPUS360, OPUS FREEAGENT, FREEAGENT.COM, FREEAGENT, OPUS XCHANGE and FREEAGENT XCHANGE. These applications are subject to review, may be opposed by private parties and registrations may not be issued from these applications. We have not filed applications for OPUSRM, FREEAGENT E.OFFICE or E.PORTFOLIO.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the U.S.

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
Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around patents issued to us or our other intellectual property.

    There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. We cannot be certain that our products, content and brand names do not or will not infringe upon valid patents, copyrights or other intellectual property rights held by others. We expect that the number of infringement claims will increase as more participants enter our markets.

    In July 1999, we received a letter from counsel to the San Jose Mercury News alleging that our use of the service mark FREE AGENT and our registration of the domain name WWW.FREEAGENT.COM with Network Solutions, Inc. infringed upon Mercury News' federal registration of the mark FREE AGENT for a computerized online matching service and violated Network Solutions' Domain Name Dispute Policy. The letter requested that we cease all use of the mark FREE AGENT for online job searching services and transfer the domain name WWW.FREEAGENT.COM to the Mercury News. While we believe we have valid defenses to the claims, in the event we are unable to resolve this issue with the Mercury News and it decides to bring an infringement claim against us or to institute an arbitration proceeding against us under Network Solutions' Domain Name Dispute Policy, we would likely incur significant expense in defending against the claim or in connection with the arbitration proceeding. In addition, if a claim of infringement is made and we are not successful in defending against the claim, we could be liable for substantial damages. We could also be required to cease use of the FREE AGENT mark and transfer our WWW.FREEAGENT.COM domain name to the Mercury News. We have expended, and will continue to spend, substantial amounts in order to promote the WWW.FREEAGENT.COM brand name, the benefits of which would be lost if we could no longer use that mark. In addition, we would need to incur substantial additional expenses to promote a new brand name. Until such time as free agents and buyers of project-based talent became aware of any new brand name and website, our transaction volume could be substantially limited.

    It is possible that in the future other third parties may claim that we or our current or potential future products or services infringe their intellectual property. We expect that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of services, products and competitors in our segment of the industry grows and the functionality of services and products in different segments of the industry overlaps. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays in the introduction of service or product enhancements or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

Industry Regulation

    By entering into employment relationships with the free agents who purchase FREEAGENT E.OFFICE services, we assume a variety of obligations and responsibilities of an employer under federal and state laws. Many of these federal and state laws were enacted prior to the development of non-traditional employment relationships, such as temporary employment and outsourcing arrangements, and do not specifically address the obligations and responsibilities applicable to us by reason of our FREEAGENT E.OFFICE services. Whether certain laws apply to us depends in many cases upon whether we are deemed to be an "employer" for purposes of the law. The definition of "employer" under these laws is not uniform and, therefore, the application of these laws to our business is not always certain. In many cases, a person's status as an "employer" is determined by application of a common law test involving the examination of several factors to determine an employer/employee relationship. Uncertainty as to the application of laws governing "employer" relationships is particularly important to us in federal tax and employee benefit matters.

    We assume the sole responsibility and liability for the payment of federal and state employment taxes with respect to wages and salaries paid to our FREEAGENT E.OFFICE employees out of the gross amounts received

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
by us from the organizations to whom they have provided services. To date, the IRS has relied extensively on the common law test of employment in determining employer status and the resulting liability for failure to withhold. Upon an examination of our operations, the IRS or other taxing authorities may determine that we are not the employer of the free agents who purchase FREEAGENT E.OFFICE services under the Code provisions applicable to federal employment taxes and, consequently, that the organizations using these free agents for projects through our FREEAGENT E.OFFICE services are exclusively responsible for payment of employment taxes on wages and salaries paid to these free agents. A determination by the IRS or other taxing authorities that we are not the employer of free agents who purchase FREEAGENT E.OFFICE services would negatively impact our ability to report employment taxes for these free agents. While we believe that we have a reasonable basis for assuming the withholding obligation for these free agents based on our employment relationships with them, there can be no assurance as to the ultimate resolution of the issue.

    FREEAGENT.COM offers various benefit plans to the free agents who purchase FREEAGENT E.OFFICE services. These plans include a 401(k) plan, a group health plan, a group life insurance plan, and a group disability insurance plan. Generally, employee benefit plans are subject to provisions of both the Code or the Employee Retirement Income Security Act of 1974, as amended. In order to qualify for favorable tax treatment under the Code of the payments or contributions made with respect to these plans, the plans must be established and maintained by an employer for the exclusive benefit of its employees. An IRS examination of us and/or an organization using free agents for projects through our FREEAGENT E.OFFICE services may determine that we are not the employer of these free agents under the Code provisions applicable to employee benefit plans. Consequently, we may be unable to offer free agents who purchase FREEAGENT E.OFFICE services benefit plans that qualify for favorable tax treatment. If the IRS or other taxing authorities were to conclude that we are not the employer of these free agents for plan purposes, these free agents could not continue to make tax favored deductions or contributions with respect to these benefit plans. This conclusion by the IRS or other taxing authorities would prevent us from continuing to provide an important corporate-style benefit as part of our FREEAGENT E.OFFICE services and could have a material adverse effect on our continuing ability to aggregate a large community of free agents. While we believe that we have a reasonable basis for concluding that free agents who purchase our FREEAGENT E.OFFICE services are our employees for purposes of these laws and regulations, there can be no assurance as to the ultimate resolution of these issues.

    Employee pension and welfare benefit plans are also governed by ERISA. The United States Supreme Court has held that the common law test of employment must be applied to determine whether an individual is an employee or an independent contractor under ERISA. A definitive judicial interpretation of the employer in the context of the type of arrangement provided by our FREEAGENT E.OFFICE services has not been established. If we were found not to be an employer for ERISA purposes, our plans would not be subject to ERISA. As a result of a finding of this type, we and our plans would not enjoy the preemption of state law provided by ERISA and could be subject to varying state laws and regulations, as well as to claims based upon state common laws.

    As the employer-employee relationship has evolved, states in the U.S. have regulated the various aspects of this relationship to varying lengths. Because many of these labor laws were enacted before the rise of alternative employment arrangements and services, like those contemplated by our FREEAGENT E.OFFICE services, the full extent to which these laws cover us is uncertain. FREEAGENT E.OFFICE services have attributes that may trigger compliance requirements under state employee leasing laws, employment agency laws or temporary employment laws, as well as under other state laws. Some states regulate employee leasing companies, employment agencies and temporary staffing companies, while most states focus on only one or two of these types of businesses. Some states have not yet regulated any of these types of businesses. State statutory definitions and requirements concerning these types of businesses are occasionally similar, but generally all of them differ in several important respects, requiring us to consider our legal obligations on a state-by-state basis. To the extent we are governed by any of these state regulations, we may be subject to additional licensing requirements and financial oversight. We expect to incur substantial expenses in order to comply with these laws.

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
Employees

    As of December 16, 1999, we had 393 full-time employees, including 260 free agents who had purchased our FREEAGENT E.OFFICE services, and 133 corporate staff members. Of our corporate staff, 57 were in programming and technical development, 42 were in sales, marketing, and business development, 15 were in customer support and operations and 19 were in finance and administration. In addition, we expect to hire a significant number of new employees for our corporate staff in the near future. None of our employees is represented by a labor union or a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

    Free agents who purchase our FREEAGENT E.OFFICE services are treated as our employees. Each of these free agents signs an agreement with us acknowledging that the free agent will be our employee for so long as the free agent elects to receive our FREEAGENT E.OFFICE services. The free agent locates, chooses and negotiates the details of a project assignment, in the same manner as the free agent would before becoming our legal employee. While the free agent may be our legal employee, we allow the free agent to retain complete discretion as to the free agent's procurement, selection and negotiation of project assignments. For quality assurance reasons, we require that each free agent who purchases our FREEAGENT E.OFFICE services has a project assignment for which the free agent will use the service initially. In connection with each assignment, the FREEAGENT E.OFFICE employee advises us of the details of the project and we enter into an agreement with the organization assigning the project that sets out the details of the project and specifies that the free agent shall be our employee assigned to the project. During the engagement, the free agent submits to us a time record on an easy-to-complete online form, specifying the hours worked on the project assignment. We prepare and send a professional invoice to the party responsible for payment under the project who makes payment directly to us, and we provide detailed reporting to the free agent of the status of each project. Upon the request of the free agent, we may also handle collections from delinquent payors. Upon our receipt of project-related payments, we pay or reimburse the free agent's project-related expenses, pay the premiums for the free agent's insurance coverage, including health care coverage if the coverage has been elected, make the free agent's desired 401(k) plan contributions, if this service has been elected, withhold any required federal, state and local taxes and prepare any required IRS Form W-2's or other tax forms. We then remit the remaining funds to the free agent as wages and salary. We are currently adopting procedures to ensure that our FREEAGENT E.OFFICE employees meet appropriate standards, such as the completion of background and credit checks, ongoing monitoring of project status, the solicitation of performance reviews from the organizations to whom services are provided and the standardization of contracts with such organizations.

Facilities

    Our corporate headquarters are located at 733 Third Avenue, 17th Floor, New York, New York 10017, where we occupy approximately 6,000 square feet of office space pursuant to a lease that expires on December 31, 1999. We intend to relocate our corporate headquarters to 37 West Thirteenth Street, New York, New York 10019, where we will lease approximately 25,000 square feet of office space, following the completion of the renovation of the office space during the first half of 2000.

Legal Proceedings

    Although we are not currently a party to any litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business.

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
                                   MANAGEMENT

    The following table sets forth information relating to our directors and executive officers.

Name                             Age                              Position(s)
----                           --------                           -----------
Ari B. Horowitz..............     31      Chairman of the Board, Chief Executive Officer and
                                          President
Carlos B. Cashman............     27      Chief Technology Officer and Director
Shawn D. Kreloff.............     36      Executive Vice President, Business Development
Allen Berger, Ph.D...........     56      Senior Vice President; General Manager, FREEAGENT.COM;
                                          Chief Marketing Officer
Richard McCann...............     31      Senior Vice President, and Chief Financial Officer
Wendy M. Petty...............     36      Senior Vice President of Sales
Edyse Vogel..................     50      Senior Vice President of Operations
Kevin M. Callahan............     31      Vice President and General Manager, Application and
                                          Procurement Services Group
Andrew Grygiel...............     40      Vice President of Product Marketing, Application and
                                          Procurement Services Group
Frank Secada.................     40      Vice President of Engineering
Susan Wu.....................     26      Vice President of Strategic Initiatives
James Cannavino..............     55      Director
John L. Drew.................     43      Director
John K. Halvey...............     39      Director
Irwin Lieber.................     60      Director
William R. Nuti..............     36      Director
Barry Rubenstein.............     56      Director
Roger J. Weiss...............     60      Director

    ARI B. HOROWITZ, our co-founder, has served as Chairman of the Board since inception, as Chief Executive Officer since April 1999 and as President since November 1999. From June 1998 to March 1999, Mr. Horowitz served as a Senior Managing Partner of USWeb/CKS. From March 1997 to June 1998, he served as President and Chief Financial Officer of Gray Peak Technologies. From
September 1994 to March 1997, he served as Chief Financial Officer and as Vice President, Finance and Business Development of ICon CMT Corp., an Internet service provider. From July 1992 until September 1994, Mr. Horowitz was a Principal and Director of Finance, Business Development of Conley Corporation, a developer of storage management. Mr. Horowitz currently serves as a director of NetVendor Systems, a provider of e-markets for the industrial, electronics and automotive sectors. Mr. Horowitz holds a B.A. degree in Economics from the University of Pennsylvania.

    CARLOS B. CASHMAN, our co-founder, has served as Chief Technology Officer since November 1999, as a director since inception, and as President from inception until November 1999. From June 1997 until June 1998, Mr. Cashman served as Chief Information Officer of Gray Peak Technologies. From
February 1996 to June 1997, he served as Chief Technology Officer of Frankfurt Balkind Partners, an intranet and web design firm. From July 1994 to January 1996, he was Manager of UNIX Engineering at Conley Corporation, handling software development, hardware engineering and OEM contracts for Unix products. Mr. Cashman holds a degree in Information Systems Engineering from the Massachusetts Institute of Technology.

    SHAWN D. KRELOFF has served as Executive Vice President, Business Development, since April 1999. From June 1998 to March 1999, Mr. Kreloff served as a Senior Managing Partner of USWeb/CKS. From March 1997 to June 1998, he served as Chairman and Chief Executive Officer of Gray Peak Technologies. From 1995 through March 1997, he served as Vice President, On-line Services Business Development, and Director of Operations at Bertelsmann AG. From 1988 through 1995, he served as Vice President of Network

Services at Credit Suisse First Boston. Mr. Kreloff holds a B.S. degree in Operations Research (Industrial Engineering) from Syracuse University.

    DR. ALLEN BERGER has served as Senior Vice President, as General Manager, FREEAGENT.COM, and as Chief Marketing Officer since April 1999. From May 1994 to March 1999, Dr. Berger served as a partner and Vice President, Marketing and Sales, at Cirrus Healthcare Products, a provider of travel health products which he co-founded. From 1987 to 1994, he served as Chief Executive Officer of North American Marketing Enterprises, a company specializing in direct marketing to the packaged goods industry. From 1982 to 1987, he was a Vice President and General Manager at Nestle Food Co. From 1979 to 1982, he served as Senior Marketing Director at Gallo Wine Co. From 1967 to 1979, he served as Marketing Director at Mars, Inc. Dr. Berger holds a Ph.D. degree in Industrial Psychology from New York University.

    RICHARD MCCANN has served as Senior Vice President and Chief Financial Officer since August 1999. From June 1998 to July 1999, Mr. McCann served as Finance Partner of USWeb/CKS. From July 1997 to June 1998, he served as the Controller of Gray Peak Technologies. From January 1993 to July 1997, he worked in the field of public accounting, specializing in corporate taxation, for the firms of Kahan, Steiger & Co., LLP and Richard A. Eisner & Co., LLP. Mr. McCann holds a B.S. degree in Business Management from the University of Vermont.

    WENDY M. PETTY has served as Senior Vice President of Sales since
October 1999. From October 1996 to October 1999, Ms. Petty served in various senior sales executive positions at Computer Associates International, most recently as Senior Vice President of Channel Sales. From November 1990 to October 1996, she held various sales and sales management positions at Cheyenne Software Inc. While at Cheyenne, Ms. Petty served as Director, North American Sales, Manager, Corporate Accounts and Western Regional Sales Manager. From 1989 to 1990, she was a consultant to NEC's Computers and Communications division. From 1987 to 1989, she was the Director of Software Implementations at ENCORE Systems, a developer of hospitality management software. Ms. Petty holds a B.A. degree from Fairleigh Dickinson University.

    EDYSE VOGEL has served as Senior Vice President of Operations since
June 1999. From July 1996 to June 1999, Ms. Vogel served as Director of Managed Services for Bell Atlantic Network Integration at the Pinnacle Alliance, the technology management unit of J.P. Morgan. From 1985 to 1996, Ms. Vogel served as the Vice President of front office technology at Credit Suisse First Boston. From 1976 to 1985, Ms. Vogel served as a Senior Manager of Financial and Administrative Systems at Revlon Consumer Products Corporation. Ms. Vogel holds a B.A. degree from Hofstra University and an M.A. degree from Kean College.

    KEVIN M. CALLAHAN has served as Vice President and General Manager, Application and Procurement Services Group, since February 1999. From 1997 to 1998, Mr. Callahan served as Director of Business Development at EnergyWorks, a joint venture of Bechtel and PacifiCorp. From 1995 to 1997, he served as a consultant with McKinsey & Company, where he focused on operations effectiveness and procurement. From 1991 to 1993, he was President of Praetor, Inc., a marketing consulting company which he founded. Mr. Callahan holds a B.A. degree in History from Yale University and an M.B.A. degree in Operations Management from the Massachusetts Institute of Technology.

    ANDREW GRYGIEL has served as our Vice President of Product Marketing, Application and Procurement Services Group, since November 1999. From
March 1999 to October 1999, Mr. Grygiel served as Senior Director, Enterprise Solutions at Chemdex Corporation. From March 1997 to March 1999, he served as Director, Industry Marketing, of Documentum Inc., a developer of software for e-commerce applications. From February 1995 to March 1997, he served as Product Marketing Manager of Hewlett Packard Corporation. From January 1992 to
February 1995, he served as Marketing Manager of Perkin-Elmer Corporation. From 1989 to 1992, he served as Vice President, Marketing, and co-founder of Analytical Solutions, Inc., a developer of software for wholesale and retail distribution markets. From 1987 to 1989, he served as Vice President, Information Systems, at National Medical Services Inc. Mr. Grygiel holds a B.S. degree from Temple University.

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
    FRANK SECADA has served as Vice President of Engineering since May 1999. From 1994 to 1997, Mr. Secada served in a variety of senior management positions, including Director of Development for Accounting Applications, at Hyperion Solutions, a vendor of financial reporting tools, accounting and on-line analytical processing products. From 1985 until 1994, Mr. Secada held a variety of positions in software development and software management at Information Builders, Inc., a vendor of middleware, decision support and other software products.

    SUSAN WU has served as Vice President, Strategic Initiatives, since
November 1998. From July 1996 to November 1998, Ms. Wu served in a variety of positions at USWeb, most recently as a director of Practice Development where she lead internet initiatives for Reuters, Tower Records and the World Economic Forum. From 1992 to 1996, she served as a consultant and strategic technologist for Internet services startups, including Sun Microsystems' Java Soft Group and Earthlink Network's Systems Group focusing on Internet service providers. Since 1992, she has been active in open source initiatives, particularly in relation to broad band entertainment. Most recently, she served as Executive Producer and strategic advisor for GX, an interactive entertainment startup in support of their gaming initiatives. Ms. Wu holds a B.A. degree in Political Science from Tufts University.

    JAMES CANNAVINO has served as a director since December 1998. Mr. Cannavino is Chief Executive Officer and Chairman of the Board of CyberSafe Corporation, a developer of software used for security applications. Prior to joining CyberSafe, Mr. Cannavino served as President and Chief Operating Officer for Perot Systems Corporation. Until March 1995, he also held a variety of senior executive positions at IBM, serving as senior vice president for strategy and development at the time of his departure from IBM. Mr. Cannavino has served as a member of the IBM Corporate Executive Committee and Worldwide Management Council and as a member of the board of directors of IBM's Integrated Services and Solutions Company. He currently serves as Chairman of the Internet Technology Committee of Computer Concepts and as Chairman of the Board of Softworks, a provider of enterprise data, storage and performance management products and services.

    JOHN L. DREW has served as a director since December 1998. Mr. Drew currently is the Chief Executive Officer of the NetCare Professional Services Division of Lucent Technologies, and an Executive Vice President of Lucent Technologies. Mr. Drew joined Lucent in October 1999 following Lucent's acquisition of International Network Services (INS), a network consulting company, at which Mr. Drew was the President and Chief Executive Officer.
Mr. Drew joined INS in June 1994 as Vice President of Operations and was promoted to President in January 1996. During the ten years before he joined INS, he held a variety of senior executive positions at Unisys Corporation, serving as Vice President and General Manager for the Network Enabled Systems Integration Business at the time of his departure. Mr. Drew is also a Director of Linuxcare. Mr. Drew holds a B.S. degree in Engineering from the U.S. Military Academy at West Point and an M.S. degree in Business Policy from Columbia University.

    JOHN K. HALVEY has served as a director since September 1999. Mr. Halvey currently serves as a Senior Vice President at Safeguard Scientifics, Inc., an Internet-centric holding company focused on acquiring and operating companies in the e-commerce, e-business and e-communications sectors, where he is in charge of Safeguard's e-business services operations. Prior to joining Safeguard, Mr. Halvey was a partner at the law firm of Milbank, Tweed, Hadley & McCloy LLP, where he served as the head of its Global Technology Transactions Group.

    IRWIN LIEBER has served as a director since inception. Mr. Lieber currently serves as Chairman and Chief Investment Officer of GeoCapital, which he founded in 1979, and as a director of, or advisor to, Learonal, Inc., Ariel Corporation, Giga Information Group, Inc. and ScanSource, Inc. Mr. Lieber has served as President of Wheatley Partners, L.L.C., the General Partner of Wheatley Partners, L.P., since its inception in 1996. In 1994, he co-founded 21st Century Partnerships, where he currently serves as a principal. In 1992, he co-founded Applewood, an investment partnership, where he currently serves as a principal.

    WILLIAM R. NUTI has served as a director since June 1999. Since April 1992, Mr. Nuti has been employed by Cisco Systems in a variety of positions, most recently as Senior Vice President responsible for the Europe, Middle East and Africa Region. From May 1990 to April 1992, he served as a sales manager with Netrix Corporation, a developer of equipment for integrating voice, data and video transmission over networks. From May 1988 to April 1990, he was a sales manager at Network Equipment Technologies. From June 1982 to April 1988, he was employed in sales and as a senior sales staff member at IBM. Mr. Nuti holds a B.S. degree in Finance and Economics from Long Island University.

    BARRY RUBENSTEIN has served as a director since December 1998.
Mr. Rubenstein currently serves as President and as a director of InfoMedia Associates, Ltd., which is a General Partner of the 21st Century Partnerships. He is also Chief Executive Officer of Wheatley Partners, L.L.C. and the General Partner of Wheatley Foreign Partners, L.P., Seneca Ventures and Woodland Venture Fund, each of which is an investment partnership. Mr. Rubenstein was a founder of Novell, Inc., Applied Digital Data Systems, Inc. and Cheyenne Software, Inc. Mr. Rubenstein also serves as a director of Infonautics, Inc., The Milbrook Press, Inc. and Source Media Inc.

    ROGER J. WEISS has served as a director since October 1998. Mr. Weiss was a founding principal and is currently a Senior Managing Principal of Weiss, Peck & Greer Investments and chairman of all of the firm's mutual funds. Previously, he was associated with A.G. Becker & Co., Inc. and the law firm of Cleary, Gottlieb, Steen & Hamilton. He also served on the faculty of Stanford Law School. Mr. Weiss serves as a trustee fellow of Cornell University and is a member of the Board of Overseers of the Cornell Medical College and Vice Chairman of the Investment Committee of Cornell University. Mr. Weiss holds A.B. and J.D. degrees from Cornell University.

Officers

    Our officers serve at the discretion of the board of directors and hold office until their successors are duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Directors' Terms

    Upon completion of this offering, our board of directors will be divided into three classes that serve staggered three-year terms as follows:

Class                             Expiration             Board Member
-----                             ----------             ------------
Class I.........................     2000
Class II........................     2001
Class III.......................     2002

    As a result, approximately one-third of our board of directors will be elected each year. Each director will hold office until the appropriate annual meeting of stockholders, as determined by the year of that director's election to the board of directors, and until his or her successor has been duly elected and qualified.

Committees of the Board of Directors

    The board of directors established a compensation committee in January 1999. Prior to this time, the responsibilities of the compensation committee were handled by the entire board of directors. The compensation committee reviews and makes recommendations to the board of directors regarding our compensation policies and all forms of compensation to be provided to our officers and directors. In addition, the compensation committee reviews the bonus and stock compensation arrangements for all of our other employees. The members of the compensation committee are Messrs. Weiss and Halvey, who were appointed on January 20, 1999 and October 21, 1999, respectively.

    We expect that the board will establish an audit committee in January 2000.

Director Compensation

    Directors do not receive any stated salary for their services as directors or as members of board committees. However, by resolution of the board of directors, a fixed fee and expenses may be allowed for attendance at each meeting of the board of directors or committee. Directors are eligible to receive stock option grants and stock purchase rights under our 1998 Stock Option Plan. Mr. Nuti was granted an option to purchase up to 45,000 shares of common stock under the 1998 Plan at an exercise price of $2.77 per share on June 1, 1999, and Mr. Drew was granted an option to purchase up to 45,000 shares of common stock under the 1998 Plan at an exercise price of $4.61 per share on October 1, 1999. Each of these options vests ratably on an annual basis over a three-year period and is exercisable until the tenth anniversary of the date of grant. Mr. Cannavino was granted an option to purchase up to 90,000 shares of common stock at an exercise price of $1.25 per share on December 24, 1998. This option vests ratably over three years on an annual basis and is exercisable until December 24, 2008. Messrs. Lieber and Rubenstein each were granted warrants on December 24, 1998 to purchase up to 160,000 shares prior to December 24, 2005 at an exercise price of $1.25 per share.

Compensation Committee Interlocks and Insider Participation

    No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Executive Compensation

    The following table sets forth information concerning the compensation paid by us for services rendered for the fiscal year ended December 31, 1999 to our Chief Executive Officer and our other executive officers whose salary and bonus exceeded $100,000 during 1999. We did not pay any other executive officer over $100,000 in annual compensation during 1999.

                           Summary Compensation Table

                                                                 Annual          Long Term
                                                              Compensation      Compensation
                                                              ------------   ------------------
                                                                                 Securities
                                                                 Salary      Underlying Options
Name and Principal Position                                       ($)               (#)
---------------------------                                   ------------   ------------------
Ari B. Horowitz.............................................     125,000           500,000
  Chairman, Chief Executive Officer and President

Carlos B. Cashman...........................................     100,000                --
  Chief Technology Officer

Allen Berger................................................     100,000           245,000
  Senior Vice President and Chief Marketing Officer

Susan Wu....................................................     104,750            70,000
  Vice President, Strategic Initiatives

          Option Grants During the Fiscal Year Ended December 31, 1999

    The following table sets forth information concerning grants of options to purchase shares of common stock to each of the officers named in the summary compensation table above during the fiscal year ended December 31, 1999.

                                            Percentage of                            Potential Realizable Value at
                                            Total Options                               Assumed Annual Rates of
                           Number of         Granted to                              Stock Price Appreciation for
                           Securities         Employees     Exercise                        Option Term (2)
                       Underlying Options      During       Price per   Expiration   -----------------------------
Name                      Granted (1)          Period         Share        Date           5%              10%
----                   ------------------   -------------   ---------   ----------   -------------   -------------
Ari B. Horowitz......        500,000            17.22%        $0.55        4/1/09
Carlos B. Cashman....             --               --            --            --
Allen Berger.........        245,000             8.44%        $0.50        5/3/09
Susan Wu.............         70,000             2.41%        $4.00       10/1/09

------------------------

(1) All options granted to employees were granted under the 1998 Plan. Unless stated otherwise, options granted under the plan vest over a four-year period, with 25% of the related option shares vesting at the one-year anniversary of the date of grant and the remaining option shares vesting in equal monthly installments over the next 36 months. Options are exercisable as to vested shares for ten years from the date of grant. All of the options granted to Mr. Horowitz at an exercise price of $0.55 per share will vest immediately upon the completion of this offering.

(2) These amounts represent hypothetical gains that could be achieved if those options are exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates, based upon an assumed initial public offering price of
    $    per share. These assumptions are not intended to forecast future appreciation of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall market conditions. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

                     Option Values as of December 31, 1999

    The following table sets forth information concerning the options held by each of the officers named in the above summary compensation table.

                                                             Number of Securities
                                                            Underlying Unexercised         Value of Unexercised
                               Shares                               Options                in-the-Money Options
                              Acquired                       at December 31, 1999        at December 31, 1999 (1)
                                 on           Value       ---------------------------   ---------------------------
Name                        Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
----                        ------------   ------------   -----------   -------------   -----------   -------------
Ari B. Horowitz(2)........          --             --            --        500,000
Carlos B. Cashman.........          --             --            --             --
Allen Berger..............          --             --            --        245,000
Susan Wu..................          --             --        20,000        130,000

------------------------

(1) The information set forth in these columns is based on an assumed initial
    public offering price of $         per share, less the exercise price,
    multiplied by the number of shares underlying the option.

(2) The option to purchase 500,000 shares granted to Mr. Horowitz on April 1, 1999 will be immediately exercisable in full upon the completion of this offering.

Employment Agreements

    We have entered into employment agreements with Ari B. Horowitz, our Chairman, Chief Executive Officer and President, and Carlos Cashman, our Chief Technology Officer. Prior to the completion of this offering, we intend to enter into employment agreements with Richard McCann, our Senior Vice President and Chief Financial Officer, Edyse Vogel, our Senior Vice President of Operations, Allen Berger, our Senior Vice President, General Manager, FREEAGENT.COM and Chief Marketing Officer, and Kevin Callahan, our Vice President and General Manager, Application and Procurement Services Group. Our existing employment agreements with Messrs. Horowitz and Cashman provide for annual base salaries of $150,000 and, $125,000, respectively. These executive officers may also receive discretionary bonuses as determined by our Compensation Committee.

    Our employment agreements with these executive officers generally provide or will provide for three-year terms of employment that are automatically renewable for successive one-year terms unless either party to the agreement gives the other prior written notice of non-renewal. Each agreement specifies or will specify the compensation payable by us if the officer's employment with us terminates. In the case of Mr. Horowitz, if his employment with us is terminated for any reason other than resignation without good reason, he, or his legal representatives, shall be entitled to continue to receive his salary and benefits for a period of two years after the date of termination and a portion of his options shall vest and become immediately exercisable. In the case of Mr. Cashman, if his employment with us is terminated by us without cause or due to his death, he, or his legal representatives, shall be entitled to continue to receive his salary and benefits for a period of one year after the date of termination and our right to repurchase a portion of his shares of common stock shall lapse. In the case of the other executive officers who will have employment agreements with us, if the officer's employment with us is terminated without cause or due to the death or incapacity of the officer, the officer, or the officer's legal representative, shall be entitled to receive a cash settlement payment not to exceed the cash compensation received by the officer in the prior 12-month period, and the vesting of a portion of the officer's shares of common stock and options to purchase common stock shall accelerate.

    Our employment agreement with Mr. Horowitz contains a non-compete provision that restricts him from competing against us for a period of six months following the termination of his employment with us. The employment agreements we intend to enter into with the remainder of these executive officers will contain non-compete provisions that restrict them from competing against us for one year following the termination of their employment with us.

1998 Stock Option Plan

    Our 1998 Plan provides for the grant of stock options and stock purchase rights to employees, officers, directors, and consultants of Opus360. Stock purchase rights granted under the 1998 Plan allow a recipient to purchase shares of common stock directly from Opus360. Incentive stock options may be granted to employees, including the free agents who purchase our FREEAGENT E.OFFICE services, officers and employee directors of Opus360 and non-qualified stock options and stock purchase rights may be granted to employees, officers, directors and consultants.

    The total number of shares of common stock for which options may be granted under the 1998 Plan is 4,000,000 shares, plus an annual increase on each anniversary date of the adoption date of the 1998 Plan equal to the lesser of 100,000 shares, 4% of the aggregate number of shares of common stock outstanding on the anniversary date or a lower number of shares of common stock determined by the board of directors. No limitation applies to the total number of shares of common stock for which stock purchase rights may be granted under the 1998 Plan.

    As of November 30, 1999, 3,610,300 shares of common stock were issuable upon the exercise of outstanding options granted under the 1998 Plan at a weighted average exercise price of $1.44. No shares of common stock have been issued upon the exercise of options or under stock purchase rights and 489,700 shares of common stock remained available for future issuance under the 1998 Plan. The board of directors may amend the 1998 Plan, subject to any stockholder approval required under applicable law. Unless terminated earlier by the board of directors, the 1998 Plan will terminate in August 2008.

    The 1998 Plan may be administered by the board of directors or a committee appointed by the board of directors to administer the 1998 Plan. The administrator has the authority, among other things, to grant options and stock purchase rights, to determine the terms and conditions of these awards provided these awards are not inconsistent with the terms of the 1998 Plan and to reduce the exercise price of any option to the then current fair market value of the common stock.

    The 1998 Plan provides that no employee, officer, director or consultant of Opus360 may be granted, in any fiscal year of Opus360, options to purchase more than 150,000 shares, provided that options to purchase up to an additional 400,000 shares may be granted in connection with the initial service of any of these persons to Opus360. Stock options granted under the 1998 Plan may not have a term of more than ten years and, in the case of incentive stock options granted to persons owning stock that represents more than 10% of the total combined voting power of all classes of stock of Opus360, the term shall be five or less years. After the termination of an optionee's employment, directorship or consulting relationship with Opus360, the optionee's vested stock options shall remain exercisable for time periods specified by the administrator not to exceed the applicable option terms and, in the absence of any specified time periods, for time periods which vary based on whether the termination occurs as a result of death, disability or otherwise. The exercise price of all incentive stock options must be at least equal to the fair market value of the common stock at the time of grant, except in the case of incentive stock options granted to persons owning stock that represents more than 10% of the total combined voting power of all classes of the outstanding capital stock of Opus360, in which case the exercise price must equal at least 110% of the fair market value of the common stock at the time of grant.

    Options granted under the 1998 Plan are generally not transferable, although the administrator has the discretion to allow their transferability. In the event of a merger or consolidation of Opus360 with or into another corporation where the successor corporation issues its securities to Opus360 stockholders or the sale of all or substantially of Opus360's assets, each outstanding option and stock purchase right shall be assumed or an equivalent option or stock purchase right shall be substituted by the successor corporation. If the successor corporation refuses to assume outstanding options, or make substitutions for them, each unvested option or stock purchase right shall fully vest and be exercisable. In the event of a proposed liquidation or dissolution, the administrator may provide that each outstanding option or stock purchase right granted under the 1998 Plan shall be exercisable and any Opus360 repurchase right applicable to such option or right shall lapse, provided the proposed liquidation or dissolution occurs as contemplated.

    In addition to stock options, the administrator may issue stock purchase rights under the 1998 Plan to employees, including free agents who purchase our FREEAGENT E.OFFICE services, officers, directors and consultants of Opus360. The administrator determines the number of shares, price, terms and conditions and restrictions related to a grant of stock purchase rights. Unless the administrator determines otherwise, the shares of common stock purchased pursuant to stock purchase rights granted under the 1998 Plan are subject to a right of repurchase in favor of Opus360 at the holder's original purchase price upon the termination, for any reason whatsoever, of the holder's service with Opus360. The rate at which the repurchase right may lapse shall be determined by the administrator.

    We plan to adopt a new stock option plan prior to the completion of this offering and all future grants will be made under the new plan following its adoption.

                              CERTAIN TRANSACTIONS

Issuances of Shares and Warrants

    From time to time we have issued and sold shares of our common stock, preferred stock and warrants to purchase common stock to our employees, directors and stockholders known to us to beneficially own more than 5% of our common stock as follows:

    In December 1998, we sold shares of our common stock to our officers, directors and principal stockholders. Among the purchasers was Ari B. Horowitz, our Chairman of the Board, Chief Executive Officer and President and one of our co-founders, who purchased 2,100,000 shares of common stock at a price of $.05 per share. In connection with Mr. Horowitz's purchase of common stock, we loaned him $100,000 at the interest rate of 7% per year, compounded annually.
Mr. Horowitz repaid the loan full in December 1999.

    In September 1998, we entered into a software conveyance agreement with USWeb whereby USWeb assigned rights it held to internally developed software with a book value of $95,120 to us in exchange for 271,771 shares of common stock that were issued in December 1998. From June 1998 to March 1999, Ari B. Horowitz served as a Senior Managing Partner of USWeb and Shawn Kreloff served as a Senior Managing Partner of USWeb. From June 1998 to July 1999, Richard McCann served as a Finance Partner of USWeb.

    Between December 1998 and April 1999, we sold an aggregate of 8,284,000 shares of our Series A Preferred Stock at a price of $1.25 per share in a private placement. Among the purchasers in the offering were the following officers, directors and stockholders:

    - 1,472,000 shares to Wheatley Partners, L.P., an entity with which Barry Rubenstein and Irwin Lieber, two of our directors and members of the immediate family of Mr. Lieber are affiliated;

    - 128,000 shares of Wheatley Foreign Partners, L.P., an entity with which Messrs. Rubenstein and Lieber and members of the immediate family of Mr. Lieber are affiliated;

    - 160,000 shares to Seneca Ventures, an entity with which Mr. Rubenstein is affiliated;

    - 160,000 shares to Woodland Venture Fund, an entity with which Mr. Rubenstein is affiliated;

    - 160,000 shares to Mr. Rubenstein;

    - 200,000 shares to Mr. Lieber and his immediate family members;

    - 100,000 shares to G&R Partnership, L.P., an entity with which Roger J. Weiss, one of our directors, is affiliated;

    - 80,000 shares to members of the immediate family of Richard McCann, our Senior Vice President and Chief Financial Officer; and

    - 1,600,000 shares to CrossPoint Venture Partners, L.P.

    In December 1998, we granted warrants to purchase an aggregate of up to 568,000 shares of common stock prior to December 24, 2005 with an exercise price of $1.25 per share. Among the recipients of these warrants were the following individuals and stockholders:

    - 60,000 warrants to G&R Partnership; and

    - 20,000 warrants to Leonard Horowitz, the father of Ari B. Horowitz, our Chairman of the Board, Chief Executive Officer and President.

    G&R Partnership warrants to purchase up to 60,000 shares of common stock prior to December 24, 2005 at an exercise price of $1.25 per share.

    In September and October 1999, we sold shares of Series B preferred stock at a price of $4.61 per share in a private placement. Among the purchasers in the offering were the following officers, directors and principal stockholders:

    - 2,819,956 shares to Safeguard 99 Capital L.P., Pennsylvania Early Stage Partners and Compucom Systems, Inc., all of which are entities affiliated with Safeguard Scientifics, Inc., of which John K. Halvey, one of our directors, is a Senior Vice President;

    - 399,132 shares to Wheatley Partners, L.P.;

    - 34,707 shares to Wheatley Foreign Partners, L.P.;

    - 43,384 shares to Seneca Ventures;

    - 43,384 shares to Woodland Venture Fund;

    - 43,384 shares to Mr. Rubenstein;

    - 32,537 shares to Mr. Lieber;

    - 10,846 shares to Applegreen Partners, an entity with which immediate family members of Mr. Lieber are affiliated;

    - 75,922 shares to G&R Partnership, L.P.;

    - 216,920 shares to John L. Drew, one of our directors;

    - 31,073 shares to immediate family members of Mr. McCann; and

    - 1,084,599 shares to CrossPoint Venture Partners 1997, L.P. and CrossPoint Venture Partners LS 1999 L.P.

    All of the foregoing shares of Series A preferred stock and Series B preferred stock automatically convert into shares of our common stock on a share for share basis upon consummation of this offering.

CyberSafe License Agreement

    In August 1999, we entered into a license agreement with CyberSafe Corporation under which we granted a license to CyberSafe to use OPUSRM in object code form and only for CyberSafe's internal business use. James Cannavino, a member of our board, is the Chairman and Chief Executive Officer of CyberSafe. Under this license agreement, we agreed that up to 15 concurrent users of CyberSafe will be permitted to have access to a version of OPUSRM that we have provided to early adopters of OPUSRM during the period from August 1999 until the earlier of February 15, 2000 and our release to CyberSafe of the production version of OPUSRM in exchange for CyberSafe's performance of promotional services for us. CyberSafe's access to the production version of OPUSRM will end on August 14, 2002. In addition, we perform consulting services for CyberSafe at hourly rates of $200 or $250 per hour, depending upon the experience level of our staff members that provide these services.

USWeb Agreements

    From October 1998 until November 1999, USWeb provided us with consulting, software development and related services for which we paid USWeb approximately $1.2 million.

    In April 1999, we subleased approximately 6,933 square feet in the building located at 733 Third Avenue, New York, New York for the period from April 1999 through August 1999 from USWeb, one of our principal stockholders, for monthly rental payments of $25,000. The total amount paid to USWeb during 1999 under the lease was $190,000. This agreement terminated when we entered into a lease agreement with the owner of the building with respect to the same office.

Legal Services

    Since our inception, Leonard Horowitz has provided us with legal services at the rate of $250 per hour. For these legal services, we paid Mr. Horowitz approximately $36,000 in 1998 and $144,000 in 1999.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of common stock as of November 30, 1999 and as adjusted to reflect the sale of the shares of common stock offered by us in this offering, for:

    - each person or entity known by us to beneficially own more than 5% of the common stock;

    - each executive officer named in the summary compensation table;

    - each of our directors; and

    - all executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including warrants and options. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of November 30, 1999, but excludes shares of common stock underlying options or warrants held by any other person.

    Except in cases where community property laws apply or as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

    Percentage of beneficial ownership is based on 24,194,617 shares of common stock outstanding as of November 30, 1999, assuming the conversion of all of our
outstanding shares of preferred stock and       shares of common stock
outstanding after completion of this offering. It assumes that the underwriters' over-allotment option to purchase is not exercised and excludes any shares purchased in this offering by the respective beneficial owners, including any shares offered in the Safeguard Subscription Program.

                                                Beneficial Ownership Before Offering
                                  -----------------------------------------------------------------
                                                        Common Stock
                                                   Underlying Options and                               Beneficial
                                   Common Stock     Warrants Exercisable                              Ownership After
Name of Beneficial Owner           Outstanding         Within 60 Days         Total      Percentage      Offering
------------------------          --------------   ----------------------   ----------   ----------   ---------------
CrossPoint Venture Partners          2,684,598                    --         2,684,598     11.10%
  L.P.(1)
  18552 MacArthur Boulevard,
  Suite 400
  Irvine, California 92612
Safeguard Scientifics, Inc.(2)       3,619,955                    --         3,619,955     14.96%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, Pennsylvania 19087-1945
Wheatley Partners, L.L.C. (3)        2,033,839                    --         2,033,839      8.41%
  80 Cuttermill Road, Suite 311
  Great Neck, New York 11021
Ari B. Horowitz.................     2,157,143             500,000(8)        2,657,143     10.76%
Carlos B. Cashman...............     1,100,000                    --         1,100,000      4.55%
Allen Berger....................            --                    --                --
Susan Wu........................            --                21,666            21,666         *
James Cannavino.................            --                30,000            30,000         *
John I. Drew....................       216,919                    --           216,919         *
John K. Halvey(4)...............            --                    --                --        --
Irwin Lieber(5).................     2,226,376               160,000         2,386,376      9.80%
William R. Nuti.................            --                    --                --        --
Barry Rubenstein(6).............     2,643,991             160,000(9)        2,803,991     11.51%
Roger J. Weiss..................     175,921(7)               60,000           215,921      0.89%
All executive officers and
  directors as a group (18
  persons)......................    11,114,547          1,081,666(10)       12,196,213     48.25%

------------------------------

*   Less than 1%.

(1) Includes 1,600,000 shares held by CrossPoint Venture Partners, L.P., 433,839 shares held by CrossPoint Venture Partners 1997, L.P. and 650,759 shares held by CrossPoint Venture Partners LS 1999, L.P. CrossPoint Venture Partners, L.P. is the general partner of each of CrossPoint Venture Partners 1997, L.P. and CrossPoint Venture Partners LS 1999, L.P.

(2) Includes 433,839 shares held by CompuCom Systems, Inc. 1,016,919 shares held by Pennsylvania Early Stage Partners, L.P. and 2,169,197 shares held by Safeguard 99 Capital L.P. The majority stockholder of CompuCom is Safeguard Scientifics. The general partner of Pennsylvania Early Stage is Pennsylvania Early Stage Partners GP, L.L.C., a member of which is SSI Partnership Holdings (Pennsylvania), Inc., which is a wholly owned subsidiary of Safeguard Scientifics, of which Mr. John K. Halvey, one of our directors, is a senior vice president.

(3) Includes 1,871,132 shares held by Wheatley Partners, L.P. and 162,707 shares held by Wheatley Foreign Partners, L.P. The general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P. is Wheatley Partners, LLC, the members of which are Irwin Lieber and Barry Rubenstein, two of our directors, Jonathan Lieber, Seth Lieber and Barry Fingerhut. Each of these members disclaims beneficial interest of the shares held by the Wheatley funds, except to the extent of their respective pecuniary interests therein arising from their ownership interests.

(4) Includes the 3,619,955 shares held indirectly by Safeguard Scientifics referred to in Note 2 above. Mr. Halvey, one of our directors, is a senior vice president of Safeguard Scientifics. Mr. Halvey disclaims beneficial ownership of these shares.

(5) Includes the 2,033,839 shares held by the Wheatley funds referred to in
    Note 3 above and 192,537 shares held by Mr. Lieber. Mr. Lieber, one of our directors, disclaims beneficial interest of the 2,033,839 shares held by the Wheatley funds referred to in Note 3 above, except to the extent his pecuniary interest therein arising from his ownership interest.

(6) Includes the 2,033,839 shares held by the Wheatley funds referred to in
    Note 3 above, the 203,384 shares held by Seneca Ventures, the 203,384 shares held by Woodland Venture Fund and the 203,384 shares held by Mr. Rubenstein. Mr. Rubenstein is the sole stockholder of Woodland Services Corp., which is the sole general partner of each of Seneca Ventures and Woodland Venture Fund. Mr. Rubenstein, one of our directors, disclaims beneficial interest of the 2,033,839 shares held by the Wheatley funds referred to in Note 3 above, except to the extent his pecuniary interest therein arising from his ownership interest.

(7) Includes 175,921 shares held by G&R Partnership, L.P., the general partner of which is Mr. Weiss, one of our directors.

(8) The option to purchase 500,000 shares granted to Mr. Horowitz on April 1, 1999 will be immediately exercisable in full upon the completion of this offering.

(9) Includes 60,000 shares issuable upon the exercise of warrants issued to G&R.

(10) Includes the 500,000 shares underlying the option held by Mr. Horowitz referred to in Note 4 above, as well as the 150,000 shares underlying the option held by Richard McCann which will be exercisable in full upon the completion of this offering.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, our authorized capital stock will consist of 45,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share. As of November 30, 1999, 7,233,890 shares of common stock were outstanding, 8,284,000 shares of Series A preferred stock were outstanding and 8,676,727 shares of Series B preferred stock were outstanding. These shares of preferred stock will automatically convert to shares of common stock on a one-for-one basis upon the completion of this offering.

    The following description of our capital stock, provisions of our restated certificate of incorporation and our restated bylaws and certain provisions of Delaware law are summaries thereof and are qualified in their entirety by reference to the Delaware General Corporation Law, and our restated certificate of incorporation and our restated bylaws. Copies of our restated certificate of incorporation and our restated bylaws will be filed with the SEC as exhibits to the registration statement, of which this prospectus forms a part.

Common Stock

    The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from funds legally available therefor, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our restated certificate of incorporation will not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

    Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

    As of the closing of this offering, no shares of our preferred stock will be outstanding. Under our restated certificate of incorporation, our board of directors, without further action by our stockholders, will be authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

Section 203 of the Delaware General Corporation Law

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes specified types of mergers, asset sales, and other transactions resulting in a financial benefit to the "interested stockholder." Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

Provisions Relating to Mergers and Acquisitions

    Some of the provisions of our restated certificate of incorporation and restated bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Opus360 Corporation. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of our stockholders.

CLASSIFIED BOARD OF DIRECTORS

    Our restated certificate of incorporation will divide our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors who may be elected by holders of any preferred stock that we may issue. As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help us to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    Our restated certificate of incorporation will provide that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of meeting. Our restated bylaws will provide that special meetings of stockholders may be called only by our board of directors or our Chairman, Chief Executive Officer or President. Our stockholders will not be permitted to call a special meeting of stockholders or to require that our board of directors call a special meeting.

ADVANCE STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES

    Our restated bylaws will establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. This stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or by a stockholder who has given timely written notice of such stockholder's intention to bring such business before the meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the stockholder notice procedure, a stockholder's notice proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain specified types of information. If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the stockholder notice procedure, that business shall not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies

    Our restated certificate of incorporation and restated bylaws provide that
our board of directors will consist of not less than     nor more than
directors, other than directors elected by holders of any preferred stock that we may issue, the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our restated certificate of incorporation and restated bylaws will authorize our board of directors to elect additional directors under specified circumstances and fill any vacancies that occur in our board of directors by reason of death, resignation, removal, or otherwise. A director so elected by our board of directors to fill a vacancy or a newly created directorship will hold office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our restated certificate of incorporation and restated bylaws will also provide that, subject to the right of holders of preferred stock to elect additional directors under specified circumstances, directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class The effect of these provisions will be to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by that removal with its own nominees.

Restated Certificate of Incorporation

    The provisions of our restated certificate of incorporation that would have anti-takeover effects as described above are subject to amendment, alteration, repeal, or recession by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of voting securities. This requirement will make it more difficult for stockholders to make changes to the provisions in our restated certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our restated certificate of incorporation.

Restated Bylaws

    Our restated certificate of incorporation will provide that our restated bylaws are subject to adoption, amendment, alteration, repeal, or recession either by our board of directors without the assent or vote of our stockholders, or by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of voting securities. This provision will make it more difficult for stockholders to make changes in our restated bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our restated bylaws.

Limitations on Liability and Indemnification of Officers and Directors

    Our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or to our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

    - for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

    Our restated bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

    - we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our restated certificate of incorporation, our restated bylaws or agreements; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

    We have obtained directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

    The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Transfer Agent and Registrar

    The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market or the perception that these sales could occur could adversely affect prevailing market prices of our common stock and could also adversely affect our ability to raise capital at a time and on terms favorable to us.

    Upon completion of this offering, we will have outstanding a total of shares of our common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are held by our affiliates as that term is defined in Rule 144 under the Securities Act. The remaining 24,194,617 shares of common stock held by existing stockholders and
the       shares subject to outstanding options and warrants are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

    Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

Number of Shares                              Date
----------------                              ----
                  After 180 days from the effective date of the registration statement for this prospectus (subject to volume
                    limitations)

                  At various times after 180 days from the effective date of the registration statement for this prospectus.

Lock-Up Agreements

    Our officers and directors and holders of         shares of our common stock
and         shares of common stock issuable upon the exercise of stock options or warrants have agreed, subject to limited exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or later acquired directly by these holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc., for a period of 180 days from the effective date of the registration statement for this prospectus. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of securities subject to the lockup agreement. There are no existing agreements between the representatives and any of our stockholders, optionholders or warrantholders providing consent to the sale of shares prior to the expiration of the lock-up period.

Rule 144

    In general, under Rule 144, as currently in effect, a person, or persons whose shares are required to be aggregated, including an affiliate, who has beneficially owned shares of our common stock for at least one year can sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding (approximately shares immediately after this offering); or

    - the average weekly trading volume in our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of public information about us. In addition, under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, can sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Options

    In general, under Rule 701, any of our employees, directors, consultants or advisors who purchase shares from us in connection with a compensatory stock option plan or other written agreement are eligible to resell these shares
90 days after the date of this offering in reliance on Rule 144, without compliance with certain restrictions contained in Rule 144, including the holding period. However, the holders of our outstanding options have agreed to be subject to the restrictions described above under the caption "Lock-Up Agreements."

    After this offering, we intend to register an aggregate of up to 4,100,000 shares of common stock which may be issued under the 1998 Plan. Shares issued upon exercise of options after the effective date of the registration statement on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above.

Registration Rights

    After this offering, the holders of 23,293,213 shares of common stock, and the holders of warrants to purchase 31,000 shares of common stock, will be entitled to have their shares registered under the Securities Act. Beginning 180 days after the date of the effectiveness of the registration statement for this prospectus, on the written demand of holders of either

    - at least 25% of the outstanding shares of common stock issued upon the conversion of our Series A preferred stock;

    - at least 25% of the outstanding shares of common stock issued upon the conversion of our Series B preferred stock; or

    - at least 25% of the outstanding shares of common stock issued to US Web/CKS and certain of our officers and employees,

we must use our best efforts to register on Form S-1 these shares and those of any other stockholders with registrable shares who, by prompt notice, request registration, subject to the ability of the managing underwriter of an underwritten offering to reduce the number of shares being sold. We are not required to effect more than two demand registrations on Form S-1 for either the holders of the shares of common stock issued upon conversion of the Series A preferred stock or the holders of the shares of common stock issued upon conversion of the Series B preferred stock. We are not required to effect more than one demand registration on Form S-1 for the holders of the shares of common stock issued to USWeb and some of our officers and employees. In addition, the holders of registrable shares may demand unlimited registrations on Form S-3 of these shares, subject to the ability of the managing underwriter of an underwritten offering to reduce the number of shares being sold. Furthermore, if we propose to register any of our securities under the Securities Act, either for our own account, other than a registration filed on Form S-4 or S-8, or for the account of other security holders exercising registration rights, the holders of registrable shares are entitled to include their shares in the registration, subject to the ability of the managing underwriter of an underwritten offering to reduce the number of shares being sold. All offering expenses in connection with all of these registrations will be borne by us, excluding underwriting discounts and commissions.

                                  UNDERWRITING

    Of the       shares offered by this prospectus,       shares are being
offered by means of an underwritten public offering and       shares are being
offered by means of the Safeguard Subscription Program to stockholders of Safeguard Scientifics, Inc., one of our principal stockholders.

Underwritten Public Offering

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc., J.P. Morgan & Co. and E*OFFERING Corp., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock indicated opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

Underwriter                                                 Number of Shares
-----------                                                 ----------------
FleetBoston Robertson Stephens Inc........................
Bear, Stearns & Co. Inc...................................
J.P. Morgan & Co..........................................
E*OFFERING Corp...........................................

                                                            ----------------
    Total.................................................

    We have been advised that the underwriters propose to offer the shares of common stock to the public at the initial public offering price located on the cover page of this prospectus and to dealers at that price less a concession of
not in excess of $         per share, of which $         may be reallowed to
other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

OVER-ALLOTMENT OPTION.

    We have granted to the underwriters an option, exercisable during the 30-day
period after the date of this prospectus, to purchase up to       additional
shares of common stock at the same price per share as we will receive for the shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the
above table represents as a percentage of the       shares offered by this
prospectus. If purchased, the additional shares will be sold by the underwriters
on the same terms as those on which the       shares are being sold. We will be
obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover
over-allotments made in connection with the sale of the       shares of common
stock offered by this prospectus.

    The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                               Without Over-        With Over-
                                                              allotment Option   allotment Option
                                                              ----------------   ----------------
Assumed initial public offering price.......................      $                  $
Underwriting discounts and commissions......................
Proceeds, before expenses, to us............................

    The total expenses of the offering payable by us are estimated at
$         . We are not responsible for expenses associated with the Safeguard
Subscription Program. FleetBoston Robertson Stephens Inc. expects to deliver the
shares of common stock to purchasers on       , 2000.

INDEMNITY.

    The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

FUTURE SALES.

    Each executive officer and director and holders of       shares of our
common stock and       shares of common stock issuable upon the exercise of
stock options or warrants have agreed, during the period of 180 days after the date of this prospectus, subject to several exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by these holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to the lock-up agreements. There are no existing agreements between the representatives and any of our stockholders, optionholders or warrantholders providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to several exceptions:

    - consent to the disposition of any shares subject to lock-up agreements prior to the expiration of the lock-up period; or

    - issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants, the issuance of options under existing stock option plans provided that no portion of the options vests before the expiration of the lock-up period and the issuance of common stock in connection with an acquisition of another company if the terms of such issuance provide that the common stock so issued shall be subject to the terms of the lock-up agreement. Please refer to the information in this prospectus under the heading "Shares Eligible for Future Sale."

    The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

INTERNET DISTRIBUTION.

    E*OFFERING Corp. has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc. A prospectus in electronic format will be made available on Internet sites maintained by E*OFFERING and E*TRADE. E*OFFERING and E*TRADE will accept conditional offers to purchase shares from all of their customers that complete and pass online eligibility profiles. In the event that the demand for shares from the customers of E*TRADE exceeds the amount of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per customer. These are no plans to direct shares to particular Internet purchasers.

DIRECTED SHARES.

    Of the             shares of common stock to be sold by us to the public
generally, we have requested that the underwriters reserve up to       shares of
common stock for sale at the initial public offering price to directors, officers, employees and other individuals designated by us. The number of shares of common stock available for sale to the general public will be reduced to the extent that such individuals purchase all or a portion of these reserved shares. Any reserved shares which are not purchased shall be offered by the underwriters to the general public on the same basis as the common shares offered hereby.

NO PRIOR PUBLIC MARKET.

    Before this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between us and the representatives. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

LISTING.

    We will apply to have our shares approved for quotation on the Nasdaq National Market under the symbol "OPUS."

STABILIZATION.

    The representatives have advised us that under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A stabilizing bid is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Safeguard Subscription Program

    As part of this offering, we are offering       shares of our common stock
in the Safeguard Subscription Program to stockholders of Safeguard, one of our principal stockholders. Safeguard's stockholders may subscribe for one share of
our common stock for every       shares of Safeguard
common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Persons who owned at least 100 shares of Safeguard common stock as of December 16, 1999 are eligible to purchase shares from us under the program. Stockholders who own less than 100 shares of Safeguard common stock will be ineligible to participate in the Safeguard Subscription Program.

    Under a standby stock purchase agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, Safeguard will purchase from us any of the shares offered by us under the program that are not purchased by the stockholders of Safeguard. Distribution of share certificates purchased through the Safeguard Subscription Program will be made to the purchasers as soon as practicable following the closing of the sale of the shares to the public. It is expected that sales under the Safeguard Subscription Program will be reflected in purchasers' book-entry accounts at the Depository Trust Company, if any, upon the closing of these sales. After the closing of these sales, we will mail stock certificates to all purchasers who do not maintain book-entry accounts at the Depository Trust Company. The purchase price under the program, whether paid by Safeguard or its stockholders, will be the same price per share as set forth on the cover page of this prospectus. All shares will be sold either to Safeguard or to stockholders of Safeguard.
FleetBoston Robertson Stephens Inc. will receive a   % management fee on all
shares offered through the Safeguard Subscription Program, including any shares actually purchased by Safeguard. The management fee represents compensation for the underwriters' role as it relates to due diligence, participation in the drafting of this prospectus, and general coordination of the overall offering. Safeguard will not receive any compensation from Opus360 or any other person, with respect to this offering, including any underwriting discounts or commissions.

    The following table shows the per share and total offering price, management fee to be paid by us to the underwriters and the proceeds before expenses to us.

                                                              Per Share    Total
                                                              ---------   --------
Public offering price.......................................
Management fee..............................................
Proceeds, before expenses, to Opus360.......................

    The total proceeds, before expenses, to be received by us from both the underwritten public offering and the Safeguard Subscription Program will be
approximately $         million, assuming no exercise of the over-allotment
option.

    The expenses of the Safeguard Subscription Program, exclusive of the management fee to be paid to the underwriters, are payable by Safeguard.

    Safeguard is an underwriter with respect to the shares included in the Safeguard Subscription Program. Safeguard is not an underwriter with respect to the other shares offered by this prospectus. Safeguard is not included in the term "underwriter" as used in this prospectus. Safeguard's sole condition to purchase any shares that are not purchased by its stockholders in the Safeguard Subscription Program is that the conditions to the underwriter's obligations have been met. This means that Safeguard will be required to purchase these shares if, and only if, the underwriters are obligated to purchase shares. Safeguard has not participated in any discussions or negotiations with us and the underwriters regarding the initial public offering price. Safeguard will not have any right to seek indemnification from us regarding its agreement to accept underwriter liability with respect to the shares included in the Safeguard Subscription Program.

FleetBoston Ventures

    FleetBoston Ventures, an affiliate of FleetBoston Robertson Stephens, Inc., owns 216,920 shares of Series B preferred stock, which will convert shares of common stock on a one-for-one basis upon the closing of this offering.

J.P. Morgan & Co. Incorporated

    In December 1999, we entered into an agreement with J.P. Morgan & Co., one of the representatives of the underwriters, to use OPUS XCHANGE to procure its project-based resource requirements and to participate actively in the continued development of the enhanced version of OPUS XCHANGE. In connection with this agreement, in December 1999, we issued to an affiliate of J.P. Morgan & Co. 26,000 shares of our common stock in exchange for consulting services performed under the agreement.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed upon for us by O'Sullivan Graev & Karabell, LLP, New York, New York. The O'Sullivan Graev profit sharing plan holds 40,000 shares of Series A preferred stock, which will automatically convert into shares of common stock on a one-for-one basis upon the closing of this offering. Various legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

    The financial statements for Opus360 Corporation as of December 31, 1998 and for the period from August 17, 1998 (our inception) to December 31, 1998 and the financial statements for The Churchill Benefit Corporation as of December 31, 1997 and 1998 and for the years ended December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, upon authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN GET MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and the common stock, reference is made to the registration statement and the exhibits and the schedules thereto.

    You may read and copy all or any portion of the registration statement or any reports, statement or other information in the Opus360 files in the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Opus360's SEC filings, including the registration statement, will also be available to you on the SEC's Internet site (http://www.sec.gov). As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
OPUS360 CORPORATION

Independent Auditor's Report................................  F-2

Consolidated Balance Sheets as of December 31, 1998 and
  September 30, 1999........................................  F-3

Consolidated Statements of Operations for the period from
  August 17, 1998 (inception) to September 30, 1998 and the
  nine months ended September 30, 1999......................  F-4

Consolidated Statements of Stockholders' Equity for the
  period from August 17, 1998 (inception) to September 30,
  1998 and the nine months ended September 30, 1999.........  F-5

Consolidated Statements of Cash Flows for the period from
  August 17, 1998 (inception) to September 30, 1998 and the
  nine months ended September 30, 1999......................  F-6

Notes to Consolidated Financial Statements..................  F-7

THE CHURCHILL BENEFIT CORPORATION

Independent Auditor's Report................................  F-26

Balance Sheets as of December 31, 1997 and 1998.............  F-27

Statements of Operations for the years ended December 31,
  1997 and 1998.............................................  F-28

Statement of Stockholders' Equity for the years ended
  December 31, 1997 and 1998................................  F-29

Statements of Cash Flow for the years ended December 31,
  1997 and 1998.............................................  F-30

Notes to Financial Statements...............................  F-31

                          Independent Auditors' Report

The Board of Directors
Opus360 Corporation:

    We have audited the accompanying balance sheet of Opus360 Corporation as of December 31, 1998, and the related statement of operations, stockholders' equity and cash flows for the period August 17, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Opus360 Corporation as of December 31, 1998, and the results of its operations and its cash flows for the period August 17, 1998 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
November 24, 1999, except as to

paragraphs 8 and 9 of note 2

which are as of December 20, 1999

                              OPUS360 CORPORATION

                          Consolidated Balance Sheets

                                                                                         Pro Forma
                                                        December 31,   September 30,   September 30,
                                                            1998           1999            1999
                                                        ------------   -------------   -------------
                                                                        (Unaudited)     (Unaudited)
                                                                                       (See Note 1)
                        Assets
Current assets:
  Cash................................................  $ 5,817,926    $  3,549,505    $  3,549,505
  Accounts receivable.................................       12,000       1,625,114       1,625,114
  Short-term investments..............................           --      37,170,674      37,170,674
  Prepaid expenses and other..........................        2,432         134,102         134,102
  Receivable from Series B convertible stockholders...           --       1,507,000       1,507,000
                                                        -----------    ------------    ------------
        Total current assets..........................    5,832,358      43,986,395      43,986,395
Property and equipment, net...........................       54,427         917,344         917,344
Goodwill, net of accumulated amortization of $231,174
  (unaudited) as of September 30, 1999................           --       1,881,472       1,881,472
Deferred loan costs...................................           --          43,643          43,643
Other assets..........................................           --          17,848          17,848
                                                        -----------    ------------    ------------
        Total assets..................................  $ 5,886,785    $ 46,846,702    $ 46,846,702
                                                        ===========    ============    ============
         Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable....................................  $    68,474    $  1,102,855    $  1,102,855
  Accrued expenses....................................      339,520       1,939,180       1,939,180
  Accrued wages.......................................           --       2,371,346       2,371,346
  Due to stockholder..................................      224,893         971,609         971,609
                                                        -----------    ------------    ------------
        Total current liabilities.....................      632,887       6,384,990       6,384,990
Temporary equity......................................           --       1,225,000       1,225,000
Stockholders' equity:
  Series A convertible preferred stock, $0.001 par
    value, 8,400,000 shares authorized, 4,636,000 and
    8,284,000 shares issued and outstanding,
    respectively, and zero shares outstanding on a pro
    forma basis.......................................        4,636           8,284              --
  Series B convertible preferred stock, $0.001 par
    value, 8,700,000 shares authorized, 0 and
    8,676,727 shares issued and outstanding,
    respectively, and zero shares outstanding on a pro
    forma basis.......................................           --           8,677              --
  Common stock, $0.001 par value, 45,000,000 shares
    authorized, 6,332,486 and 6,963,468 issued and
    outstanding, respectively, and 23,924,196 shares
    outstanding on a pro forma basis..................        6,332           6,963          23,924
  Additional paid-in capital..........................    6,384,152      57,038,834      57,038,834
  Stock subscription receivable.......................     (106,500)       (269,000)       (269,000)
  Deferred compensation...............................           --      (4,024,247)     (4,024,247)
  Accumulated deficit.................................   (1,034,722)    (13,529,747)    (13,529,747)
  Accumulated other comprehensive loss................           --          (3,052)         (3,052)
                                                        -----------    ------------    ------------
        Total stockholders' equity....................    5,253,898      39,236,712      39,236,712
                                                        -----------    ------------    ------------
Commitments and contingenies
        Total liabilities and stockholders' equity....  $ 5,886,785    $ 46,846,702    $ 46,846,702
                                                        ===========    ============    ============

          See accompanying notes to consolidated financial statements.

                              OPUS360 CORPORATION

                      Consolidated Statement of Operations

                                                        Period from       Period from
                                                      August 17, 1998   August 17, 1998    Nine months
                                                      (inception) to    (inception) to        ended
                                                       December 31,      September 30,    September 30,
                                                           1998              1998             1999
                                                      ---------------   ---------------   -------------
                                                                          (Unaudited)      (Unaudited)
Revenue.............................................   $         --               --           241,269
Cost of revenues....................................             --               --           198,012
                                                       ------------        ---------      ------------
Gross profit........................................             --               --            43,257
Operating expenses:
  Sales and marketing...............................         80,389               --         3,750,776
  Product development...............................        551,736           21,827         4,298,845
  General and administrative........................        406,840          124,444         3,740,040
  Depreciation and amortization.....................          1,555               --           309,679
  Amortization of equity-based compensation.........             --               --           716,911
                                                       ------------        ---------      ------------
    Total operating expenses........................      1,040,520          146,271        12,816,251
                                                       ------------        ---------      ------------
    Loss from operations............................     (1,040,520)        (146,271)      (12,772,994)

Other income:
  Interest income...................................          5,798               --           297,586
  Interest expense..................................             --               --           (19,617)
    Loss before income taxes........................     (1,034,722)        (146,271)      (12,495,025)
Income tax expense..................................             --               --                --
                                                       ------------        ---------      ------------
    Net loss........................................   $ (1,034,722)        (146,271)      (12,495,025)
                                                       ============        =========      ============
Historical basic and diluted net loss per share.....   $      (0.17)       $   (0.03)     $      (1.89)
                                                       ============        =========      ============
Shares used in the calculation of historical basic
  and
  diluted net loss per share........................      6,080,232        5,383,333         6,626,019
                                                       ============        =========      ============
Pro forma basic and diluted net loss per share
  (note 1)..........................................   $      (0.10)                      $      (0.53)
                                                       ============                       ============
Shares used in the calculation of pro forma basic
  and
  diluted net loss per share (note 1)...............     10,716,232                         23,586,746
                                                       ============                       ============

          See accompanying notes to consolidated financial statements.

                              OPUS360 CORPORATION
                 Consolidated Statement of Stockholders' Equity
          Period from August 17, 1998 (inception) to December 31, 1998 and Nine Months ended September 30, 1999 (unaudited)

                                Class A Convertible     Class B Convertible
                                  Preferred Stock         Preferred Stock          Common Stock        Additional        Stock
                               ---------------------   ---------------------   ---------------------     Paid-in     Subscriptions
                                Shares      Amount      Shares      Amount      Shares      Amount       Capital      Receivable
                               ---------   ---------   ---------   ---------   ---------   ---------   -----------   -------------
Balance at August 17, 1998
  (inception)                              $                       $                       $           $               $
Issuance of common stock.....                                                  6,060,714       6,060       528,940      (106,500)
Issuance of common stock for
  technology.................                                                    271,771         272        94,848
Issuance of Class A
  convertible preferred
  stock......................  4,636,000       4,636                                                     5,790,364
Expenses incurred in
  connection with equity
  offerings..................                                                                              (30,000)
Net loss.....................
                               ---------   ---------   ---------   ---------   ---------   ---------   -----------     ---------
    Balance at December 31,
      1998...................  4,636,000       4,636          --          --   6,332,485       6,332     6,384,152      (106,500)
Issuance of Class A
  convertible preferred
  stock......................  3,648,000       3,648                                                     4,556,352      (195,000)
Issuance of Class B
  convertible preferred
  stock......................                          8,676,727       8,677                            39,991,323
Issuance of shares in
  connection with
  acquisition................                                                    630,983         631     1,749,369
Reclass amount subject to put
  agreement..................                                                                           (1,225,000)
Expenses incurred in
  connection with equity
  offering...................                                                                               (2,148)
Proceeds from stock
  subscriptions receivable...                                                                                             32,500
Record equity base
  compensation expense to a
  shareholder................                                                                              303,985
Record deferred compensation
  for issuance of options to
  employees..................                                                                            3,804,326
Record deferred compensation
  for issuance of options to
  non-employees..............                                                                              632,847
Amortization of deferred
  compensation for employee
  stock options..............
Amortization of deferred
  compensation for non-
  employee stock options.....
Issuance of warrants to a
  bank.......................                                                                               63,260
Issuance of warrants for
  services...................                                                                              554,000
Issuance of warrants for
  services...................                                                                              127,168
Issuance of warrants for
  services...................                                                                               99,200
Net loss.....................
Unrealized holding loss on
  short term investments.....
Comprehensive loss
                               ---------   ---------   ---------   ---------   ---------   ---------   -----------     ---------
    Balance at September 30,
      1999 (unaudited).......  8,284,000   $   8,284   8,676,727   $   8,677   6,963,468   $   6,963   $57,038,834     $(269,000)
                               =========   =========   =========   =========   =========   =========   ===========     =========


                                                                 Other
                                 Deferred     Accumulated    Comprehensive
                               Compensation     Deficit          Loss           Total
                               ------------   ------------   -------------   ------------
Balance at August 17, 1998
  (inception)                  $              $               $              $
Issuance of common stock.....                                                     428,500
Issuance of common stock for
  technology.................                                                      95,120
Issuance of Class A
  convertible preferred
  stock......................                                                   5,795,000
Expenses incurred in
  connection with equity
  offerings..................                                                     (30,000)
Net loss.....................                   (1,034,722)                    (1,034,722)
                               -----------    ------------    ----------     ------------
    Balance at December 31,
      1998...................           --      (1,034,722)           --        5,253,898
Issuance of Class A
  convertible preferred
  stock......................                                                   4,365,000
Issuance of Class B
  convertible preferred
  stock......................                                                  40,000,000
Issuance of shares in
  connection with
  acquisition................                                                   1,750,000
Reclass amount subject to put
  agreement..................                                                  (1,225,000)
Expenses incurred in
  connection with equity
  offering...................                                                      (2,148)
Proceeds from stock
  subscriptions receivable...                                                      32,500
Record equity base
  compensation expense to a
  shareholder................                                                     303,985
Record deferred compensation
  for issuance of options to
  employees..................   (3,804,326)                                            --
Record deferred compensation
  for issuance of options to
  non-employees..............     (632,847)                                            --
Amortization of deferred
  compensation for employee
  stock options..............      389,777                                        389,777
Amortization of deferred
  compensation for non-
  employee stock options.....       23,149                                         23,149
Issuance of warrants to a
  bank.......................                                                      63,260
Issuance of warrants for
  services...................                                                     554,000
Issuance of warrants for
  services...................                                                     127,168
Issuance of warrants for
  services...................                                                      99,200
Net loss.....................                  (12,495,025)                   (12,495,025)
Unrealized holding loss on
  short term investments.....                                     (3,052)          (3,052)
                                                                             ------------
Comprehensive loss                                                            (12,498,077)
                               -----------    ------------    ----------     ------------
    Balance at September 30,
      1999 (unaudited).......  $(4,024,247)   $(13,529,747)   $   (3,052)    $ 39,236,712
                               ===========    ============    ==========     ============

          See accompanying notes to consolidated financial statements.

                              OPUS360 CORPORATION

                      Consolidated Statement of Cash Flows

                                                        Period from       Period from
                                                      August 17, 1998   August 17, 1998    Nine months
                                                      (inception) to    (inception) to        ended
                                                       December 31,      September 30,    September 30,
                                                           1998              1998             1999
                                                      ---------------   ---------------   -------------
                                                                          (Unaudited)      (Unaudited)
Cash flows from operating activities:
  Net loss..........................................    $(1,034,722)       $(146,271)     $(12,495,025)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...................          1,555               --           309,679
    Non cash product development expense............         95,120           95,120            99,200
    Non cash compensation expense...................             --               --           716,911
    Non cash advertising expense....................             --               --           127,168
    Non cash advisory expense.......................             --               --           554,000
    Non cash interest expense associated with
      issuance of warrants..........................             --               --            19,617
    Loss on disposal of equipment...................             --               --             8,482
    Changes in operating assets and liabilities:
      Account receivables...........................        (12,000)              --          (402,666)
      Prepaid expenses and other current assets.....         (2,432)              --          (131,419)
      Other assets..................................             --               --           (13,840)
      Accounts payable..............................         68,474               --           737,436
      Accrued expenses..............................        339,520               --           185,306
      Accrued wages.................................             --               --         2,371,346
      Due to stockholder............................        224,893          551,151           746,716
                                                        -----------        ---------      ------------
        Net cash provided by (used in) operating
        activities..................................    $  (319,592)       $ 500,000      $ (7,167,089)
                                                        ===========        =========      ============
Cash flows from investing activities:
Acquisition of property and equipment...............        (55,982)              --          (944,257)
Increase in short term investments..................             --               --       (37,173,726)
Cash acquired in connection with acquisition of
  subsidiary........................................             --               --           128,550
                                                        -----------        ---------      ------------
        Net cash used in investing activities.......    $   (55,982)       $      --      $(37,989,433)
                                                        ===========        =========      ============

Cash flows from financing activities:
  Net proceeds from issuance of Series A convertible
    preferred stock.................................    $ 5,765,000        $      --      $  4,365,000
  Net proceeds from issuance of Series B convertible
    preferred stock.................................             --               --        38,490,601
  Net proceeds from issuance of common stock........        428,500          145,000            32,500
                                                        -----------        ---------      ------------
        Net cash provided by financing activities...      6,193,500          145,000        42,888,101
                                                        -----------        ---------      ------------
        Net increase (decrease) in cash.............      5,817,926          645,000        (2,268,421)

Cash:
  Beginning of period...............................             --               --         5,817,926
                                                        -----------        ---------      ------------
  End of period.....................................    $ 5,817,926        $ 645,000      $  3,549,505
                                                        ===========        =========      ============

          See accompanying notes to consolidated financial statements.

                              OPUS360 CORPORATION

                         Notes to Financial Statements

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

(1) Organization and Summary of Accounting Policies

(A) ORGANIZATION AND DESCRIPTION OF BUSINESS

    Opus360 Corporation ("Opus" or the "Company") was incorporated on August 17, 1998, under the laws of Delaware.

    Opus provides an integrated web-based business to business solution for putting people and projects together. The Company's e-commerce solution is intended to streamline the procurement and management of professional services and is comprised of two segments.

    - FREEAGENT.COM SERVICE--which includes FREEAGENT.COM, a web-site that enables independent professionals to manage their careers by offering access to project opportunities and corporate products and services; and, FREEAGENT E.OFFICE, a back-office and employer service for independent professionals. Independent professionals who elect to receive FREEAGENT E.OFFICE services are the Company's contractual employees for federal income tax purposes and for whom the Company prepares IRS Form W-2's. The Company enters into contracts with organizations for projects to be performed by FREEAGENT E.OFFICE employees, processes invoices on their behalf and, upon receipt of amounts due from the contracting organization for the services rendered by FREEAGENT E.OFFICE employees, remits the amount to them after deducting payroll taxes, the fees charged by the Company and directing amounts to their health insurance and 401(k) retirement plan, as directed by the FREEAGENT E.OFFICE employees.

    - APPLICATION AND PROCUREMENT SERVICES--which includes OPUS XCHANGE, a web-based platform designed to enable corporations, professional service firms, staffing vendors and other buyers of project-based labor to procure these services in an exchange-based environment by using search technologies to match people with projects; and, OPUSRM, a labor resource management service designed to centralize resource and project information and enable organizations to manage their internal and external labor resources.

    On May 27, 1999, the Company acquired the Churchill Benefit Corporation ("Churchill"), a company that provides back-office and employer services similar to those of the Company's E.OFFICE service.

(B) BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of Opus and it's wholly owned subsidiary, Churchill Benefit Corporation (collectively, the "Company"). All intercompany account balances and transactions have been eliminated in consolidation.

    The accompanying consolidated financial statements reflect a change in how the Company's subsidiary, Churchill Benefit Corporation, recognizes revenue. The Company currently recognizes as revenue the monthly fees it charges to its E.OFFICE employees for providing E.OFFICE services as these services are provided. Previously, Churchill recorded as revenue, the gross billings from services provided by its E.OFFICE employees to customers with whom Churchill contracts, invoices and collects on behalf of its E.OFFICE employees. Churchill would then record a corresponding charge to cost of revenues for the same amount less its E.OFFICE service fee. This change in Churchill's revenue recognition policy has no effect on historical net income or loss.

    The Company believes its current revenue recognition policy clarifies its financial position and results of operations and is consistent with the view of the Securities and Exchange Commission ("SEC") on revenue recognition issued in Staff Accounting Bulletin No. 101.

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

    In December 1999, the Board of Directors authorized the filing of a registration statement with the SEC that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). In conjunction with a qualified IPO, all outstanding shares of Series A and B preferred stock automatically convert into shares of the Company's common stock on a one for one basis. Accordingly, the effect of the conversions has been reflected in the accompanying unaudited pro forma balance sheet as if they had occurred as of September 30, 1999.

(C) INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The interim financial statements of the Company as of September 30, 1999 and the statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(D) USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(E) REVENUE RECOGNITION

    To date, the Company has only generated revenue from charging fees to independent professionals who receive the Company's E.OFFICE services, which include back office and administrative services. Independent professionals who elect to receive FREEAGENT E.OFFICE services are the Company's contractual employees for federal income tax purposes and for whom the Company prepares IRS Form W-2's. The Company enters into contracts with organizations for projects to be performed by FREEAGENT E.OFFICE employees, processes invoices on their behalf and, upon receipt of amounts due from the contracting organization for the services rendered by the FREEAGENT E.OFFICE employees, remits the amount to them after deducting payroll taxes, the fees charged by the Company and directing amounts to their health insurance and the Company's 401(k) plan.

    The Company recognizes an initial sign-up fee and monthly E.OFFICE fees as its services are provided to such E.OFFICE employees on a monthly basis. The Company recognizes the initial sign-up fee over the period of the E.OFFICE employees' initial contract term.

    Company revenue from the sale of banner ads on FREEAGENT.COM will be recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable, and to date, no revenue has been recognized for this service.

    FREEAGENT business services revenues will consist of commission-based and fee-based services and products provided through FREEAGENT.COM by the Company's business partners. Business service revenues that are commission-based will be recognized as revenues when the transaction is consummated and business service revenues that are fee-based will be recognized as revenues over the related subscription term.

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

    Revenue from OPUS XCHANGE project listing will consist of fees that are paid by organizations that list projects on OPUS XCHANGE and will be recognized over the applicable period for which the project is listed. To date, no revenue has been recognized for this service.

    Revenue from OPUS XCHANGE project placement will consist of a transaction-based fee (either variable or fixed), paid when an organization that has listed a project on OPUS XCHANGE procures the services of a registered free agent to perform services for the project and will be recognized as revenue either when a free agent is engaged for a project or over time if the free agent is a FREEAGENT E.OFFICE employee. To date, no revenue has been recognized for this service.

(F) COST OF REVENUE

    Cost of revenues consist primarily of salaries paid to staff that help administer the Company's E.OFFICE SERVICES. Additional costs of revenues include costs associated with operating FREEAGENT.COM and OPUS XCHANGE, including certain technical personnel, equipment leasing costs, telecommunications charges and depreciation.

(G) INVESTMENT SECURITIES

    Investment securities at September 30, 1999 consist of corporate debt securities and U.S. government agency securities. The Company classifies all of the debt securities as available-for-sale. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

    A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income is recognized when earned.

    The breakdown of unrealized gains and losses as of September 30, 1999 (unaudited) is as follows:

                                                   Amortized    Unrealized   Unrealized   Fair Market
                                                     Cost          Gain         Loss         Value
                                                  -----------   ----------   ----------   -----------
Government agency debt securities...............  $33,312,141      2,616       (13,955)   33,300,802
Corporate debt securities.......................    3,863,621      6,251            --     3,869,872
                                                  -----------      -----       -------    ----------
Total...........................................  $37,175,762      8,867       (13,955)   37,170,674
                                                  ===========      =====       =======    ==========

(H) ADVERTISING COSTS

    Advertising costs are expensed as incurred. For the period from August 17, 1998 (inception) to December 31, 1998 and for the nine months ended
September 30, 1999, advertising expenses amounted to approximately $0 and $463,783, respectively.

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

(I) ACCOUNTS RECEIVABLE AND ACCRUED WAGES PAYABLE

    Accounts receivable represents amounts invoiced by the Company on behalf of its E.OFFICE employees for services rendered to a customer that has contracted with the Company. Accrued wages represents the amounts owed to the Company's E.OFFICE employees for services rendered under contracts with third parties.

(J) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years.

(K) IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair market value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair market value, less costs to sell.

(L) INTANGIBLE ASSETS

    Intangible assets consists of goodwill and is amortized on a straight-line basis over the expected periods to be benefited, generally 3 years. Accumulated amortization for the nine month period ended September 30, 1999 was $231,174.

(M) FINANCIAL INSTRUMENTS

    The following summary disclosures are made in accordance with the provisions of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. Fair market value is defined in the statement as the amount at which an instrument could be exchanged in a current transaction between willing parties.

    The carrying amounts of accounts receivables, prepaid expenses and other assets, accounts payable and accrued expenses approximate fair market value due to the short maturity of these instruments.

(N) PRODUCT DEVELOPMENT COSTS

    The Company accounts for product development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Through September 30, 1999, all development costs have been charged to product development expense in the accompanying consolidated statements of operations.

(O) INCOME TAXES

    The Company accounts for income taxes under the provisions of SFAS No, 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(P) STOCK BASED COMPENSATION

    The Company accounts for stock-based compensation arrangements in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(Q) SEGMENT INFORMATION

    The Company discloses information regarding segments in accordance with SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting of financial information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports. (See note 10).

(R) COMPREHENSIVE INCOME

    The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized holding gains and losses, net of related tax effects, on available for sale securities to be included in other comprehensive income until realized.

(S) BASIC AND DILUTED NET LOSS PER SHARE

    The Company calculates earnings per share in accordance with SFAS No. 128, "Computation of Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Accordingly, basic earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Pursuant to SAB No. 98, all options, warrants or other potentially dilutive instruments issued for nominal consideration, prior to the anticipated effective date of an initial public offering (including the IPO), are required to be included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. As of September 30, 1999, the Company has recorded the fair market value of all equity instruments issued for all periods presented and accordingly does not have any nominal issuances. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the Company's preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

(T) RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Company adopted the American Institute of Certified Public Accounts (AICPA) Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. Adoption of SOP 98-1 did not have a material impact on the Company's financial condition or results of operations.

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

    In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company implemented SOP 98-5 on January 1, 1999.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) Acquisition of The Churchill Benefit Corporation

    On May 27, 1999, Opus acquired 100% of the outstanding common stock of The Churchill Benefit Corporation ("Churchill") in exchange for 630,983 shares (the "Initial Shares") of the Company's common stock valued at approximately $2.773 per share, or $1.75 million.

    The former owner of Churchill is potentially entitled to an additional 270,421 shares of the Company's common stock placed in escrow (the "Escrow Shares") and, commencing 18 months from the date of closing, $850,000 of the Company's common stock based on the fair market value on that date (the "Additional Shares").

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

    The Escrow and Additional Shares vest ratably over 3 years from the date of the agreement based on the continuous employment of the seller and a key executive and are subject to downward adjustment based on a target number of free agents subscribing to the Company's E.OFFICE service one year from the date of the acquisition agreement.

    As of September 30, 1999, the Company can not determine if the former shareholder of Churchill will be entitled to any Escrow or Additional Shares.

    After determination of amounts owed to the former owner of Churchill, the Company will charge to compensation expense that portion of the Escrow and Additional Shares which have been earned based on the fair market value of the Company's common stock on that date. The Company will then amortize to compensation expense the unvested Escrow and Additional Shares over the remaining vesting period.

    In connection with the Churchill acquisition, the Company granted the former owner of Churchill the right to sell or "put" all shares earned by the former owner under the acquisition agreement to the Company if the Company has not completed an IPO by the third anniversary of the acquisition closing date. The acquisition agreement provides a formula to calculate the amount that the Company would be required to pay, which is equal to approximately $1,225,000 as of September 30, 1999.

    The acquisition agreement further provides that the Company may buy back or "call" all of the shares earned by the former owner at any time prior to the third anniversary of the acquisition closing date if the Company has completed a qualified private offering prior to that date. In the event the Company exercises its call right, the former owner of Churchill can either sell his shares to the Company, or give up his put right.

    In September 1999, the Company completed a qualified private offering; however, the Company did not exercise its call option until after September 30, 1999. Accordingly, all amounts and shares subject to the former owners' put right have been classified as temporary equity.

    On December 20, 1999, the Company exercised its call right and the former owner agreed to forfeit his future put rights. The Company will reflect this transaction in its consolidated financial statements as of December 31, 1999.

    The acquisition has been accounted for using the purchase method and, accordingly, the results of operations of Churchill are included in the Company's consolidated financial statements from the date of acquisition. The purchase price has been preliminarily allocated to the Company's historical assets and liabilities based on the carrying values of the acquired assets and liabilities, as these carrying values are estimated to approximate fair market value of the assets acquired and liabilities assumed. Goodwill of $2,112,646 created as a result of the Churchill transaction will be amortized over three years and was calculated as follows:

Value of Initial Shares.....................................  $1,750,000
Acquisition costs...........................................     296,945
Negative net assets acquired................................      65,701
                                                              ----------
Excess purchase price over net assets acquired..............  $2,112,646
                                                              ==========

    On a pro forma basis as if the acquisition of Churchill had taken place on January 1, 1998 and carried forward to the interim period presented, the Company's revenue, net loss, and basic and diluted net loss per

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

share would have been $798,813 and $540,137, $(1,830,198) and $(13,213,736), and
$(0.27) and $(1.90) per share, for the periods ended December 31, 1998 and September 30, 1999, respectively.

(3) Property and Equipment

    Property and equipment consist of the following:

                                                     December 31,   September 30,
                                                         1998           1999
                                                     ------------   -------------
                                                                     (Unaudited)
Computer equipment.................................     $55,982       $948,814
Furniture and fixtures.............................          --         47,819
                                                        -------       --------
                                                         55,982        996,633
Less accumulated depreciation......................      (1,555)       (79,289)
                                                        -------       --------
    Total..........................................     $54,427       $917,344
                                                        =======       ========

(4) Concentrations

    At December 31, 1998 and September 30, 1999 five clients accounted for approximately $828,000 and $520,000 of accounts receivable, respectively.

(5) Related Party Transactions

    A stockholder of the Company provides and charges the Company for the use of office space, equipment as well as certain administrative personnel. The stockholder does not mark-up these costs to the Company which aggregated $224,893, $146,271 and $928,678 for the period from August 17, 1998 (inception) to December 31, 1998, the period from August 17, 1998 (inception) to
September 30, 1998 and the nine months ended September 30, 1999.

    In August 1999, the Company entered into an agreement with CyberSafe Corporation, a company whose Chairman and CEO is a member of the Company's board of directors. The CyberSafe agreement provides for CyberSafe to assist in the development of the Company's OPUSRM product by implementing a pre-release version and providing feedback to the Company about the product.

(6) Line of Credit

    In May 1999, the Company entered into a $1,000,000 line of credit with a bank which consists of 2 parts: (1) a $750,000 committed revolving line with a term of one year and (2) a $250,000 committed equipment line with a term of four years. In connection with this line of credit, the bank received warrants to purchase 15,000 shares of common stock at $1.25 per share. The warrants are immediately exercisable and expire in May 2006. The annual interest rate on the revolving and equipment line is equal to the prime rate plus 1.25%.

    On June 11, 1999 the Company issued a letter of credit for $650,000 to a third party which is guaranteed by the $750,000 committed revolving line.

    On August 17, 1999 the Company entered into an additional $1,500,000 equipment facility with the same bank whereby the bank received additional warrants to purchase 16,000 shares of common stock at

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

$2.77 per share. The warrants are immediately exercisable and expire on August 17, 2006. Under this agreement, the Company may borrow in $50,000 increments until December 31, 1999, and is obligated to repay any amounts borrowed monthly, over a 36 month period. The annual interest rate on this facility is equal to the three-year Treasury bill as of the date of funding plus 3%. The Company currently has no outstanding balance under this line.

    Each line requires the maintenance of certain non-financial and financial covenants, including the maintenance of $2,000,000 of tangible net worth, and provides that amounts borrowed be collateralized by some of the Company's assets.

    In connection with each issuance of warrants to the bank, the Company recorded in the aggregate, approximately $63,260 as deferred loan costs, representing the fair market value of the warrants issued at each date, calculated using the Black-Scholes pricing model. Deferred loan costs are being amortized to interest expense over the lives of the respective lines of credit.

(7) Commitments

Registration Rights:

    Beginning 180 days after the effective date of the Company's IPO, certain holders of the Company's common stock and warrants will be entitled to have their shares registered under the Securities Act of 1933 upon written demand of either:

    - at least 25% of the outstanding shares of common stock issued upon the conversion of the Company's Series A preferred stock;

    - at least 25% of the outstanding shares of common stock issued upon the conversion of the Company's Series B preferred stock; or

    - at least 25% of the outstanding shares of common stock issued to US Web Corporation and certain of the Company's officers and employees.

    The Company will be responsible for all expenses in connection with the above registration rights.

Operating Leases:

    The Company leases certain computer and office equipment and office space under noncancelable operating leases expiring at various dates through 2002.

    On September 13, 1999, the Company signed a new lease for office space which it intends to occupy in the first half of 2000. In connection with signing the new lease, the Company provided the landlord a letter of credit for $650,000 which is guaranteed by the Company's line of credit. The table below includes amounts related to the new lease.

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

    Future minimum annual lease payments under noncancelable operating leases as of December 31, 1998 are as follows:

                                                              Operating
                                                                Lease
                                                              ----------
1999........................................................  $  507,162
2000........................................................     412,182
2001........................................................     186,711
2002........................................................     115,711
2003........................................................      99,996
Thereafter..................................................     574,977
                                                              ----------
                                                              $1,896,739
                                                              ==========

    Rent expense for the period from August 17, 1998 (inception) to December 31, 1998, the period from August 17, 1998 (inception) to September 30, 1998 and the nine-month period ended September 30, 1999 (unaudited) was $24,000, $0 and $378,416, respectively.

(8) Income taxes

    The Company has not recorded a provision for income tax expenses, as it has incurred a net operating loss in every period since its inception. At
September 30, 1999, the Company had a net operating loss carryforward of $11.1 million which gives rise to substantially all of its $5.1 million net deferred tax asset. The Company has recorded a valuation allowance in the amount of $5.1 million to fully eliminate the deferred tax asset.

                                                     December 31,   September 30,
                                                         1998           1999
                                                     ------------   -------------
                                                                     (Unaudited)
Computed expected tax benefit......................    $(351,805)    $(4,165,859)
State and local income tax benefits,
  Net of federal income tax........................      (55,172)       (696,012)
Expenses not deductible for tax purposes...........       36,008         181,954
Others.............................................      (24,584)          9,756
Increase in valuation allowance....................      395,553       4,670,161
                                                       ---------     -----------
                                                       $      --     $        --
                                                       =========     ===========

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

    Temporary differences that give rise to the components of deferred tax assets as of December 31, 1998 and September 30, 1999 (unaudited) are as follows:

                                                     December 31,   September 30,
                                                         1998           1999
                                                     ------------   -------------
                                                                     (Unaudited)
Deferred tax assets:
  Net operating loss carryforward..................    $ 304,914     $ 4,442,743
  Accrued bonus and vacation.......................       66,499         247,828
  Fixed assets.....................................          528              --
  Others...........................................       23,614          25,396
  Deferred compensation............................           --         380,666
                                                       ---------     -----------
    Total gross deferred tax assets................      395,553       5,096,633
                                                       ---------     -----------
Less valuation allowance...........................     (395,553)     (5,065,714)
                                                       ---------     -----------
    Net deferred tax assets........................    $      --     $    30,919
                                                       ---------     -----------
Deferred tax liabilities:
  Fixed assets.....................................           --         (30,919)
                                                       ---------     -----------
    Total gross deferred tax liabilities...........           --         (30,919)
                                                       ---------     -----------
    Net deferred tax...............................    $      --     $        --
                                                       =========     ===========

    A valuation allowance has been recorded to reduce deferred tax assets that are more likely than not expected to be realized. Management believes that sufficient uncertainty exists regarding the realizability of these items and that a full valuation allowance is required.

(9) Basic and Diluted Net Loss Per Share

    The following table sets forth the computation of basic and diluted earnings per share:

                                                 Period from         Period from
                                               August 17, 1998     August 17, 1998        Nine Months
                                               (inception) to       (inception) to           Ended
                                              December 31, 1998   September 30, 1998   September 30, 1999
                                              -----------------   ------------------   ------------------
                                                                     (Unaudited)          (Unaudited)
Numerator:
  Net loss..................................     $(1,034,722)         $ (146,271)         $(12,495,025)
                                                 ===========          ==========          ============
Denominator:
  Basic and diluted loss per share weighted
    average shares..........................       6,080,232           5,383,333             6,332,485
                                                 ===========          ==========          ============
  Basic and diluted net loss per share......     $     (0.17)         $    (0.03)         $      (1.97)
                                                 ===========          ==========          ============

    Diluted net loss per share for the period from August 17, 1998 (inception) to December 31, 1998, the period from August 17, 1998 (inception) to
September 30, 1999, and the nine month period ended September 30, 1999 does not include the effect of options and warrants to purchase 1,518,000, 0, and 4,328,575 shares of common stock, respectively, or 4,636,000, 0 and 16,960,727 shares of common stock

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

issuable upon the conversion of Series A and B preferred stock on an "as-if converted" basis, respectively, as the effect of their inclusion is anti-dilutive for each period.

    The following table sets forth the computation of the unaudited pro forma basic and diluted loss per share, assuming conversion of the preferred stock.

                                                Period from
                                              August 17, 1998       Nine Months
                                              (inception) to           Ended
                                             December 31, 1998   September 30, 1999
                                             -----------------   ------------------
                                                                    (Unaudited)
Numerator:
  Net loss.................................     $(1,034,722)        $(12,495,025)
                                                ===========         ============
Denominator:
  Weighted average number of common
    shares.................................       6,080,232            6,626,019
  Assumed conversion of preferred stock and
    temporary equity to common shares......       4,636,000           16,960,727
                                                -----------         ------------
                                                 10,716,232           23,586,746
                                                ===========         ============
  Pro forma basic and diluted net loss per
    share..................................          $(0.10)              $(0.53)
                                                ===========         ============

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

(10) Stockholders' Equity

COMMON STOCK:

    Between August and December 1998, the Company sold 6,060,715 shares of common stock to founders, employees and investors for approximately $535,000 at prices ranging between $0.05 and $0.35 per share. In connection with the sale of certain shares to the founders and employees, the Company accepted demand promissory notes of $106,500, which carry interest of 7%. Amounts due under these notes of $106,500 and $74,000 as of December 31, 1998 and September 30, 1999, respectively, have been classified as subscription receivables and deducted from stockholders' equity in the accompanying financial statements.

    Pursuant to agreements between the Company's Chairman and CEO, certain employees who purchased approximately 3,139,140 shares of common stock in August and September 1998 agreed to sell their shares first to the Company's CEO and second to the Company, for the same price paid by such employees, in the event the employees voluntarily leave the Company prior to January 1, 2001. In September 1999, the Company's CEO exercised his right under one such agreement and acquired 57,140 shares for approximately $20,000, or $0.35 per share. In connection with this transaction, the Company recorded compensation expense of approximately $304,000, or $5.32 per share, representing the difference between the price paid, of $0.35 per share and the fair market value of the common stock on that date, $5.67 per share. In the event, the CEO exercises his rights for any of the remaining 3,082,000 shares, the Company will be required to record compensation expense for the difference between the amounts paid by the CEO and the fair market value of the Common Stock on the date of purchase.

    In October 1998, the Company entered into an agreement with USWeb Corporation whereby the Company acquired certain prototype technology in exchange for 271,771 shares of common stock at a fair value of $0.35 per share, or $95,120. The Company has expensed this amount in accordance with SFAS No. 86. The Company's CEO was formerly a senior managing partner of USWeb.

PREFERRED STOCK:

    In December 1998, the Company sold 4,636,000 shares of Series A convertible preferred stock to third parties for $5,795,000, or $1.25 per share. The Series A preferred stock is convertible on a one for one basis, subject to anti-dilution protection, and has preference to the Company's common stock in the event of liquidation. The holders of the Series A preferred stock vote on an as-if-converted basis, and are entitled to dividends only when and if declared by the Company.

    From January through March 1999, the Company sold an additional 3,648,000 shares of Series A convertible preferred stock to third parties for $4,560,000, or $1.25 per share. In connection with the sale of 156,000 shares of Series A preferred stock in March 1999, the Company accepted a promissory note of $195,000 which carries a 8% interest rate and is payable on February 22, 2002. Amounts due under this note have been classified as subscription receivable, and deducted from stockholders' equity in the accompanying consolidated financial statements.

    In connection with advising the Company during the Series A financing, certain Series A investors also received warrants to purchase 568,000 shares of common stock at fair market value, or $1.25 per share. The warrants are immediately exercisable and expire December 24, 2005.

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

    In 1998 and 1999, the Company incurred approximately $32,000 in expenses in connection with selling its Series A preferred stock.

    On September 3, 1999, the Company sold 8,676,727 shares of Series B convertible preferred stock to third parties for $40,000,000, or $4.61 per share. The Series B preferred stock is convertible on a one for one basis, subject to anti-dilution protection, and has preference to the Company's common stock in the event of liquidation. The holders of the Series B preferred stock vote on an as-if-converted basis, and are entitled to dividends only when and if declared by the Company.

STRATEGIC AND ADVISORY AGREEMENTS

GREENHILL & CO.:

    On September 3, 1999, the Company entered into an agreement with Greenhill & Co. ("Greenhill") whereby Greenhill will act as the Company's mergers and acquisitions advisor for a period of six months or until the Company has either acquired two identified targets or completed acquisitions aggregating $30 million (the "Initial Term"). Unless otherwise terminated, the agreement shall be automatically renewed (a) following the Initial Term and shall continue until the Company has completed either $250 million of cumulative acquisitions or a total of four previously identified targets that have an aggregate value of at least $100 million (the "First Renewal Term") and (b) following the First Renewal Term, until the Company has completed at least $750 million of cumulative acquisitions or a total of ten previously identified targets (the "Second Renewal Term").

    As consideration for the above services, Greenhill is entitled to
1) warrants to immediately purchase 300,000 shares of the Company's common stock at $4.61 per share upon the commencement of the Initial Term, 2) warrants to immediately purchase 300,000 shares of the Company's common stock at the greater of the latest round of private financing or the IPO price upon the earlier of the commencement of the First Renewal Term or the pricing of a qualified IPO, and 3) warrants to immediately purchase 300,000 shares of the Company's common stock at the greater of the latest round of private financing or, if the Company has completed a qualified IPO, at the then fair market value upon commencement of the Second Renewal Term.

    In connection with the issuance of the Greenhill Initial Term warrants, the Company recorded expense of approximately $554,000 representing the fair market value of the warrants, associated with the initial term of the contract, calculated using the Black-Scholes pricing model.

KIRSHENBAUM BOND PARTNERS:

    In June 1999, the Company entered into an agreement with Kirshenbaum Bond Partners ("KBP") whereby KBP will develop and build an advertising and branding campaign for the Company in exchange for monthly fees to be paid in cash and warrants to purchase shares of the Company's common stock. All warrants issued under this agreement will have a strike price of $0.01 and are immediately exercisable. The agreement also provides that, after the Company has completed its IPO, all monthly fees are to be paid only in cash.

    In connection with the KBP warrants issued through September 30, 1999, the Company recorded expense of approximately $127,168, representing the fair market value of the warrants calculated using the Black-Scholes pricing model.

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

SAPIENT CORPORATION:

    In May 1999, the Company entered into an agreement with Sapient Corporation ("Sapient") whereby Sapient will assist the Company in developing its OPUSRM product in exchange for warrants to immediately purchase 80,000 shares of Common Stock at $1.25. In connection with the granting of warrants to Sapient, the Company recorded expense of approximately $99,000, representing the fair market value of the warrants calculated using the Black-Scholes pricing model.

STOCK OPTIONS:

    In October 1998, the Company adopted the 1998 Stock Option Plan ("Plan") which provides for the granting of non-qualified and incentive stock options to employees, board members and advisors. Options granted under the Plan are for periods not to exceed ten years.

    For the nine months ended September 30, 1999, the Company, in connection with the granting of 2,325,250 stock options to employees and board members, recorded deferred compensation expense of $3,804,326. This represents the difference between the deemed fair value of the Company's common stock, for accounting purposes based upon subsequent valuation events, and the exercise price of related options. Deferred compensation related to employees and board members is being amortized over the vesting period of the options, which is generally four years. The amount recognized as expense during the nine months ended September 30, 1999 relating to employee and board member options amounted to $389,778. Excluding additional options granted to employees and board members after September 30, 1999, the Company expects to amortize unamortized deferred compensation expense of $3,414,548 as follows:

For the three months ended December 31, 1999................  $237,770
For the year ended December 31, 2000........................  $951,081
For the year ended December 31, 2001........................  $951,081
For the year ended December 31, 2002........................  $951,081
For the year ended December 31, 2003........................  $323,535

    In connection with the granting of 115,125 stock options in 1999 to non-employees, the Company recorded deferred compensation expense of approximately $632,847 for the nine months ended September 30, 1999. The Company will amortize deferred compensation for those options issued to non-employees in accordance with EITF 96-18 and will record expense for the fair market value of the options at each interim reporting date over which the options vest. The amount recognized as expense during the nine months ended September 30, 1999 relating to non-employee options amounted to $23,149. The Company cannot presently determine the amount of future compensation expense it may record related to options issued to non-employees as these amounts are subject to adjustment based on the fair market value of the underlying options at each reporting date.

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

    The following transactions occurred with respect to the Company's 1998 Stock Option Plan:

                                                                      Weighted
                                                                      Average
                                                        Shares     Exercise Price
                                                      ----------   --------------
Granted.............................................     950,000       $ 0.82
Canceled............................................          --           --
                                                      ----------
Outstanding, December 31, 1998......................     950,000         0.82
Granted.............................................   2,518,275         1.11
Canceled............................................    (357,900)       (0.96)
                                                      ----------
Outstanding, September 30, 1999.....................   3,110,375       $ 1.04
                                                      ==========

    The following table summarizes information concerning outstanding options at December 31, 1998:

                          Options Outstanding
                     ------------------------------                        Options Exercisable
                                      Weighted-                        ----------------------------
                                       Average          Weighted-                       Weighted
     Range of          Number         Remaining          Average         Number         Average
  Exercise Price     Outstanding   Contractual Life   Exercise Price   Outstanding   Exercise Price
  --------------     -----------   ----------------   --------------   -----------   --------------
    $0.48-$0.67         475,000          9.83              $0.57          20,671          $0.57
    $0.75-$1.01         240,000          9.90              $0.91           5,692          $0.87
    $1.18-$1.25         235,000          9.98              $1.21           1,318          $1.21
                      ---------                                          -------
                        950,000                                           27,681
                      =========                                          =======

    The following table summarizes information concerning outstanding options at September 30, 1999:

                          Options Outstanding
                     ------------------------------                        Options Exercisable
                                      Weighted-                        ----------------------------
                                       Average          Weighted-                       Weighted
     Range of          Number         Remaining          Average         Number         Average
  Exercise Price     Outstanding   Contractual Life   Exercise Price   Outstanding   Exercise Price
  --------------     -----------   ----------------   --------------   -----------   --------------
    $0.48-$0.67       2,065,000          9.43              $0.52         296,823          $0.53
    $0.75-$1.01         240,000          9.09              $0.91          50,569          $0.90
    $1.18-$1.25         179,100          9.33              $1.20          39,655          $1.20
    $2.20-$2.77         616,525          9.55              $2.74          28,501          $2.71
       $4.00              9,750          9.84              $4.00             417          $4.00
                      ---------                                          -------
                      3,110,375                                          415,965
                      =========                                          =======

    Pro forma information regarding net loss is required by SFAS No. 123 which also requires that the information be determined as if the Company has accounted for its stock options under the fair value method

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

of the statement. The fair value for these options was estimated using the minimum value method with the following assumptions:

                                                     1998                   1999
                                             ---------------------  ---------------------
Average risk-free interest rate............      4.68% ~ 5.07%              4.63% ~ 5.23%
Dividend yield.............................          0.0%                            0.0%
Average life...............................        6.9 years                    6.8 years

    Because determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be representative of future periods. The Company's pro forma information is as follows:

                                                       1998          1999
                                                   ------------  -------------
Pro forma net loss available to common
  stockholders...................................  $(1,038,646)  $(12,703,251)
Pro forma basic and diluted loss per share.......    $(0.17)        $(1.92)

(11) Segment Information

    In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company's reportable segments are business units that offer different products and services throughout the United States.

    The Company's reportable segments are as follows:

    - FREEAGENT.COM SERVICES--which includes FREEAGENT.COM, a web-site that enables independent professionals to manage their careers by offering access to project opportunities and corporate products and services; and, FREEAGENT E.OFFICE, a back-office and employer service for independent professionals. Independent professionals who elect to receive FREEAGENT E.OFFICE services are the Company's contractual employees for federal income tax purposes and for whom the Company prepares IRS Form W-2's. The Company enters into contracts with organizations for projects to be performed by FREEAGENT E.OFFICE employees, process invoices on their behalf and, upon receipt of amounts due from the contracting organization for the services rendered by the FREEAGENT E.OFFICE employees, remit the amount to them after deducting payroll taxes, the fees charged by the Company and directing amounts to their health insurance and 401(k) retirement plans, as directed by the FREEAGENT E.OFFICE employee.

    - APPLICATION AND PROCUREMENT SERVICES--which includes OPUS XCHANGE, a web-based platform designed to enable corporations, professional service firms, staffing vendors and other buyers of project-based labor to procure these services in an exchange-based environment by using search technologies to match people with projects; and, OPUSRM, a labor resource management service designed to centralize resource and project information and enable organizations to manage their internal and external labor resources.

    The Company's accounting policies for these segments are the same as those described in the summary of Significant Accounting Policies.

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

    The table below presents information about segments used by the chief operating decision-maker of Opus for the period from August 17, 1998 (inception) to December 31, 1998 and the nine months ended September 30, 1999.

                                          Application
                                              and
                                          Procurement   FreeAgent
                                           Services      Services       Total
                                          -----------   ----------   -----------
1999:
  Revenues..............................  $        --   $  241,269   $   241,269
  Gross (loss) profit...................      (92,985)     136,242        43,257
  Net loss before equity-based
    compensation charges................   (9,687,518)  (2,090,596)  (11,778,114)
  Total assets..........................   44,566,781    2,214,220    46,846,702

1998:
  Revenues..............................  $        --   $       --   $        --
  Gross profit..........................           --           --            --
  Net income (loss).....................   (1,034,722)          --    (1,034,722)
  Total assets..........................    5,832,358           --     5,832,358

    For the nine months ended September 30, 1999, the reconciliation between segment net loss and net loss from operations is as follows:

Segment net operating loss..................................  $(11,778,114)
Equity-based compensation...................................       716,911
Enterprise net operating loss...............................  $(12,495,025)

(12) Employee Benefit Plan

    During 1999 and 1998, the Company sponsored a 401(k) Defined Contribution Retirement Plan ("the Plan") under which substantially all full-time employees were eligible to participate. The Company made no matching contributions to the Plan during 1999 and 1998. In addition, the Company's Churchill subsidiary provides a separate 401(k) plan for its E.OFFICE MEMBERS.

    The Churchill plan allows for employees to contribute up to 15% of eligible compensation and a discretionary match by the Company. The Company's contribution to the subsidiary's 401(k) plan from May 27, 1999, the date Churchill was acquired, to September 30, 1999 was $345,674.

    The Company does not provide any post retirement or any post employment benefits.

(13) Events Subsequent to September 30, 1999 (Unaudited)

CAREERPATH.COM:

    On November 21, 1999, the Company entered into an agreement with CareerPath.com ("CareerPath") a Company that provides career counseling and job placement services on the Internet. The agreement provides for the Company and CareerPath to jointly develop a co-branded web-site that will feature the content and services of both companies. CareerPath and the Company agreed to jointly share up to $90,000 of the costs

                              OPUS360 CORPORATION

                               December 31, 1998
       (Amounts as of Nine Months ended September 30, 1999 are unaudited)

associated with building the site and will promote the site to each others member base. Any costs above $180,000 will be the responsibility of the Company.

    The Company and CareerPath agreed to a revenue sharing arrangement for transactions conducted through the co-branded site, including subscriptions for products and services and advertising revenue.

    As part of the agreement, the Company agreed to advance $500,000 to CareerPath against CareerPath's year one share of revenues generated on the co-branded site and to purchase $1.5 million of advertising on CareerPath's site as well as their affiliated newspapers.

    The Company has agreed to pay the revenue share advance and advertising fees in restricted common stock at a fair market value of $12.23 per share or 163,570 shares. Upon issuance of the stock to CareerPath, the Company will record the $500,000 revenue share advance and $1.5 million advertising advance as a subscription receivable and prepaid advertising, respectively.

JP MORGAN:

    In December 1999, the Company entered into an agreement with J.P. Morgan Corporation ("J.P. Morgan") whereby J.P. Morgan will assist the Company in developing its enhanced OPUS XCHANGE product in exchange for 26,000 shares of Opus Common Stock. The Company will charge to product development expense the fair market value of the shares issued to J.P. Morgan.

                          Independent Auditors' Report

To the Stockholder
The Churchill Benefit Corporation

    We have audited the accompanying balance sheets of The Churchill Benefit Corporation as of December 31, 1997 and 1998 and the related statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Churchill Benefit Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
October 8, 1999

                       THE CHURCHILL BENEFIT CORPORATION

                                 Balance Sheets

                           December 31, 1997 and 1998

                                                                 1997         1998
                                                              ----------   ----------
                           Assets
Current assets:
  Cash......................................................  $    3,564   $   83,916
  Accounts receivable.......................................   1,435,806    1,792,542
  Other current assets......................................          --        5,494
                                                              ----------   ----------
    Total current assets....................................   1,439,370    1,881,952
Property and equipment, net of accumulated depreciation of
  $7,890 in 1997 and $27,242 in 1998........................       9,678        6,522
                                                              ----------   ----------
                                                              $1,449,048   $1,888,474
                                                              ==========   ==========

            Liabilities and Stockholder's Equity
Current liabilities:
  Accounts payable and accrued expenses.....................  $   30,026   $   11,364
  Accrued wages.............................................   1,198,343    1,645,440
                                                              ----------   ----------
    Total current liabilities...............................   1,228,369    1,656,804
                                                              ----------   ----------

Stockholder's equity:
  Common stock, $1 par value, 1,000 shares authorized,
    issued and outstanding..................................       1,000        1,000
  Retained earnings.........................................     219,679      230,670
                                                              ----------   ----------
    Total stockholder's equity..............................     220,679      231,670
                                                              ----------   ----------
Commitments.................................................  $1,449,048   $1,888,474
                                                              ==========   ==========

              See the accompanying notes to financial statements.

                       THE CHURCHILL BENEFIT CORPORATION

                            Statements of Operations

                     Years ended December 31, 1997 and 1998

                                                                1997       1998
                                                              --------   --------
Revenues....................................................  $657,524   $798,813
Cost of revenues............................................    16,376     68,171
                                                              --------   --------
  Gross profit..............................................   641,148    730,642
General and administrative expenses.........................   525,031    523,662
                                                              --------   --------
  Operating income..........................................   116,117    206,980
Interest income.............................................     2,343      2,544
                                                              --------   --------
  Net income................................................  $118,460   $209,524
                                                              ========   ========

Basic and diluted net loss per share........................  $ 118.46   $ 209.52
                                                              ========   ========
Weighted average shares outstanding used in basic and fully
  diluted net loss..........................................     1,000      1,000
                                                              ========   ========

                See accompanying notes to financial statements.

                       THE CHURCHILL BENEFIT CORPORATION

                       Statements of Stockholder's Equity

                     Years ended December 31, 1997 and 1998

                                                           Common Stock                       Total
                                                        -------------------   Retained    Stockholder's
                                                         Shares     Amount    Earnings       Equity
                                                        --------   --------   ---------   -------------
Balance at December 31, 1996..........................   1,000      $1,000    $ 185,151     $ 186,151
Distribution to stockholder...........................      --          --      (83,932)      (83,932)
Net income............................................      --          --      118,460       118,460
                                                         -----      ------    ---------     ---------
Balance at December 31, 1997..........................   1,000       1,000      219,679       220,679
Distribution to stockholder...........................      --          --     (198,533)     (198,533)
Net income............................................      --          --      209,524       209,524
                                                         -----      ------    ---------     ---------
Balance at December 31, 1998..........................   1,000      $1,000    $ 230,670     $ 231,670
                                                         =====      ======    =========     =========

                See accompanying notes to financial statements.

                       THE CHURCHILL BENEFIT CORPORATION

                            Statements of Cash Flows

                     Years ended December 31, 1997 and 1998

                                                                1997        1998
                                                              ---------   ---------
Cash flows provided by operating activities:
  Net income................................................  $ 118,460   $ 209,524
  Adjustment to reconcile net income to net cash provided by operating activities:
    Depreciation............................................      5,007      19,352
    Cash provided by (used for) changes in:
      Accounts and unbilled receivables.....................   (426,297)   (356,736)
      Other current assets..................................         --      (5,494)
      Accounts payable and accrued expenses.................    (12,974)    (18,662)
      Accrued labor.........................................    517,005     447,097
                                                              ---------   ---------
        Net cash provided by operating activities...........    201,201     295,081
                                                              ---------   ---------
Cash flows used in investing activities:
  Additions to property and equipment.......................       (225)    (16,196)
                                                              ---------   ---------
        Net cash used in investing activities...............       (225)    (16,196)
                                                              ---------   ---------
Cash flows used in financing activities:
  Repayment of stockholder loan.............................    (21,704)         --
  Distributions to stockholders.............................    (83,932)   (198,533)
                                                              ---------   ---------
        Net cash used in financing activities                  (105,636)   (198,533)
        Net increase in cash and cash equivalents...........     95,340      80,352
Cash and cash equivalents at beginning of year..............    (91,776)      3,564
                                                              ---------   ---------
Cash and cash equivalents at end of year....................  $   3,564   $  83,916
                                                              =========   =========

                See accompanying notes to financial statements.

                       THE CHURCHILL BENEFIT CORPORATION

                         Notes to Financial Statements

                           December 31, 1997 and 1998

(1) Summary of Significant Accounting Policies

(A) OPERATIONS

    The Churchill Benefit Corporation (the "Company") was incorporated in 1986 under the laws of New Jersey and maintains its headquarters in Florida. The Company has reincorporated in the state of Delaware. The Company is an S-corporation and is owned by one individual.

    The Company was organized to provide back office services to independent professionals, including billing and collection, in exchange for a monthly fee. The Company treats each of these individuals as an employee for federal income tax purposes ("Contract Employees"). The monthly fee charged by the Company has varied over the years.

    The Company's Contract Employees are primarily information technology professionals and are responsible for finding their own customers. The Company then contracts, invoices and collects from the customers on behalf of the Contract Employees. As part of its agreement with the Contract Employees, the Company is not obligated to remit any money to the Contract Employee until it has collected from the customer for whom the Contract Employee has performed services. Upon collection, the Company remits the money to the employees after withholding the appropriate payroll taxes, the health and retirement benefits which the Contract Employee has elected to receive, and the Company's monthly fee. In certain cases, the Company will pay the employee prior to collection of the related receivable.

    BASIS OF PRESENTATION

    The accompanying financial statements reflect a change in how the Company recognizes revenue. The Company currently recognizes as revenue the monthly fee it charges to its Contract Employees for providing its E.OFFICE services as these services are provided. Previously, the Company recorded as revenue the gross billings from services provided by its Contract Employees to customers with whom the Company contracts, invoices and collects on behalf of its Contract Employees. The Company would then record a corresponding charge to cost of revenues for the same amount less its service fee. This change in the Company's revenue recognition policy has no effect on historical net income or loss.

    The Company believes its current revenue recognition policy clarifies its financial position and result of operations and is consistent with the view of the Securities and Exchange Commission on revenue recognition issued in Staff Accounting Bulletin No. 101. (See footnote 7).

(B) CASH

    The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents.

(C) ACCOUNTS RECEIVABLE AND ACCRUED WAGES PAYABLE

    Accounts receivable represents amounts invoiced by the Company on behalf of its Contract Employees for services rendered to a customer that has contracted with the Company. Included in accounts receivable is approximately $462,000 and $509,000 as of December 31, 1997 and 1998, respectively, representing services performed by the Company's Contract Employees prior to year-end and invoiced shortly thereafter. Accrued wages represents the amounts owed to the Company's Contract Employees for services rendered under contracts with third parties.

                       THE CHURCHILL BENEFIT CORPORATION

                           December 31, 1997 and 1998

(D) REVENUE RECOGNITION

    The Company recognizes as revenue the fees it charges to its contract employees in the period in which it provides its services.

(E) COST OF REVENUES

    Cost of revenues primarily includes salaries paid to the Company's staff that help administer the Company's services.

(F) PROPERTY AND EQUIPMENT

    Furniture and equipment consists of office furniture and computer equipment, and is being depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Depreciation expense totaled $5,007 and $19,932 for the years ended
December 31, 1997 and 1998, respectively.

(G) ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(H) INCOME TAXES

    The Company operates as an S-corproration under the Internal Revenue Code and therefore, was not subject to federal and state corporate income taxes. Under the S-corporation provision of the Code, the shareholders of the Company include their share of the Company's income on their personal income tax returns. Accordingly, these financial statements contain no provision or benefit and no assets or liabilities for federal or state income taxes.

    For the years ended December 31, 1997 and 1998, net income would have been approximately $71,100 and $125,700, respectively, assuming the Company's income before taxes was subject to a combined federal and state income tax rate of 40%.

(I) RECENT ACCOUNTING PRONOUNCEMENTS

    As of January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The adoption of this standard has had no impact on the Company's financial statements. Accordingly, the Company's comprehensive net loss is equal to its net loss for all periods presented.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer

                       THE CHURCHILL BENEFIT CORPORATION

                           December 31, 1997 and 1998

software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which establishes standards for the way that a public enterprise reports information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The Company has determined that it does not have any separately reportable business segments.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) Furniture and Equipment

    Furniture and equipment at December 31, 1997 and 1998 consist of the following:

                                                             1997       1998
                                                           --------   --------
Office equipment.........................................     4,749   $ 10,286
Office furniture.........................................     5,707      5,707
Computer equipment.......................................     7,112     17,771
                                                           --------   --------
  Total..................................................    17,568     33,764
Less accumulated depreciation............................    (7,890)   (27,242)
                                                           --------   --------
  Furniture and equipment, net...........................     9,678   $  6,522
                                                           ========   ========

    Depreciation expense for the years ended December 31, 1997 and 1998 totaled approximately $5,000 and $19,350, respectively, and is included in general and administrative expense in the accompanying statements of operations.

(3) Commitments

    The Company is obligated under various non-cancelable lease agreements primarily for office space that expire over the next two years. Future minimum rental payments under non-cancelable operating leases as of December 31, 1998 are:

                                                              Operating
                                                               Leases
                                                              ---------
1999........................................................   $28,282
2000........................................................    15,780
                                                               -------
Total minimum lease payments................................    44,062
                                                               =======

    Rental expense for the years ended December 31, 1997 and 1998 were $17,000 and $23,000 respectively.

                       THE CHURCHILL BENEFIT CORPORATION

                           December 31, 1997 and 1998

(4) Retirement Plans

    The Company has a 401(k) defined contribution retirement plan. The plan allows for employees to contribute up to 15% of eligible compensation and a discretionary match by the Company. The Company elected not to make any matching contributions for the years ended December 31, 1997 and 1998.

(5) Concentrations

    At December 31, 1997 and 1998, five clients accounted for $558,000 and $828,000 of unbilled and billed accounts receivable respectively.

(6) Subsequent Events

    On May 27, 1999, the Company entered into an agreement with the Opus360 Corporation ("Opus360"), whereby the sole shareholder of the Company sold 100% of the issued and outstanding shares of the Company in exchange for common stock of Opus360. Subsequent to sale, the Company became a wholly owned subsidiary of Opus360.

(7) Change in Accounting Policy

    The following table shows the impact of the Company's change in accounting policy regarding revenue recognition for the years ended December 31, 1997 and 1998.

                                          1997                     1998
                                 ----------------------   ----------------------
                                 Current     Previous     Current     Previous
                                 --------   -----------   --------   -----------
Revenue........................  $657,524   $13,219,650   $798,813   $19,682,012
Cost of revenue................    16,376    12,562,126     68,171    18,883,199
Gross profit...................   641,148       657,524    730,642       798,813
Net income.....................  $118,460   $   118,460   $209,524   $   209,524

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

SEC registration fee........................................  $17,160
NASD filing fee.............................................  $ 7,000
Nasdaq National Market listing fee..........................        *
Printing and engraving expenses.............................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue Sky fees and expenses..................................        *
Transfer agent and registrar fees...........................        *
Miscellaneous fees and expenses.............................        *
                                                              -------
    Total...................................................  $     *
                                                              =======

------------------------

*   To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors, officers and certain other persons in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant's restated certificate of incorporation and by laws will provide that, to the fullest extent permitted by the laws of the State of Delaware, no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Furthermore, the Registrant's certificate of incorporation provides that, except as prohibited by law, each of the Registrant's directors and officers is entitled to be indemnified by the Registrant against all expenses and liability incurred in connection with any legal proceeding brought against him or her by virtue of his or her position as a director or officer. This right to indemnification may extend to a person serving as an employee or other representative of the Registrant or a subsidiary of the Registrant. A person entitled to indemnification thereunder is entitled to have the Registrant advance to him or her the expenses of a legal proceeding brought against him or her.

    These provisions of the Registrant's certificate of incorporation and by laws do not eliminate the fiduciary duties of the directors and officers of the Registrant, and in appropriate circumstances, equitable remedies such as injunctive or other forms of relief will remain available under the laws of the State of Delaware. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, and for dividends or approval of stock repurchases or redemptions that are unlawful under the laws of the State of Delaware. This provision does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

    The DGCL also allows the Registrant to purchase insurance covering the Registrant's directors and officers against liability asserted against them in their capacity as directors and officers. The Registrant expects to obtain directors' and officers' liability insurance. The underwriting agreement to be entered into between the Registrant and FleetBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc., J.P. Morgan & Co. and E*OFFERING Corp., as representatives of the underwriters, also provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

    The Registrant has issued and sold the securities set forth below since its inception in August 1998.

1. On August 20, 1998, the Registrant issued 1 share of common stock to Ari B. Horowitz in consideration for services rendered to the Registrant.

2. In December 1998, the Registrant sold 6,332,486 shares of common stock, at prices ranging from $.05 per share to $.35 per share, to fifteen investors.

3. On December 24, 1998, the Registrant issued warrants to purchase 568,000 shares of common stock at an exercise price of $1.25 per share to six investors.

4. Between December 24, 1998 and April 15, 1999, the Registrant sold 8,284,000 shares of Series A preferred stock, at a price of $1.25 per share, to fifty-two investors.

5. On February 24, 1999, the Registrant issued a warrant to purchase 1,600 shares of common stock at an exercise price of $1.25 per share to an individual in consideration for services rendered to the Registrant.

6. On May 3, 1999, the Registrant issued a warrant to purchase 80,000 shares of common stock at an exercise price of $1.25 per share to Sapient Corporation.

7. On May 14, 1999, the Registrant issued a warrant to purchase 15,000 shares of common stock at an exercise price of $1.25 per share to Silicon Valley Bank.

8. On July 5, 1999, the Registrant issued a warrant to purchase 2,525 shares of common stock at an exercise price of $2.77 per share to an individual in consideration for services rendered to the Registrant.

9. On August 17, 1999, the Registrant issued a warrant to purchase 16,000 shares of common stock at an exercise price of $2.77 per share to Silicon Valley Bank.

10. On August 31, 1999, the Registrant issued a warrant to purchase 19,783 shares of common stock at an exercise price of $.01 per share to Kirshenbaum Bond & Partners in consideration for advertising services rendered to the Registrant.

11. In September and October 1999, the Registrant sold 8,676,727 shares of Series B preferred stock, at a price of $4.61 per share, to eighty-seven investors.

12. On October 15, 1999, the Registrant issued a warrant to purchase 300,000 shares of common stock at an exercise price of $4.61 per share to Greenhill in consideration for and in connection with financial advisory services rendered to the Registrant.

13. On November 30, 1999, the Registrant issued a warrant to purchase 7,457 shares of common stock at an exercise price of $.01 per share to Kirshenbaum Bond & Partners in consideration for advertising services rendered to the Registrant.

    Between October 1998 and November 30, 1999, the Registrant granted stock
options to purchase       of shares of common stock at exercise prices ranging
from $.50 to $4.61 per share to employees, consultants and directors pursuant to the Registrant's 1998 Plan.

    The above-described transactions were exempt from registration pursuant to either (i) Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions not involving a public offering or (ii) Rule 701 promulgated under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

Item 16(a). Exhibits and Financial Statement Schedules

 1.1*                   Underwriting Agreement.

 3.1                    Certificate of Incorporation of the Registrant.

 3.2*                   Amended and Restated Certificate of Incorporation of the
                        Registrant.

 3.3                    Bylaws of the Registrant.

 3.4*                   Amended and Restated Bylaws of the Registrant.

 4.1*                   Certificate for Shares.

 5.1*                   Opinion of O'Sullivan Graev & Karabell, LLP.

10.1                    Lease Agreement dated August 10, 1999, between the
                        Registrant and Samson Associates, LLC as amended.

10.2 Modification and Extension of Lease dated August 6, 1999, between the Registrant and Royal Realty Corp.

10.3                    Employment Agreement dated April 1, 1999, between the
                        Registrant and Ari B. Horowitz.

10.4                    Employment Agreement dated February 16, 1999, between the
                        Registrant and Carlos B. Cashman.

10.5                    Loan and Security Agreement dated May 19, 1999, between
                        Silicon Valley Bank and the Registrant.

10.6                    Loan and Security Agreement dated August 17, 1999, between
                        Silicon Valley Bank and the Registrant.

10.7*                   Registration Rights Agreement dated December 27, 1998, among the Registrant and the Investor Parties thereto.

10.8                    The Registrant's 1998 Stock Option Plan

10.9(+        )         Letter Agreement dated October 15, 1999, between the
                        Registrant and J.P. Morgan Corporation.

10.10(+       )         Letter Agreement dated November 21, 1999, between the
                        Registrant and CareerPath.com, Inc.

10.11                   Standard Form of FREEAGENT E.OFFICE services Agreement.

10.12                   Series A Securities Purchase Agreement dated December 24,
                        1998, among the Registrant and the signatories thereto.

10.13                   Series B Securities Purchase Agreement dated September 3,
                        1999, among the Registrant and the purchasers of the Series
                        B Convertible Preferred Stock.

10.14                   Agreement and Plan of Merger dated May 27, 1999, among the
                        Registrant, The Churchill Benefit Corporation, William Bahr
                        and Churchill Acquisition Corp.

21.1                    Subsidiaries of the Registrant.

23.1*                   Consent of O'Sullivan Graev & Karabell, LLP (included in
                        Exhibit 5.1).

23.2                    Consent of KPMG, LLP, independent accountants.

24.1                    Powers of Attorney (included on signature page).

27.1                    Financial Data Schedule.

99.1* Form of letter to holders of more than 100 shares of Safeguard Scientifics, Inc. describing the Safeguard
                        Subscription Program for Opus360 Corporation.

99.2*                   Form of Letter to Brokers describing the Safeguard
                        Subscription Program.

99.3*                   Form of Subscription Agreement for the Safeguard
                        Subscription Program.

99.4*                   Stock Purchase Agreement between the Registrant and
                        Safeguard Scientifics relating to the Safeguard Subscription
                        Program.

------------------------

*   To be filed by amendment.

+ We intend to request confidential treatment of certain provisions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. The entire agreement has been filed separately with the Securities and Exchange Commission.

Item 17. Undertakings.

    The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

    1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Opus360 Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of New York, State of New York, on December 20, 1999.

                                                       OPUS360 CORPORATION

                                                       By:  /s/ ARI B. HOROWITZ
                                                            -----------------------------------------
                                                            Ari B. Horowitz
                                                            CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                                            PRESIDENT

                               POWER OF ATTORNEY

    We, the undersigned directors and/or officers of Opus360 Corporation (the "Registrant"), hereby severally constitute and appoint Ari B. Horowitz and Richard McCann, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                   Title                       Date
                  ---------                                   -----                       ----
/s/ ARI B. HOROWITZ                            Chairman of the Board and Chief
------------------------------------             Executive Officer (Principal       December 21, 1999
Ari B. Horowitz                                  Executive Officer)

/s/ CARLOS B. CASHMAN                          Chief Technology Officer, Secretary
------------------------------------             and Director                       December 21, 1999
Carlos B. Cashman

                                               Senior Vice President, Chief
/s/ RICHARD MCCANN                               Financial Officer, and Assistant
------------------------------------             Secretary (Principal Financial     December 21, 1999
Richard McCann                                   Officer and Principal Accounting
                                                 Officer)

/s/ JAMES CANNAVINO                            Director
------------------------------------                                                December 21, 1999
James Cannavino

                  Signature                                   Title                       Date
                  ---------                                   -----                       ----
/s/ IRWIN LIEBER                               Director
------------------------------------                                                December 21, 1999
Irwin Lieber

/s/ ROGER J. WEISS                             Director
------------------------------------                                                December 21, 1999
Roger J. Weiss

/s/ BARRY RUBENSTEIN                           Director
------------------------------------                                                December 21, 1999
Barry Rubenstein

/s/ WILLIAM R. NUTI                            Director
------------------------------------                                                December 21, 1999
William R. Nuti

/s/ JOHN K. HALVEY                             Director
------------------------------------                                                December 21, 1999
John K. Halvey

/s/ JOHN L. DREW                               Director
------------------------------------                                                December 21, 1999
John L. Drew

                                 EXHIBIT INDEX

     Exhibit No.                                Description                             Page
---------------------   ------------------------------------------------------------  --------

  1.1*                  Underwriting Agreement.

  3.1                   Certificate of Incorporation of the Registrant.

  3.2*                  Amended and Restated Certificate of Incorporation of the
                        Registrant.

  3.3                   Bylaws of the Registrant.

  3.4*                  Amended and Restated Bylaws of the Registrant.

  4.1*                  Certificate for Shares.

  5.1*                  Opinion of O'Sullivan Graev & Karabell, LLP.

 10.1                   Lease Agreement dated August 10, 1999, between the
                        Registrant and Samson Associates, LLC as amended.

 10.2 Modification and Extension of Lease dated August 6, 1999, between the Registrant and Royal Realty Corp.

 10.3                   Employment Agreement dated April 1, 1999, between the
                        Registrant and Ari B. Horowitz.

 10.4                   Employment Agreement dated February 16, 1999, between the
                        Registrant and Carlos B. Cashman.

 10.5                   Loan and Security Agreement dated May 19, 1999, between
                        Silicon Valley Bank and the Registrant.

 10.6                   Loan and Security Agreement dated August 17, 1999, between
                        Silicon Valley Bank and the Registrant.

 10.7*                  Registration Rights Agreement dated December 27, 1998, among the Registrant and the Investor Parties thereto.

 10.8                   The Registrant's 1998 Stock Option Plan

 10.9(+       )         Letter Agreement dated October 15, 1999, between the
                        Registrant and J.P. Morgan Corporation.

 10.10(+      )         Letter Agreement dated November 21, 1999, between the
                        Registrant and CareerPath.com, Inc.

 10.11                  Standard Form of FREEAGENT E.OFFICE services Agreement.

 10.12                  Series A Securities Purchase Agreement dated December 24,
                        1998, among the Registrant and the signatories thereto.

 10.13                  Series B Securities Purchase Agreement dated September 3,
                        1999, among the Registrant and the purchasers of the Series
                        B Convertible Preferred Stock.

 10.14                  Agreement and Plan of Merger dated May 27, 1999, among the
                        Registrant, The Churchill Benefit Corporation, William Bahr
                        and Churchill Acquisition Corp.

 21.1                   Subsidiaries of the Registrant.

 23.1*                  Consent of O'Sullivan Graev & Karabell, LLP (included in
                        Exhibit 5.1).

 23.2                   Consent of KPMG, LLP, independent accountants.

 24.1                   Powers of Attorney (included on signature page).

 27.1                   Financial Data Schedule.

     Exhibit No.                                Description                             Page
---------------------   ------------------------------------------------------------  --------
 99.1*                  Form of letter to holders of more than 100 shares of
                        Safeguard Scientifics, Inc. describing the Safeguard
                        Subscription Program for Opus360 Corporation.

 99.2*                  Form of Letter to Brokers describing the Safeguard
                        Subscription Program.

 99.3*                  Form of Subscription Agreement for the Safeguard
                        Subscription Program.

 99.4*                  Stock Purchase Agreement between the Registrant and
                        Safeguard Scientifics relating to the Safeguard Subscription
                        Program.

------------------------

*   To be filed by amendment.

+ We intend to request confidential treatment of certain provisions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. The entire agreement has been filed separately with the Securities and Exchange Commission.